Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279385

PROSPECTUS

Jet.AI Inc.

30,100,000 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 30,100,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), by the selling stockholder identified herein (collectively, with any of such stockholder’s transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholder”). The shares of Common Stock being registered hereunder include (i) 100,000 shares of Common Stock (the “Effectiveness Shares”) we issued to the Selling Stockholder on September 3, 2024 in lieu of paying an Effectiveness Fee (as defined herein); and (ii) up to 30,000,000 shares of Common Stock issuable upon conversion of (x) 50 shares of Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), held by the Selling Stockholder and issued pursuant to the Letter Agreement (as defined below) (the “Letter Agreement Shares”), and (y) 1,500 shares of Series B Preferred Stock issuable upon the exercise of a warrant (the “Warrant”) held by the Selling Stockholder (the “Warrant Conversion Shares,” and, together with the Effectiveness Shares and the Letter Agreement Shares, the “Shares”). For additional information on the Shares, see “Prospectus Summary - The Selling Stockholder Transaction.”

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the Shares. The Selling Stockholder acquired the Shares in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the resale of the Shares by the Selling Stockholder in this offering. All selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time on The Nasdaq Stock Market LLC (“Nasdaq”) or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Shares may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholder may offer, sell, or dispose of their Shares. To the extent that the Selling Stockholder exercises all or part of the Warrant, we will receive the exercise price of such exercise. We will bear all fees and expenses incident to our obligation to register the Shares.

Our Common Stock is traded on Nasdaq under the symbol “JTAI”. On October 22, 2024, the last reported sale price of our Common Stock on Nasdaq was $0.0911 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Common Stock involves risks. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the Shares offered by them described in this prospectus. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part. The prospectus supplement or post-effective amendment may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, any post-effective amendment, and any applicable prospectus supplement and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the Selling Stockholder are making an offer to sell our Common Stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus before making an investment decision.

INDUSTRY AND MARKET DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained herein, and our beliefs and estimates based on such data, may not be reliable.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our shares of Common Stock. Before deciding to invest in our shares of Common Stock, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” beginning on page 10.

As used in this prospectus, unless the context requires otherwise, the terms “Company,” “Jet.AI,” “we,” “our” and “us” refer to Jet.AI Inc. (f/k/a Oxbridge Acquisition Corp.), and its consolidated subsidiaries.

Company Overview

Our business strategy combines concepts from fractional jet and charter jet programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery has the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed the Company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which originally functioned as a prospecting and quoting platform to arrange private jet travel with third party carriers. Following our acquisition of HondaJets, we began selling jet cards and fractional ownership interests in our aircraft. In 2023, we launched an AI-enhanced booking app called CharterGPT. Beginning in 2023, we launched our Jet.AI Operator Platform to provide a B2B software platform for SaaS products. Currently we offer the following SaaS software to aircraft owners and operators generally:

●	Reroute AI: recycles aircraft waiting to return to base into prospective new charter bookings to destinations within specific distances; and
●	DynoFlight: enables aircraft operators to estimate aircraft emissions then purchase carbon removal credits via our DynoFlight API.

We have also established a specific version of a private jet by-the-seat booking tool for the Las Vegas Golden Knights and Cirrus Aviation via 380 Software LLC. 380 Software LLC is a by-the-seat charter joint venture between us and Cirrus Aviation.

Our strategy involves expanding our fleet of aircraft with larger aircraft capable of traveling longer distances, developing a national jet card program based on third party aircraft, further enhancing the AI functionality of Charter GPT, and expanding upon our B2B software offerings.

The Business Combination

On August 10, 2023, Jet.AI Inc., a Delaware corporation (f/k/a Oxbridge Acquisition Corp.), consummated a “Business Combination” pursuant to the Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023, by and among Oxbridge Acquisition Corp. (“Oxbridge”), the Merger Subs and Jet Token. Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI, Inc., and promptly thereafter, (a) OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”) merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc.; and (b) Jet Token merged with and into Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”) (each merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

The Business Combination resulted in certain securities of Oxbridge and Jet Token being converted into securities of the Company. As a result of the Business Combination and certain actions taken by the Company following the Business Combination, Jet.AI Inc. has one class of common stock, listed on Nasdaq under the ticker symbol “JTAI”. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Combination” for a further discussion of the terms of the Business Combination.

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Certain Financing Arrangements

Prior to and in connection with the Business Combination, we entered into certain financing arrangements intended to provide us with equity-based financing, including (i) a Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), entered into by Jet Token and GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assigned to the Company upon the closing of the Business Combination (the “Closing”); and (ii) a Forward Purchase Agreement entered into on August 6, 2023 (as amended on August 31, 2023 and October 2, 2023) with (a) Meteora Capital Partners, LP (“MCP”), (b) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (c) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Meteora”) for OTC Equity Prepaid Forward Transactions. In connection with the Business Combination, we also entered into settlement agreements with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”), and with OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”), the sponsor of Oxbridge, each providing for the issuance of equity in satisfaction of Oxbridge payment obligations.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – “Liquidity and Capital Resources – Overview” for a further discussion of the terms of these financing arrangements and other recent financing transactions.

The Selling Stockholder Transaction

General

On March 28, 2024, Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and certain other transaction documents described below with the Selling Stockholder in connection with a private placement which closed on March 29, 2024 (the “Closing Date”), which we collectively refer to as the “Selling Stockholder Transaction”.

Pursuant to the Securities Purchase Agreement, the Company agreed to issue to the Selling Stockholder (a) 150 shares of Series B Preferred Stock, which are convertible into shares of Common Stock, (b) the Warrant to purchase up to 1,500 shares of Series B Preferred Stock at an exercise price of $10,000 per share, and (c) 250,000 shares of Common Stock.

The Company received gross proceeds of approximately $1.5 million, not including customary placement fees and reimbursement of certain amounts payable to Maxim as placement agent and other expenses payable by the Company in connection with the Selling Stockholder Transaction. This amount excludes the proceeds, if any, from the exercise of the Warrant. The Company used net proceeds received at the initial closing, intends to use the proceeds upon any further exercise of the Warrant for working capital, capital expenditures, product development, and other general corporate purposes. The Company has not allocated specific amounts of net proceeds for any of these purposes.

Series B Preferred Stock

On March 28, 2024, we filed a Certificate of Designations of the Series B Preferred Stock with the Secretary of State of the State of Delaware, which provides for the issuance of up to 5,000 shares of Series B Preferred Stock (the “Certificate of Designations”). The Series B Preferred Stock ranks pari passu with the Company’s Series A Preferred Stock and its Series A-1 Preferred Stock and senior to all other capital stock of the Company.

Each share of Series B Preferred Stock converts into a number of shares of our Common Stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by the Selling Stockholder. From time to time the Selling Stockholder may convert Series B Preferred Stock into Common Stock which it may liquidate and thereafter receive additional shares of Common Stock pursuant to subsequent conversions of its Series B Preferred Stock. Although the beneficial ownership limitation imposes a legally binding limitation on the Selling Stockholder’s beneficial ownership at any point in time, it does not prohibit the Selling Stockholder from, over time, receiving shares of Common Stock upon separate conversions of its shares of Series B Preferred Stock that, in the aggregate and over a period of time, exceed the beneficial ownership limitation.

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Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering the Selling Stockholder’s resale of Common Stock issuable upon conversion of the shares of Series B Preferred Stock, the shares of Series B Preferred Stock will automatically convert into shares of Common Stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price (“VWAP”) of our Common Stock over a period beginning on the trading day after we deliver shares of Common Stock upon such conversion to the Selling Stockholder and ending on the trading day on which the aggregate dollar trading volume of our Common Stock exceeds seven times the applicable conversion amount, subject to a five-trading day minimum period for such calculation, and subject to certain adjustments.

If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the registration rights agreement entered into with the Selling Stockholder on March 29, 2024 (the “Registration Rights Agreement”), suspension of trading of the Common Stock, or our failure to convert the Series B Preferred Stock into Common Stock when a conversion right is exercised, then we may be required to redeem the Series B Preferred Stock for cash at 110% of its stated value.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.5 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Other Transaction Documents

The Warrant exercise price is initially set at $10,000 per share of Series B Preferred Stock, subject to adjustment for certain events, such as stock splits, issuance of additional shares as a dividend or otherwise. If the Warrant is exercised in full for cash, the Company would receive additional gross proceeds of approximately $15.0 million. The Company cannot predict when or if the Warrant will be exercised. It is possible that the Warrant may never be exercised. At any time when the Warrant is exercisable for less than 1,000 shares of Series B Preferred Stock, the Company has the right to redeem all or a portion of the Warrant by paying to the Selling Stockholder in cash $100 per share of Series B Preferred Stock that would otherwise be issuable pursuant to the Warrant.

Pursuant to the Securities Purchase Agreement, the Company agreed to submit to its stockholders a proposal to approve the issuance of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with Nasdaq Rules at a special meeting of stockholders at the earliest practicable date after the date of the Securities Purchase Agreement, but in no event later than ninety (90) days after the Closing Date. The Company entered into a voting agreement (the “Voting Agreement”) with Michael Winston, the Company’s Interim Chief Executive Officer, and the Sponsor, who together held approximately 43.6% of the voting power of the Company as of the record date for the Company’s annual meeting of stockholders, agreeing to vote in favor of the proposal. At its annual meeting of stockholders, which took place on September 24, 2024, the Company sought stockholder approval for the potential issuance of shares of Common Stock pursuant to the Selling Stockholder Transaction in an amount that, upon issuance, could result in the issuance of shares of Common Stock in an amount in excess of 20% of the Company’s outstanding shares of Common Stock at a price less than the “minimum price” as defined by and in accordance with Nasdaq Listing Rule 5635(d). The Company’s stockholders approved such potential issuance at the annual meeting. The Securities Purchase Agreement obligates the Company to reserve no less than 200% of the maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock outstanding, using an alternate conversion method (the “Required Reserve Amount”). The Company and the Selling Stockholder have agreed that the Required Reserve Amount is 45,000,000 shares of Common Stock. In order to meet that obligation, the Company sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Common Stock to 200,000,000 at its annual meeting of stockholders. The Company received such approval on September 24, 2024.

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Additionally, the Company entered into the Registration Rights Agreement, which, among other things, provides that the Company will register the resale of the 250,000 shares of Common Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, including shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock issuable upon exercise of the Warrant. The Company was required to prepare and file a registration statement with the SEC no later than 30 days following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) but in no event later than May 15, 2024 (the “Filing Failure”, and such deadline, the “Filing Deadline”), and to use its commercially reasonable efforts to have the registration statement and any amendment declared effective no later than the earlier of the (a) 60th calendar day following the filing of the Form 10-K (or, if such registration statement is subject to a full review by the SEC, the 100th calendar day after such filing) and (b) 2nd business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”). The Company filed a registration statement on Form S-1 pursuant to the foregoing obligation by the Filing Deadline. Because this registration statement was not declared effective by the SEC by the Effectiveness Deadline, the Company was obligated to pay to the Selling Stockholder a fee of $100,000 (the “Effectiveness Fee”). On September 3, 2024, the Company issued to the Selling Stockholder 100,000 shares of Common Stock (“Effectiveness Shares”) in lieu of paying the Effectiveness Fee in cash.

On September 24, 2024, the Company and the Selling Stockholder entered into a letter agreement (the “Letter Agreement”) that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Letter Agreement that the Company has undertaken or effected prior to the date of the Letter Agreement. As consideration for the waiver, the Company agreed to a release of the Selling Stockholder and its affiliates and issued an additional 50 shares of Series B Preferred Stock to the Selling Stockholder.

On October 10, 2024, the Company and the Selling Stockholder entered into a second letter agreement (the “Second Letter Agreement”) that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Second Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Second Letter Agreement. Such actions include the Company’s filing of an amendment to the registration statement on Form S-1 (File No. 333-281911) with the SEC and a registered direct offering. As consideration for the waiver, the Company agreed to change the Conversion Measurement Period (as defined in the Certificate of Designations) for the previously issued 200 shares of Series B Preferred Stock to begin on March 28, 2024 and to end in accordance with the Certificate of Designations.

The Company has also agreed to, among other things, indemnify the Selling Stockholder, its members, managers, directors, officers, partners, employees, agents, representatives and persons who control the Selling Stockholder under the registration statement from certain liabilities and pay all fees and expenses (excluding any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The securities issued pursuant to the Securities Purchase Agreement were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated under the Securities Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Copies of the Securities Purchase Agreement, the Voting Agreement, the Warrant, the Registration Rights Agreement, and the Letter Agreement are filed as Exhibits 10.30, 10.31, 4.5, 10.32, and 10.39, respectively, to the registration statement of which this prospectus forms a part. The above summary of such agreements and documents does not purport to be complete and is qualified in its entirety by reference to such agreements and are incorporated herein by reference herein.

Nasdaq Compliance

Our Common Stock is currently listed on Nasdaq under the symbol “JTAI”. On December 1, 2023, the Company received a notification letter (the “Initial Notice Letter”) from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity has fallen below the $10 million required minimum for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A) (the “Minimum Stockholders’ Equity Requirement”). The Company’s stockholders’ deficit as of December 31, 2023 was $(3,963,039). The Initial Notice Letter also noted that as of September 30, 2023, the Company did not meet The Nasdaq Global Market alternative listing criteria for the “Market Value” standard or the “Total Assets / Total Revenues” standard. The Initial Notice Letter further noted that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market, which would require the Company to, among other things, meet The Nasdaq Capital Market’s continued listing requirements. On August 14, 2024, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market to be effective as of the opening of trading on August 16, 2024.

On April 14, 2024, the Company received an additional notification letter from Nasdaq (the “Second Notice Letter”) stating that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of the Company’s Common Stock has been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). The notification of noncompliance has no immediate effect on the listing or trading of the Company’s Common Stock on Nasdaq. The Company has 180 calendar days, or until October 14, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the Minimum Bid Price Requirement by October 14, 2024, the Company may be eligible for an additional 180-calendar day compliance period because it elected to transfer to The Nasdaq Capital Market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. The Company’s failure to regain compliance during this period could result in delisting. The Company intends to actively monitor the bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

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On May 30, 2024, the Company received an additional notification letter from Nasdaq (the “Third Notice Letter”) stating that the Company has not regained compliance with the Minimum Stockholders’ Equity Requirement for continued listing discussed in the Initial Notice Letter, which it was required to meet by May 29, 2024 pursuant to its compliance plan. The Third Notice Letter notified the Company that, unless the Company requested an appeal hearing before the Nasdaq Hearings Panel (the “Panel”) by June 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on June 10, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq (such notification, the “Delisting Notice”).

As directed in the Third Notice Letter, the Company timely requested a hearing before the Panel and paid the applicable fee to appeal the Delisting Notice. The Delisting Notice has no immediate effect on the listing or trading of the Company’s Common Stock. The Company’s hearing request stayed the suspension of trading on the Company’s securities, and the Company’s securities continue to trade on Nasdaq. On August 14, 2024, in connection the implementation of the Company’s compliance plan, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market to be effective as of the opening of trading on August 16, 2024. Further the Nasdaq Hearings Panel granted the Company’s request to have until November 26, 2024 to demonstrate compliance with its previously submitted plan, a deadline that the Company believes to be attainable. The Company is working diligently to cure the deficiencies set forth in the Delisting Notice and plans to regain compliance with the continued listing requirements as soon as practicable.

Although the Company believes it will be able to achieve compliance with Nasdaq’s continued listing requirements, there can be no assurance that the Company will be able to regain compliance with such requirements, or maintain compliance with any other listing requirements within the time frame required by Nasdaq or at all, particularly if the Company’s stock price trades below $1.00 for a sustained period. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq as set forth in the Delisting Notice.

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

●	The Company is an early-stage company with a limited operating history.
●	The Company may not be able to continue to operate its business if it is not successful in securing additional fundraising and, as a result, may not be able to continue as a going concern.
●	The Company may not be able to successfully implement its growth strategies.
●	The Company’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.
●	If the Company cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, the Company may not succeed.
●	The Company may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.
●	The Company’s business and reputation rely on, and will continue to rely on, third parties.
●	Demand for the Company’s products and services may decline due to factors beyond its control.
●	The Company faces a high level of competition with numerous market participants with greater financial resources and operating experience.
●	Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.
●	The Company’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.
●	The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
●	The supply of pilots to the airline industry is limited and may negatively affect the Company’s operations and financial condition. Increases in labor costs may adversely affect the Company’s business, results of operations and financial condition.
●	The Company is exposed to operational disruptions due to maintenance.
●	Significant increases in fuel costs could have a material adverse effect on the Company’s business, financial condition and results of operations.
●	If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, the Company may not be able to attract or retain members, and its operating results may be adversely affected.
●	The demand for the Company’s services is subject to seasonal fluctuations.
●	If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares, limit our ability to access existing liquidity facilities and make obtaining future financing more difficult for us.
●	Stockholders may experience dilution of their ownership interest due to the issuance of additional shares of Common Stock upon the conversion of the Series B Preferred Stock, especially since the Series B Preferred Stock has fluctuating conversion rates that are set at a discount to market prices of our shares of Common Stock during the period immediately following conversion.

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●	The issuances of additional shares of Common Stock under the Share Purchase Agreement and the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Common Stock.
●	Certain existing stockholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price.
●	Sales of Common Stock, or the perception of such sales, by us or the Selling Stockholder pursuant to this prospectus in the public market or otherwise could cause the market price for Common Stock to decline and the Selling Stockholder still may receive significant proceeds.

THE OFFERING

Common Stock offered by Selling Stockholder	Up to 30,100,000 shares of Common Stock.

Common Stock outstanding prior to this offering	141,689,977 shares of Common Stock (as of October 22, 2024).

Common stock to be outstanding after this offering	171,789,977 shares of Common Stock, assuming the sale of all of the Shares.

Use of proceeds

We will not receive any proceeds from the sale of the Shares offered by the Selling Stockholder, except with respect to amounts received by us upon exercise of the Warrant.

We will receive up to an aggregate of approximately $15.0 million from the exercise of the Warrant, assuming the exercise in full of the Warrant.

We expect to use proceeds from the exercise of the Warrant, if any, for general corporate and working capital purposes. The exercise price of the Warrant is $10,000 per share of Series B Preferred Stock, subject to adjustment for certain events. See “Use of Proceeds” on page 92 for additional information.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Market for the Common Stock	Our Common Stock is traded on Nasdaq under the symbol “JTAI”.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risks described below in addition to the other information contained in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our Common Stock. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks Related to the Company’s Business

The Company is an early-stage company with a limited operating history.

The Company’s predecessor operating company Jet Token, Inc. was formed on June 4, 2018. Accordingly, the Company has a limited history upon which an investor can evaluate its performance and future prospects. The Company has a short history and a limited number of aircraft and related customers. The Company’s current and proposed operations are subject to all business risks associated with newer enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its markets, difficulty in managing its growth and the entry of competitors into the market. The Company has incurred net losses to date and anticipates continuing net losses for the foreseeable future. The Company cannot assure you that it will be profitable in the foreseeable future or generate sufficient profits to pay dividends. If the Company does achieve profitability, the Company cannot be certain that it will be able to sustain or increase such profitability. The Company has not consistently generated positive cash flow from operations, and it cannot be certain that it will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, the Company must accomplish numerous objectives, including broadening and stabilizing its sources of revenue and increasing the number of paying members to its service. Accomplishing these objectives may require significant capital investments. The Company cannot be assured that it will be able to achieve these objectives.

The Company may not be able to continue to operate its business if it is not successful in securing additional fundraising and, as a result, may not be able to continue as a going concern.

The Company is dependent on funds from its operations, proceeds from its financing arrangements and additional fundraising in order to sustain its ongoing operations. The Company has suffered recurring losses from operations and has a significant accumulated deficit. As a result of these recurring losses from operations, negative cash flows from operating activities and the need for additional capital there is substantial doubt of the Company’s ability to continue as a going concern. Therefore, our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in its report on the Company’s audited financial statements for the year ended December 31, 2023. The financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), which contemplate that the Company will continue to operate as a going concern. The Company’s financial statements do not contain any adjustments that might result if it is unable to continue as a going concern. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. In such circumstances, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its products, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

The Company may not be able to successfully implement its growth strategies.

The Company’s growth strategies include, among other things, expanding its addressable market by opening up private aviation to non-members through our marketplace, expanding into new domestic markets and developing adjacent businesses. The Company faces numerous challenges in implementing its growth strategies, including its ability to execute on market, business, product/service and geographic expansions. The Company’s strategies for growth are dependent on, among other things, its ability to expand existing products and service offerings and launch new products and service offerings. Although the Company devotes significant financial and other resources to the expansion of its products and service offerings, its efforts may not be commercially successful or achieve the desired results. The Company’s financial results and its ability to maintain or improve its competitive position will depend on its ability to effectively gauge the direction of its key marketplaces and successfully identify, develop, market and sell new or improved products and services in these changing marketplaces. The Company’s inability to successfully implement its growth strategies could have a material adverse effect on its business, financial condition and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

The Company’s operating results are expected to be difficult to predict based on a number of factors that also will affect its long-term performance.

The Company expects its operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside its control and difficult to predict. As a result, period-to-period comparisons of the Company’s operating results may not be a good indicator of its future or long-term performance. The following factors may affect the Company from period-to-period and may affect its long-term performance:

●	the Company may fail to successfully execute its business, marketing and other strategies;

●	the Company’s ability to grow complementary products and service offerings may be limited, which could negatively impact its growth rate and financial performance;

●	the Company may be unable to attract new customers and/or retain existing customers;

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●	the Company may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and the Company cannot be sure that additional financing will be available;

●	the Company’s historical growth rates may not be reflective of its future growth;

●	the Company’s business and operating results may be significantly impacted by general economic conditions, the health of the U.S. aviation industry and risks associated with its aviation assets;

●	litigation or investigations involving the Company could result in material settlements, fines or penalties and may adversely affect the Company’s business, financial condition and results of operations;

●	existing or new adverse regulations or interpretations thereof applicable to the Company’s industry may restrict its ability to expand or to operate its business as intended and may expose the Company to fines and other penalties;

●	the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have an adverse effect on the Company’s business;

●	some of the Company’s potential losses may not be covered by insurance, and the Company may be unable to obtain or maintain adequate insurance coverage; and

●	the Company is potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on its business, cash flow, results of operations or financial condition.

The Company’s business is primarily focused on certain targeted geographic regions, making it vulnerable to risks associated with having geographically concentrated operations.

Jet.AI’s customer base is primarily concentrated in certain geographic regions of the United States. As a result, Jet.AI’s business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions, catastrophic events or other disruptions. As Jet.AI seeks to expand in its existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of the Company’s business may increase.

If the Company cannot internally or externally finance its aircraft or generate sufficient funds to make payments to external financing sources, the Company may not succeed.

As is customary in the aviation industry, the Company is reliant on external financing for the acquisition of its aircraft and is likely to need additional financing in the future in order to grow its fleet. If the Company is unable to generate sufficient revenue or other funding to make payments on this lease arrangement, the lessor may take back the aircraft, which would have a material adverse effect on the Company’s business and reputation. Furthermore, if the Company does not have access to external financing for future aircraft, for whatever reason, including reasons relating to the Company’s business or prospects or the broader economy, the Company may not be in a position to grow and/or survive.

The Company may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.

The Company anticipates needing access to credit in order to support its working capital requirements as it grows. Interest rates are rising, and it is a difficult environment for obtaining credit on favorable terms. If the Company cannot obtain credit when needed, the Company may issue debt or equity securities to raise funds, modify its growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in the Company. If the Company is unable to find additional capital on favorable terms, then it is possible that it will choose to cease its sales activity. In that case, the only asset remaining to generate a return on your investment could be the Company’s intellectual property. Even if the Company is not forced to cease its sales activity, the unavailability of capital could result in the Company performing below expectations, which could adversely impact the value of your investment.

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The Company’s business and reputation rely on, and will continue to rely on, third parties.

The Company has relied on a third-party app developer to develop the initial versions of its App and the Company may continue to rely on third parties for future development of portions of any new or revised App. In place of a third-party app developer, the Company relies both on internal development and freelance contractors supervised by the Company’s Chief Technology Officer. The Company intends to continue to build its internal development team and to gradually decrease its reliance on external contractors for app development. If there were delays or complications in the further development of the App, this might result in difficulties that include but are not limited to the following:

●	Increased Development Costs: Extended development timelines can result in higher costs associated with personnel, software licenses, hardware, and other development resources. Delays may require additional investments to address technical issues, hire more personnel, or acquire additional technology or expertise to expedite the development process. These increased costs may negatively impact our financial performance and profitability.

●	Missed Time-to-Market Opportunities: Delays in App development may cause us to miss strategic market windows, limiting our ability to capture early adopters and gain a competitive advantage. Competitors may seize the opportunity to launch similar apps, potentially eroding our market share and diminishing our growth prospects. Our ability to generate revenue and establish a strong market presence may be compromised as a result.

●	Customer Dissatisfaction and Loss of Trust: If delays or complications prolong the release of our App, it may lead to customer frustration and disappointment. Anticipation for the App’s availability may diminish, and users may turn to alternative solutions or competitors. Customer dissatisfaction can harm our reputation and brand image, resulting in a loss of trust and reducing customer loyalty and engagement with our products and services.

●	Negative Impact on Revenue and Financial Performance: The delay in launching our App may impact our revenue projections, financial forecasts, and investment plans. The inability to generate expected revenue streams can adversely affect our cash flow, profitability, and ability to meet financial obligations or raise additional capital. Our valuation and attractiveness to investors may also be negatively impacted.

●	Opportunity Costs and Competitive Disadvantage: Time spent on addressing delays and complications diverts management’s attention and resources away from other strategic initiatives or product developments. We may miss out on potential partnership opportunities, market expansions, or product enhancements, resulting in missed revenue and growth opportunities. Competitors who successfully launch their apps within a shorter timeframe may gain a competitive advantage over us.

●	Loss of Investor Confidence: Extended delays or ongoing complications may erode investor confidence in our ability to execute our business plan successfully. Investors may question our management’s capability, resulting in reduced investor interest, difficulty in raising funds, and a potential decline in our stock price. The loss of investor confidence can have broader implications for our overall financial stability and long-term viability.

The Company also expects to rely heavily on its existing operating partner, Cirrus Aviation Services, to maintain and operate the Company’s leased aircraft for charter services and the Company will rely on third party operators when its clients book flights through its platform with those operators. Both the Company and Cirrus actively book charters onto the Company’s aircraft. Cirrus books charters via its 24-hour charter department and the Company books charters via its App. The failure of these third parties to perform these roles properly may result in damage to the Company’s reputation, loss of clients, potential litigation and other costs. The Company may also experience delays, defects, errors, or other problems with their work that could have an adverse effect on its results and its ability to achieve profitability.

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The Company relies on third-party Internet, mobile, and other products and services to deliver its mobile and web applications and flight management system offerings to customers, and any disruption of, or interference with, the Company’s use of those services could adversely affect its business, financial condition, results of operations, and customers.

The Company’s platform’s continuing and uninterrupted performance is critical to its success. That platform is dependent on the performance and reliability of Internet, mobile, and other infrastructure services that are not under the Company’s control. While the Company has engaged reputable vendors to provide these products or services, the Company does not have control over the operations of the facilities or systems used by its third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of the Company’s third-party service provider’s service levels may adversely affect the Company’s ability to meet the requirements of its customers. While the Company believes it has implemented reasonable backup and disaster recovery plans, the Company has experienced, and expects that in the future it will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond the Company’s control. Sustained or repeated system failures would reduce the attractiveness of the Company’s offerings and could disrupt the Company’s customers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as the Company expands its products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm the Company’s reputation and brand, may adversely affect the usage of the Company’s offerings, and could harm the Company’s business, financial condition and results of operation.

The Company relies on third parties maintaining open marketplaces to distribute its mobile and web applications.

The success of the Company’s App relies in part on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make our App available for download. The Company cannot be assured that the marketplaces through which it distributes its App will maintain their current structures or that such marketplaces will not charge the Company fees to list its App for download.

The Company may be unable to adequately protect its intellectual property interests or may be found infringing on the intellectual property interests of others.

The Company’s intellectual property includes its trademarks, domain names, website, mobile and web applications, software (including our proprietary algorithms and data analytics engines), copyrights, trade secrets, and inventions (whether or not patentable). The Company believes that its intellectual property plays an important role in protecting its brand and the competitiveness of its business. If the Company does not adequately protect its intellectual property, its brand and reputation may be adversely affected and its ability to compete effectively may be impaired.

The Company protects its intellectual property through a combination of trademarks, domain names and other measures. The Company has registered its trademarks and domain names that it currently uses in the United States. The Company’s efforts may not be sufficient or effective. Further, the Company may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of its intellectual property. In addition, it may be possible for other parties to copy or reverse engineer the Company’s App or other technology offerings. Moreover, the Company’s proprietary algorithms, data analytics engines, or other software or trade secrets may be compromised by third parties or the Company’s employees, which could cause the Company to lose any competitive advantage it may have from them.

In addition, the Company’s business is subject to the risk of third parties infringing its intellectual property. The Company may not always be successful in securing protection for, or identifying or stopping infringements of, its intellectual property and it may need to resort to litigation in the future to enforce its rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that the Company’s intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As the Company expands and raises its profile, the likelihood of intellectual property claims being asserted against it grows. Further, the Company may acquire or introduce new technology offerings, which may increase the Company’s exposure to patent and other intellectual property claims. Any intellectual property claims asserted against the Company, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If the Company is unsuccessful in defending such a claim, it may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent it from using its intellectual property or making its offerings available to customers. Some intellectual property claims may require the Company to seek a license to continue its operations, and those licenses may not be available on commercially reasonable terms or may significantly increase the Company’s operating expenses. If the Company is unable to procure a license, it may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect the Company’s business, financial condition, or operations.

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A delay or failure to identify and devise, invest in and implement certain important technology, business, and other initiatives could have a material impact on the Company’s business, financial condition and results of operations.

In order to operate its business, achieve its goals, and remain competitive, the Company continuously seeks to identify and devise, invest in, implement and pursue technology, business and other important initiatives, such as those relating to aircraft fleet structuring, business processes, information technology, initiatives seeking to ensure high quality service experience, and others.

The Company’s business and the aircraft the Company operates are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. The Company’s future growth and financial performance will depend in part upon its ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with the Company’s product and services could result in its revenues decreasing over time. If the Company is unable to upgrade its operations or fleet with the latest technological advances in a timely manner, or at all, its business, financial condition and results of operations could suffer.

The Company is dependent on its information systems which may be vulnerable to cyber-attacks or other events.

The Company’s operations are dependent on its information systems and the information collected, processed, stored, and handled by these systems. The Company relies heavily on its computer systems to manage its client account balances, booking, pricing, processing and other processes. The Company receives, retains and transmits certain confidential information, including personally identifiable information that its clients provide. In addition, for these operations, the Company depends in part on the secure transmission of confidential information over public networks to charter operators. The Company’s information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. If the Company’s platform is hacked, these funds could be at risk of being stolen which would damage the Company’s reputation and likely its business. Any significant disruption or cyber-attacks on the Company’s information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm the Company’s reputation and expose it to regulatory or legal actions and adversely affect its business and its financial results.

Because the Company’s software could be used to collect and store personal information, privacy concerns in the territories in which the Company operates could result in additional costs and liabilities to the Company or inhibit sales of its software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. The Company is also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to the Company’s software and services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact the Company’s business as it depends on how such laws will be interpreted. As the Company expands its operations, compliance with privacy laws may increase its operating costs.

The Company may not have enough funds to sustain the business until it becomes profitable.

The Company may not accurately anticipate how quickly it may use its funds and whether these funds are sufficient to bring the business to profitability.

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Jet.AI is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Jet.AI’s provision for income taxes. Jet.AI’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Jet.AI’s operations, changes in Jet.AI’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Jet.AI believes its tax estimates are reasonable, if the Internal Revenue Service or any other taxing authority disagrees with the positions taken on its tax returns, Jet.AI could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Jet.AI’s business and future profitability.

One of the Company’s predecessors, Oxbridge Acquisition Corp., was organized under the laws of the Cayman Islands. Jet.AI is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Jet.AI’s operations and customers are located throughout the United States, Jet.AI is subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Jet.AI and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Jet.AI) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Jet.AI’s business and future profitability.

As a result of plans to expand Jet.AI’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Jet.AI’s after-tax profitability and financial results.

In the event that Jet.AI’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Jet.AI’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Jet.AI’s business.

Additionally, Jet.AI may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Jet.AI’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Jet.AI’s after-tax profitability and financial condition. Additionally, the Internal Revenue Service and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Jet.AI’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Jet.AI does not prevail in any such disagreements, Jet.AI’s profitability may be affected.

Jet.AI’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

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Jet.AI’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If the Company has experienced an ownership change at any time since its incorporation, Jet.AI may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Jet.AI’s stock ownership, which may be outside of Jet.AI’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Jet.AI’s use of accumulated state tax attributes. As a result, even if Jet.AI earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Jet.AI.

Jet.AI’s sole material asset is its direct and indirect interests in its subsidiaries and, accordingly, Jet.AI will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the Common Stock.

Jet.AI is a holding company and it has no material assets other than its direct and indirect equity interests in its subsidiaries. Jet.AI will have no independent means of generating revenue. To the extent Jet.AI’s subsidiaries have available cash, Jet.AI will cause its subsidiaries to make distributions of cash to pay taxes, cover Jet.AI’s corporate and other overhead expenses and pay dividends, if any, on the Common Stock. To the extent that Jet.AI needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Jet.AI or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Jet.AI’s liquidity and financial condition could be materially adversely affected.

Risks Related to the Company’s Operating Environment

Demand for the Company’s product and services may decline due to factors beyond its control.

Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism and increased security screening requirements.

In particular, the recurrence of a pandemic, whether COVID-19 or otherwise, may result in a decline in air travel. Additionally, the reimposition of travel restrictions and other measures intended to contain the spread of any such virus may contribute to a decline in demand for air travel. If travel remains in a general decline for a significant period of time, the Company may be unable to compete with more established operators and may not be able to achieve profitability in the medium term or at all.

More broadly, business jet travel is highly correlated to the performance of the economy, and an economic downturn, such as the current economic environment, which has been adversely affected by high rates of inflation, increasing interest rates, and low consumer sentiment, is likely to have a direct impact on the use of business jets. The Company’s customers may consider private air travel through its products and services to be a luxury item, especially when compared to commercial air travel. As a result, any economic downturn which has an adverse effect on the Company’s customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than the Company’s products and services. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. It is likely that the current economic downturn will impact demand for private jet travel for some time.

Any of these factors that cause the demand for private jet travel to decline may also result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our primary market currently. Delays also frustrate passengers, affecting the Company’s reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. The Company may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of its aircraft or an aircraft booked through our platform or any actual or alleged misuse of its platform or aircraft by customers in violation of law. Demand for the Company’s product and services may also decline due to actions that increase the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact the Company’s ability to establish its business and achieve profitability.

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The Company faces a high level of competition with numerous market participants with greater financial resources and operating experience.

The private air travel industry is extraordinarily competitive. Factors that affect competition in this industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. The Company plans to compete against private jet charter and fractional jet companies as well as business jet charter companies. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. Jet.AI’s access to a smaller aircraft fleet and regional focus puts it at a competitive disadvantage, particularly with respect to its appeal to business travelers who want to travel overseas.

The fractional private jet companies and many of the business jet charter companies have access to larger fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to the Company’s relatively small size, it is more susceptible to their competitive activities, which could prevent the Company from attaining the level of sales required to sustain profitable operations.

Recent consolidation in the industry, such as VistaJet’s acquisitions of XOJET and JetSmarter and Wheels Up’s acquisition of Delta Private Jets as well as Gama Aviation, a business jet services company, and increased consolidation in the future could further intensify the competitive environment the Company faces.

There can be no assurance that the Company’s competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect the Company’s business, financial condition and results of operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

Like other aviation companies, the Company’s business is affected by factors beyond its control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect the Company’s business.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect the Company to a greater degree than its competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on the Company’s business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on the Company’s business, results of operations and financial condition.

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The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. The Company may experience accidents in the future. These risks could endanger the safety of its customers, personnel, third parties, equipment, cargo and other property (both the Company’s and that of third parties), as well as the environment. If any of these events were to occur, the Company could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of the Company’s fleet and suspension or revocation of its operating authorities) and damage to its reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft the Company operates or charters, the Company could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of the Company’s insurance coverage available in the event of such losses would be adequate to cover such losses, or that the Company would not be forced to bear substantial losses from such events, regardless of its insurance coverage.

Moreover, any aircraft accident or incident, even if fully insured, and whether involving the Company or other private aircraft operators, could create a public perception that the Company is less safe or reliable than other private aircraft operators, which could cause customers to lose confidence and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving the Company or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by customers.

The Company incurs considerable costs to maintain the quality of (i) its safety program, (ii) its training programs and (iii) its fleet of aircraft. The Company cannot guarantee that these costs will not increase. Likewise, the Company cannot guarantee that its efforts will provide an adequate level of safety or an acceptable safety record. If the Company is unable to maintain an acceptable safety record, the Company may not be able to retain existing customers or attract new customers, which could have a material adverse effect on its business, financial condition and results of operations.

The supply of pilots to the airline industry is limited and may negatively affect the Company’s operations and financial condition. Increases in labor costs may adversely affect the Company’s business, results of operations and financial condition.

The Company’s pilots are subject to stringent pilot qualification and crew member flight training standards , which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require the Company to further increase its labor costs, which would result in a material reduction in its earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for the Company’s operations.

In addition, the Company’s operations and financial condition may be negatively impacted if it is unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA qualification standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of the Company’s pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support the Company’s operational needs.

Pilot attrition may negatively affect the Company’s operations and financial condition.

In recent years, the Company has observed significant volatility in pilot attrition as a result of pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. If attrition rates are higher than the availability of replacement pilots, the Company’s operations and financial results could be materially and adversely affected.

The Company is exposed to operational disruptions due to maintenance.

The Company’s fleet requires regular maintenance work, which may cause operational disruption. The Company’s inability to perform timely maintenance and repairs can result in its aircraft being underutilized which could have an adverse impact on its business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on the Company. Moreover, as the Company’s aircraft base increases, maintenance costs could potentially increase.

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Significant increases in fuel costs could have a material adverse effect on the Company’s business, financial condition and results of operations.

Fuel is essential to the operation of the Company’s aircraft and to the Company’s ability to carry out its transport services. Fuel costs are a key component of the Company’s operating expenses. A significant increase in fuel costs may negatively impact the Company’s revenue, margins, operating expenses and results of operations. While the Company may be able to pass increases in fuel costs on to its customers, increased fuel surcharges may affect the Company’s revenue and retention if a prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that affects the amount the Company’s customers choose to fly, it may have a material adverse effect on the Company’s business, financial condition and results of operations.

If efforts to continue to build a strong brand identity and improve member satisfaction and loyalty are not successful, the Company may not be able to attract or retain members, and its operating results may be adversely affected.

The Company must continue to build and maintain strong brand identity for its products and services, which have expanded over time. The Company believes that strong brand identity will continue to be important in attracting members. If the Company’s efforts to promote and maintain its brand are not successful, the Company’s operating results and our ability to attract members and other customers may be adversely affected. From time to time, the Company’s members and other customers may express dissatisfaction with its products and service offerings, in part due to factors that could be outside of the Company’s control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with the Company’s products and services is widespread or not adequately addressed, the Company’s brand may be adversely impacted and its ability to attract and retain members may be adversely affected. With respect to the Company’s planned expansion into additional markets, the Company will also need to establish its brand and to the extent it is not successful, the Company’s business in new markets would be adversely impacted.

Any failure to offer high-quality customer support may harm the Company’s relationships with its customers and could adversely affect the Company’s reputation, brand, business, financial condition and results of operations.

Through the Company’s marketing, advertising, and communications with its customers, the Company sets the tone for its brand as aspirational but also within reach. The Company’s strives to create high levels of customer satisfaction through the experience provided by its team and representatives. The ease and reliability of its offerings, including its ability to provide high-quality customer support, helps the Company attract and retain customers. The Company’s ability to provide effective and timely support is largely dependent on its ability to attract and retain skilled employees who can support the Company’s customers and are sufficiently knowledgeable about the Company’s product and services. As the Company continues to grow its business and improve its platform, it will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that the Company does not maintain high-quality support, could adversely affect the Company’s reputation, brand, business, financial condition and results of operations.

The demand for the Company’s services is subject to seasonal fluctuations.

Demand for the Company’s services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, the Company’s ability to provide agreed upon levels of service to its customers may deteriorate, which could have a negative impact on the Company’s reputation and its ability to succeed.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. The Company’s business is subject to significant regulation by the FAA, the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of the Company’s product or services may change and if they do then the selling of the Company’s product or service may no longer be possible or profitable. In addition, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and our results of operations.

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The Company’s failure to attract and retain highly qualified personnel in the future could harm its business.

The Company believes that its future success will depend in large part on its ability to retain or attract highly qualified management, technical and other personnel. The Company may not be successful in retaining key personnel or in attracting other highly qualified personnel. If the Company is unable to retain or attract significant numbers of qualified management and other personnel, the Company may not be able to grow and expand its business.

Risks Relating to Ownership of Common Stock

The Company has never paid cash dividends on its capital stock, and Jet.AI does not anticipate paying dividends in the foreseeable future.

The Company has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business, other than mandatory dividend payments on its preferred stock, subject to Delaware law. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on Jet.AI’s financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of Jet.AI’s Common Stock will be the sole source of gain for the foreseeable future.

The Company’s stock price may be volatile, and you may not be able to sell shares at or above the price at which you purchase shares or realize any value on your warrants.

Fluctuations in the price of the Common Stock could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control.

Factors affecting the trading price of our Common Stock may include:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to Jet.AI;

●	failure to meet or exceed financial estimates and projections of the investment community or that Jet.AI provides to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations, financings, or capital commitments;

●	the volume of shares of Common Stock available for public sale;

●	operating and stock price performance of other companies that investors deem comparable to Jet.AI;

●	Jet.AI’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting Jet.AI’s business;

●	Jet.AI’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving Jet.AI;

●	changes in financial estimates and recommendations by securities analysts concerning Jet.AI or the market in general;

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●	the timing and magnitude of investments in the growth of the business;

●	actual or anticipated changes in laws and regulations;

●	additions or departures of key management or other personnel;

●	increased labor costs;

●	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

●	the ability to market new and enhanced solutions on a timely basis;

●	sales of substantial amounts of the Common Stock by Jet.AI’s directors, executive officers, significant stockholders or the perception that such sales could occur, including as a result of transactions under the Share Purchase Agreement and the Forward Purchase Agreement;

●	trading volume of our Common Stock, including as a result of transactions under the Share Purchase Agreement and the Securities Purchase Agreement;

●	changes in capital structure, including future issuances of securities or the incurrence of debt and the terms thereof; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Jet.AI could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Jet.AI’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Anti-takeover provisions contained in the Company’s Certificate of Incorporation and applicable laws could impair a takeover attempt.

The Company’s Certificate of Incorporation afford certain rights and powers to the Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of our securities, and could also affect the price that some investors are willing to pay for our securities.

If we fail to comply with the continued listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our shares, limit our ability to access existing liquidity facilities and make obtaining future financing more difficult for us.

Our Common Stock is currently listed on Nasdaq under the symbol “JTAI”. On December 1, 2023, the Company received the Initial Notice Letter from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity had fallen below the $10 million Minimum Stockholders’ Equity Requirement. The Company’s stockholders’ deficit as of December 31, 2023 was $(3,963,039). The Initial Notice Letter also noted that as of September 30, 2023, the Company did not meet The Nasdaq Global Market alternative listing criteria for the “Market Value” standard or the “Total Assets / Total Revenues” standard. The Initial Notice Letter further noted that the Company may consider applying to transfer the Company’s securities to the Nasdaq Capital Market, which would require the Company to, among other things, meet Nasdaq’s continued listing requirements. On August 14, 2024, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from the Nasdaq Global Market to the Nasdaq Capital Market to be effective as of the opening of trading on August 16, 2024.

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On April 14, 2024, the Company received an additional notification letter from Nasdaq (the “Second Notice Letter”) stating that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of the Company’s Class A Common Stock had been below $1.00 Minimum Bid Price Requirement for 30 consecutive business days. The notification of noncompliance has no immediate effect on the listing or trading of the Company’s Common Stock on Nasdaq. The Company has 180 calendar days, or until October 14, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the Minimum Bid Price Requirement by October 14, 2024, the Company may be eligible for an additional 180-calendar day compliance period because it elected to transfer to The Nasdaq Capital Market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. The Company’s failure to regain compliance during this period could result in delisting. The Company intends to actively monitor the bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

On May 30, 2024, the Company received an additional notification letter from Nasdaq (the “Third Notice Letter”) stating that the Company has not regained compliance with the Minimum Stockholders’ Equity Requirement for continued listing discussed in the Initial Notice Letter, which it was required to meet by May 29, 2024 pursuant to its compliance plan. The Third Notice Letter notified the Company that, unless the Company requested an appeal hearing before the Nasdaq Hearings Panel (the “Panel”) by June 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on June 10, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq (such notification, the “Delisting Notice”).

As directed in the Third Notice Letter, the Company timely requested a hearing before the Panel and paid the applicable fee to appeal the Delisting Notice. The Delisting Notice has no immediate effect on the listing or trading of the Company’s Common Stock. The Company’s hearing request stayed the suspension of trading on the Company’s securities, and the Company’s securities continue to trade on Nasdaq. On August 14, 2024, in connection the implementation of the Company’s compliance plan, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market to be effective as of the opening of trading on August 16, 2024. Further the Nasdaq Hearings Panel granted the Company’s request to have until November 26, 2024 to demonstrate compliance with its previously submitted plan, a deadline that the Company believes to be attainable. The Company is working diligently to cure the deficiencies set forth in the Delisting Notice and plans to regain compliance with the continued listing requirements as soon as practicable.

Although the Company believes it will be able to achieve compliance with Nasdaq’s continued listing requirements, there can be no assurance that the Company will be able to regain compliance with all applicable requirements or maintain compliance with any other listing requirements within the time frame required by Nasdaq or at all, particularly if the Company’s stock price trades below $1.00 for a sustained period. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq as set forth in the Delisting Notice.

A delisting of our Common Stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our Common Stock; (ii) reducing the number of investors willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees. In addition, a delisting of our Common Stock would prevent us from being able to access financing under the Share Purchase Agreement. Furthermore, the Company may have to pay all or a portion of the $800,000 commitment fee due under the Share Purchase Agreement in cash if its shares are no longer listed. The Company may not have sufficient funds to be able to pay such fee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Stockholders may experience dilution of their ownership interest due to the issuance of additional shares of Common Stock upon the conversion of the Series B Preferred Stock, especially since the Series B Preferred Stock has fluctuating conversion rates that are set at a discount to the market price of our Common Stock during the period immediately following conversion.

We have raised approximately $1.5 million in financing through the issuance of, among other securities, shares of Series B Preferred Stock in the Selling Stockholder Transaction, and may issue additional shares of Series B Preferred Stock upon exercise of the Warrant for up to $15,000,000. The shares of Series B Preferred Stock automatically convert into shares of our Common Stock, subject to certain conditions and limitations, by the 10th trading day following their issuance at a conversion price based 90% of the trading price of our Common Stock, or 80% in the event we are delisted from Nasdaq. See “Prospectus Summary – The Selling Stockholder Transaction.” This could result in material dilution to existing stockholders of the Company. Because the conversion price is based upon the trading price of our Common Stock at the time of conversion, the number of shares into which the Series B Preferred Stock may be converted may increase without an upper bound. If the trading prices of our Common Stock is low when the conversion price of the convertible debt is determined, we would be required to issue a greater number of shares of Common Stock to the Selling Stockholder, which could cause substantial dilution to our stockholders. In addition, the holder of the Series B Preferred Stock converts and then sells our Common Stock, this could result in an imbalance of supply and demand for our Common Stock and reduce our stock price significantly. The further our stock price declines, the further the adjustment of the conversion price will fall and the greater the number of shares of Common Stock we will have to issue upon conversion, resulting in further dilution to our stockholders. Because a market price-based conversion formula can lead to dramatic stock price reductions and corresponding negative effects on both a company and its stockholders, convertible security financings with market price-based conversion ratios have colloquially been called “floorless,” “toxic,” and “death spiral,” convertibles.

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The issuances of additional shares of Common Stock under the Share Purchase Agreement and the GEM Warrant may result in dilution of future Jet.AI stockholders and have a negative impact on the market price of Common Stock.

The proceeds from the Business Combination, Forward Purchase Agreement and our existing cash and cash equivalents may not be sufficient to meet our working capital needs and we intend to draw on the Share Purchase Agreement to meet our cash needs. Further, our estimates may prove to be inaccurate, and we could spend our capital resources faster than we currently expect. Further, changing circumstances, some of which may be beyond our control, could also cause us to spend capital significantly faster than we currently anticipate, and we may need to seek additional funding sooner than planned. To the extent this occurs, it could impose significant dilution on the Company’s stockholders.

In addition to shares to be sold to GEM upon a drawdown, the Share Purchase Agreement entitles GEM to receive (i) payment of a commitment fee of $800,000 payable in either cash or Common Stock and (ii) the GEM Warrant. The shares issuable pursuant to the GEM Warrant were calculated on a fully diluted basis as of the closing of the Business Combination, which calculation included shares issuable upon exercise of the then outstanding JTAIW Warrants, the Private Placement Warrants, the Merger Consideration Warrants, Jet Token options and Jet Token RSU Awards. If the JTAIW Warrants, the Private Placement Warrants, Merger Consideration Warrants, Jet Token options and/or Jet Token RSU Awards are not exercised in full or at all, and GEM exercises the GEM Warrant, then GEM could hold significantly more than 6% of the outstanding Common Stock of Jet.AI on a non-diluted basis.

If the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant is subject to adjustment to 110% of our then current trading price.

The issuances of Common Stock pursuant to the GEM Warrant and the Share Purchase Agreement would result in dilution of future Jet.AI stockholders and could have a negative impact on the market price of Common Stock and Jet.AI’s ability to obtain additional financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Overview – Share Purchase Agreement” for a description of the GEM Warrant.

Certain existing stockholders purchased our securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price.

Given the relatively lower purchase prices that some of our stockholders paid to acquire some of their securities compared to the current trading price of our shares of common stock, these stockholders in some instances may earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of Common Stock at the time that such stockholders choose to sell their shares of Common Stock.

Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which some of our stockholders, particularly the Sponsor and Meteora, acquired shares of our Common Stock or the prices at which GEM may receive shares at the time of a drawdown under the Share Purchase Agreement.

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Sales of Common Stock, or the perception of such sales, by us, our significant stockholders or the Selling Stockholder in the public market or otherwise could cause the market price for Common Stock to decline and the Selling Stockholder may receive significant proceeds.

The sale of shares of Common Stock in the public market or otherwise, particularly sales by the Sponsor and our officers or directors following the expiration of lock-up restrictions in August 2024, or by the Selling Stockholder, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that is deemed appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Certain stockholders purchased or were issued securities at prices that may be significantly below the trading price of our Common Stock:

●	Sponsor paid approximately $0.009 per share, for 2,875,000 Class B Ordinary Shares; and
●	Sponsor and Maxim paid approximately $1.00 per warrant, for 5,760,000 Private Placement Warrants.

In connection with an extraordinary general meeting of Oxbridge shareholders in November 2022, in which Oxbridge asked its shareholders to vote to extend the date by which Oxbridge had to consummate a business combination, the holders of 10,313,048 Class A Ordinary Shares or approximately 90.0% of the shares with redemption rights at the time exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960. Subsequently, in connection with the Business Combination, holders of 1,144,215 of Oxbridge’s Class A Ordinary Shares, or approximately 96.4% of the shares with redemption rights at the time, exercised their right to redeem their shares for cash at a redemption price of approximately $11.10 per share, for an aggregate redemption amount of $12,655,017. On August 8, 2023, pursuant to the Forward Purchase Agreement, Meteora purchased 663,556 of the Class A Ordinary Shares from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Meteora purchased an additional 548,127 such shares.

We have an effective registration statement (SEC File No. 333-274432) covering the resale of up to 32,330,074 shares of Common Stock held by, or available upon exercise of warrants or other convertible securities by, certain of our stockholders, as well as the issuance by us of shares of Common Stock upon exercise of our outstanding warrants. Given the substantial number of shares of Common Stock registered for potential resale by these stockholders, the sale of shares by them, or the perception in the market that they intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Many of these stockholders have or may acquire their shares at a significant discount to the market price of our Common Stock. This will create an incentive for such stockholders to sell shares of our Common Stock because they purchased the shares at prices lower than the then-current trading price.

If securities or industry analysts do not publish or cease publishing research or reports about Jet.AI, its business or its market, or if they change their recommendations regarding the Common Stock adversely, the price and trading volume of the Common Stock could decline.

The trading market for the Common Stock will be influenced by the research and reports that industry or securities analysts may publish about Jet.AI, its business, its market or its competitors. If any of the analysts who may cover Jet.AI change their recommendation regarding the Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Common Stock would likely decline. If any analyst who may cover Jet.AI were to cease their coverage or fail to regularly publish reports on Jet.AI, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Jet.AI securities to decline.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following August 16, 2026, the fifth anniversary of our Initial Public Offering of units, which closed on August 16, 2021 (“IPO”), (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our the shares of Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

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In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

Risks Related to This Offering

The Selling Stockholder may choose to sell the Shares at prices below the current market price of our Common Stock.

The Selling Stockholder is not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market price of the Common Stock could adversely affect the market price of our Common Stock.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrant, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder pursuant to this prospectus. If we receive stockholder approval to increase the number of authorized shares of Common Stock and file an additional registration statement, we may receive up to approximately $15.0 million in aggregate gross proceeds from cash exercises of the Warrant, if any, and to the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrant for working capital and general corporate purposes. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Stock to decline.

You may experience future dilution as a result of issuance of certain of the securities issued in connection with the Selling Stockholder Transaction, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of such securities and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

The Shares will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of our Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. The issuance of the Shares or any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share. In addition, the exercise price of the Warrant for the Warrant Shares may be lesser or greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering of Shares, and such recipients should not rely on this information.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, regarding the proposed the Company’s future financial performance and the Company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project,” “strive,” “might,” “possible,” “potential,” “predict” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Jet.AI that may cause Jet.AI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. The Company cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company.

In addition, the Company cautions you that the forward-looking statements regarding the Company, which are included in this prospectus, are subject to the following factors:

●	Jet.AI’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Jet.AI to grow and manage growth profitably;

●	the ability to maintain the listing of the Company’s securities on Nasdaq;

●	our public securities’ potential liquidity and trading;

●	our ability to raise financing in the future;

●	Jet.AI’s success in retaining or recruiting, or changes in, its officers, key employees or directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law on ownership of U.S. airlines;

●	actors relating to the business, operations and financial performance of Jet.AI (or any of its subsidiaries), including:

○	the ability to anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

●	changes in applicable laws or regulations;

●	the risk that Jet.AI may fail to effectively build scalable and robust processes to manage the growth of its business;

●	the risk that demand for Jet.AI’s products and services may decline;

●	high levels of competition faced by Jet.AI with numerous market participants having greater financial resources and operating experience than Jet.AI;

●	the possibility that Jet.AI’s business may be adversely affected by changes in government regulations;

●	the possibility that Jet.AI may not be able to grow its client base;

●	the failure to attract and retain highly qualified personnel;

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●	the inability to finance aircraft or generate sufficient funds;

●	the possibility that Jet.AI may not have enough capital and may be required to raise additional capital;

●	data security breaches, cyber-attacks or other network outages;

●	the volatility of the prices of blockchain currencies that the Company accepts as payment;

●	our reliance on third parties;

●	our inability to adequately protect our intellectual property interests or infringement on intellectual property interests of others;

●	the possibility that Jet.AI may be adversely affected by other economic, business or competitive factors; and

●	other factors detailed in the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this prospectus and in any document incorporated by reference in this prospectus materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Jet.AI’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Jet.AI’s financial condition and results of operations together with Jet.AI’s consolidated financial statements, and the related notes that are included elsewhere in this prospectus.

Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Jet.AI’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Jet.AI’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in the consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Overview

Jet.AI, a Delaware corporation, was founded in 2018 by Michael Winston, its Executive Chairman. The Company, directly and indirectly through its subsidiaries, has been principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform, which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage, and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

Beginning in December 2023, we launched our Jet.AI Operator Platform to provide a B2B software platform for SaaS products. Currently we offer the following SaaS software to aircraft owners and operators generally:

●	Reroute AI: recycles aircraft waiting to embark to their next revenue flight into prospective new charter bookings to destinations within specific operational parameters; and
●	DynoFlight: enables aircraft operators to estimate aircraft emissions then purchase carbon removal credits via our DynoFlight API

Business Combination

On August 10, 2023, Oxbridge, consummated a business combination pursuant to the Business Combination Agreement among Oxbridge, the Merger Subs and Jet Token. Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI, Inc., and promptly thereafter, (a) First Merger Sub merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc.; and (b) Jet Token merged with and into Second Merger Sub (each merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

As a result of the Business Combination:

●	the then issued and outstanding Class A Ordinary Shares of Oxbridge were converted, on a one-for-one basis, into shares of Common Stock of Jet.AI, Inc.;

●	the then issued and outstanding Class B Ordinary Shares of Oxbridge were converted, on a one-for-one basis, into shares of Common Stock of Jet.AI, Inc.;

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●	the then issued and outstanding Oxbridge warrants were converted into an equal number of warrants, each exercisable for one share of Common Stock of Jet.AI, Inc. (“Jet.AI Warrants”);

●	the then issued and outstanding units sold in the IPO (“Oxbridge Units”) were converted into an equal number of Jet.AI Units, each consisting of one share of Common Stock and one Jet.AI Warrant;

●	the outstanding shares of Jet Token common stock, including all shares of Jet Token preferred stock that converted into shares of Jet Token common stock, were cancelled and converted into the right to receive the number of shares of Common Stock and the number of Merger Consideration Warrants based on the respective exchange rations set forth in the Business Combination Agreement;

●	all outstanding Jet Token options for its common stock, whether or not exercisable and whether or not vested, were converted into options to purchase Common Stock based on the applicable exchange ratio determined in accordance with the Business Combination Agreement;

●	all outstanding Jet Token warrants were converted into warrants to acquire the number of shares of Common Stock and Merger Consideration Warrants based on the applicable exchange ratio set forth in the Business Combination Agreement; and

●	the outstanding Jet Token restricted stock unit awards were converted into Jet.AI restricted stock unit awards based on the applicable exchange ratio determined in accordance with the Business Combination Agreement.

As a result of the Business Combination, Jet.AI Inc. has one class of Common Stock listed on Nasdaq under the ticker symbol “JTAI”, and had two classes of warrants, the Jet.AI Warrants and the Merger Consideration Warrants, listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ” respectively.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

References in this MD&A to “Jet.AI” or “the Company” refer to Jet Token Inc. prior to the consummation of the Business Combination.

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Results of Operations

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues	$3,083,884	$2,792,808	$6,932,482	$4,668,316

Cost of revenues	3,500,880	2,993,631	7,473,834	4,944,157

Gross loss	(416,996)	(200,823)	(541,352)	(275,841)

Operating Expenses:
General and administrative (including stock-based compensation of $1,201,728, $1,348,043, $2,401,046, and $2,755,087, respectively)	2,663,753	2,115,704	5,210,047	4,603,722
Sales and marketing	102,470	103,541	549,070	223,708
Research and development	37,396	28,636	69,942	64,955
Total operating expenses	2,803,619	2,247,881	5,829,059	4,892,385

Operating loss	(3,220,615)	(2,448,704)	(6,370,411)	(5,168,226)

Interest expense	-	-	79,314	-
Other expense	(59)	-	(120)	-
Total other (income) expense	(59)	-	79,194	-

Loss before provision for income taxes	(3,220,556)	(2,448,704)	(6,449,605)	(5,168,226)

Provision for income taxes	-	-	-	-

Net Loss	$(3,220,556)	$(2,448,704)	$(6,449,605)	$(5,168,226)
Less cumulative preferred stock dividends	29,727	-	59,455	-
Net Loss to common stockholders	$(3,250,283)	$(2,448,704)	$(6,509,060)	$(5,168,226)

Weighted average shares outstanding - basic and diluted	12,906,283	4,520,625	12,224,502	4,511,751
Net loss per share - basic and diluted	$(0.25)	$(0.54)	$(0.53)	$(1.15)

Three Months Ended June 30, 2024 and 2023

Revenues

Revenues for the second quarter of 2024 totaled approximately $3.1 million, a $0.3 million increase from $2.8 million during the comparable period in 2023, which consisted of $914,000 in services revenue from the management of customers’ aircraft, $657,000 in software-related revenue, $559,000 in Jet Card revenue for hours flown and other charges based on hours flown, and $954,000 in revenue from the chartering of our HondaJets by our operating partner Cirrus.

The primary reason for this increase in revenue was due to additional service revenue of $500,000 arising from an additional management agreement for customer aircraft in the second quarter of 2024 and increased chartering of the Company’s Citation CJ4, offset by a $253,000 reduction in software revenue due to seasonality and the resulting reduced flying by the Company’s Jet Card holders and ad hoc charter clients.

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The following table sets forth a breakout of revenue components by subcategory for the three months ended June 30, 2024 and 2023.

	Three Months Ended
	June 30,
	2024	2023

Software App and Cirrus Charter	$1,610,898	$1,558,697
Jet Card and Fractional Programs	558,561	811,140
Management and Other Services	914,425	422,971
	$3,083,884	$2,792,808

The Company recognized $657,000 in revenue related to App-generated services and software revenues related to charter bookings made through its App in the second quarter of 2024, a decrease of $195,000 compared to the 2023 period and primarily reflected seasonality and a shift in Spring-related charters from April to March. This compares to software revenues totaling $852,000 in the 2023 period.

During the second quarter of 2024, the Company sold 55 prepaid flight hours under its jet card and fractional programs, amounting to $319,000, and recognized $616,000 of revenue for 87 flight hours flown or forfeited, as well as additional charges. These additional charges primarily represent charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are recognized as revenue as the flight hours are used or forfeited. On June 30, 2024, the Company had recorded deferred revenue of $1.1 million on its consolidated balance sheets representing prepaid flight hours for which the related travel had not yet occurred.

In the second quarter of 2023, the Company sold 122 prepaid flight hours, amounting to $713,000, and recognized $709,000 of revenue for 113 flight hours flown or forfeited, as well as additional charges.

The decrease in flight hours flown period over period is a direct result of a reduction in flying by the Company’s Jet Card holders during this period.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the second quarter of 2024 and 2023:

	For the three months ended June 30,
	2024	2023
Deferred revenue at the beginning of the period (1)	$1,395,285	$1,285,762
Prepaid flight hours sold
Amount	$319,000	$568,680
Total Flight Hours	55	104

Prepaid flight hours flown
Amount	$501,533	$754,897
Total flight hours	87	125

Additional charges	$57,028	$59,760
Total flight hour revenue	$558,561	$811,139

Deferred revenue at the end of the period (2)	$1,099,466	$1,099,545

(1)	Deferred revenue at March 31, 2024 and 2023 also includes $187,811 and $47,081, respectively, with respect to customer prepayments associated with software app transactions.

(2)	Deferred revenue at June 30, 2024 and 2023 also includes $56,017 and $0, respectively, with respect to customer prepayments associated with software app transactions and $16,233 and $0 with respect to customer prepayments associated with management and other services revenue.

In addition to its software App and jet card revenues, the Company also generates revenue through the direct chartering of its HondaJet and Citation CJ4 aircraft by Cirrus. During the second quarter of 2024 this revenue amounted to approximately $954,000, an increase of $247,000, or 34.9% from the second quarter of 2023. The increased revenue was a direct result of increased availability and chartering of the managed Citation CJ4.

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Cost of revenues

Our cost of revenue is comprised of payments to Cirrus Aviation for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third -party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

In the second quarter of 2024, the Company operated 3 HondaJets, 1 CJ4 and, in addition to the CJ4, managed a King Air 350i.

As a result, the increased Cirrus charter flight activity, costs related to the operation of these aircraft and payments to Cirrus for their management increased $0.7 million from $1.6 million in the second quarter of 2023 to $2.3 million in the second quarter of 2024, and aircraft lease payments increased $31,000 from $346,000 in the second quarter of 2023 to $377,000 in 2024. The Company also incurred third-party charter costs of approximately $623,000 in the second quarter of 2024, a $380,000 decrease over 2023, reflecting the reduction in the number of App-generated charter bookings and a decrease in the number of subcharters required. Merchant fees and federal excise tax relating to charter flights of $249,000 in the second quarter of 2024 were a $157,000 increase as compared to $92,000 in the second quarter of 2023 as a result of increased charter activity.

In total, it cost $3.5 million to operate five aircraft in the second quarter of 2024, compared to $3.0 million to operate four aircraft in the second quarter of 2023.

Gross loss

The resulting gross loss totaled approximately $417,000 for the second quarter of 2024, compared to $201,000 for the second quarter of 2023. The gross loss in the second quarter of 2024 was largely driven by reduced flights performed for our jet card customers without a corresponding reduction in fixed costs.

Total Operating Expenses

In the second quarter of 2024, the Company’s operating expenses increased by approximately $556,000 over the prior year period primarily due to an approximate $548,000 increase in general and administrative expenses, $9,000 increase in research and development costs and slightly lower sales and marketing expenses. Excluding non-cash stock-based compensation of $1.2 million and $1.3 million in the second quarter of 2024 and 2023, respectively, general and administrative expenses rose by approximately $694,000 primarily due to an increase in professional service expenses of $364,000 resulting primarily from increased legal expenses of $319,000 relating to the Company’s SEC filings and transactions the Company pursued during the quarter and $41,000 in payments to our Board of Directors, as well as increased wages of $294,000, primarily due to increased headcount.

The Company’s sales and marketing expenses declined by about $2,000 to $102,000 in the second quarter of 2024 from $104,000 in the second quarter of 2023, as the Company continued its sales and marketing spending for its jet card inventory and charter app. These expenses are mainly linked to promoting the Company and its programs.

Research and development expenses increased $9,000 to $37,000 in the second quarter of 2024 from $28,000 in the second quarter of 2023, due to continuing refinement of the App, as well as continued development work on additional software offerings.

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Operating Loss

As a result of all of the above, in the second quarter of 2024 the Company recognized an operating loss of approximately $3.2 million, which was an increase in loss of approximately $0.8 million. The increase in operating loss was primarily due to the increase in general and administrative expenses resulting from the increase in professional service expenses and wages following the Business Combination.

Other (Income) Expense

During the second quarter of 2024, the Company recognized approximately $59 in interest income. There were no such other income or expenses in the second quarter of 2023.

Six Months Ended June 30, 2024 and 2023

Revenues

Revenues for the first six months of 2024 totaled approximately $6.9 million, a $2.3 million increase from revenues of approximately $4.7 million during the 2023 period, primarily related to increases in Software App and Cirrus Charter revenue, as well as increased Management and Other Services revenue of $1.4 million and $0.9 million, respectively. Revenues in the 2024 period were comprised of $1.7 million in services revenue from the management of customers’ aircraft, $2.3 million in software-related revenue, $1.2 million in Jet Card revenue for hours flown and other charges based on hours flown and $1.6 million in revenue from the chartering of our HondaJets and Citation CJ4 by our operating partner Cirrus.

The following table sets forth a breakout of revenue components by subcategory for the six months ended June 30, 2024 and 2023.

	Six Months Ended
	June 30,
	2024	2023

Software App and Cirrus Charter	$3,981,989	$2,552,950
Jet Card and Fractional Programs	1,235,881	1,358,685
Management and Other Services	1,704,612	756,681
	$6,932,482	$4,668,316

The Company began recognizing revenue in September 2020 reflecting services and software revenues related to charter bookings made through its App and in the first six months of 2023, the Company recognized $1.3 million in revenue related to App-generated charter bookings. During the 2024 period these revenues totaled $2.3 million, a $1.0 million or 71.8% increase from 2023 reflecting additional brokerage staff, increased marketing and greater awareness of the Company.

The Company recognized $1.7 million in service revenue in the first six months of 2024, an increase of $0.9 million, relating to an agreement entered into during the fourth quarter of 2023 to manage a customer’s aircraft, as well as a second managed aircraft beginning in April 2024. There was $0.8 million in service revenues in the first six months of 2023.

During the first six months of 2024, the Company sold 110 prepaid flight hours under its jet card and fractional programs, amounting to $0.7 million, and recognized $1.2 million of revenue for 182 flight hours flown or forfeited, as well as additional charges. These additional charges represent primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. Prepaid flight hours are recognized as revenue as the flight hours are used or forfeited. On June 30, 2024, the Company recorded deferred revenue of $1.1 million on its consolidated balance sheets, which represents prepaid flight hours for which the related travel had not yet occurred.

In the first six months of 2023, we sold 261 prepaid flight hours amounting to approximately $1.4 million and recognized approximately $1.4 million of revenue for 210 flight hours flown or forfeited, as well as additional charges.

The increase in flight hours flown is a direct result of the increased number of aircraft.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the first six months of 2024 and 2023:

	For the six months ended June 30,
	2024	2023
Deferred revenue at the beginning of the period (1)	$1,779,794	$933,361
Prepaid flight hours sold
Amount	$652,000	$1,420,250
Total Flight Hours	110	261

Prepaid flight hours flown
Amount	$1,138,810	$1,254,066
Total flight hours	182	210

Additional charges	$100,070	$94,207
Total flight hour revenue	$1,235,880	$1,358,685

Deferred revenue at the end of the period (2)	$1,099,466	$1,099,545

(1)	Deferred revenue at December 31, 2023 and 2022 also includes $268,818 and $11,800, respectively, with respect to customer prepayments associated with software app transactions.

(2)	Deferred revenue at June 30, 2024 and 2023 also includes $56,017 and $0, respectively, with respect to customer prepayments associated with software app transactions and $16,233 and $0 with respect to customer prepayments associated with management and other services revenue.

During the first six months of 2024 revenue generated through the direct chartering of the Company’s HondaJet and Citation CJ4 aircraft by Cirrus amounted to approximately $1.6 million, an increase of $0.4 million, or 37.8% from the prior year. The increased revenue was a direct result of increased charter activity, both ad hoc and by Cirrus, as well as the addition of the managed Citation CJ4 and King Air 350i.

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Cost of revenues

Our cost of revenue is comprised of payments to Cirrus for the maintenance and management of our fleet aircraft, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and second-party charters, and payments to second-party aircraft operators for both charter flights booked through our App, as well as the cost of subcharters for covering jet card flights when our HondaJets were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charters and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

As a result of the increased ad hoc and Cirrus charter flight activity, as well as the startup expenses relating to the introduction of the King Air 350i managed aircraft to its fleet, operating expenses related to the operation of the Company’s aircraft and payments to Cirrus for their management increased $1.6 million from $2.8 million in the first six months of 2023 to $4.4 million in 2024 and aircraft lease payments increased $151,000 from $544,000 in 2023 to $695,000 in the first six months of 2024. The Company also incurred third-party charter costs of approximately $2.0 million in the first six months of 2024, a $0.5 million increase over 2023, in order to fulfill a greater number of App-generated charter bookings, as well as subcharters used for covering jet card flights when our HondaJets were unavailable. Federal excise tax and merchant fees relating to charter flights increased $250,000 in the first six months of 2024 to $409,000 from $159,000 in 2023.

In total, it cost $7.5 million to operate the Company’s 6 aircraft in the first six months of 2024, compared to $4.9 million during the 2023 period for 5 aircraft.

Gross loss

The resulting gross loss totaled $541,000 for the first six months of 2024, compared to $276,000 for the 2023 period. The increased gross loss in these operations was a result of increased maintenance costs, together with lower utilization on our HondaJets.

Total Operating Expenses

In the first six months of 2024, the Company’s operating expenses increased $0.9 million due to a $0.6 million increase in general and administrative expenses, $325,000 in higher sales and marketing expenses, and $5,000 in higher research and development costs. Excluding non-cash stock-based compensation of $2.4 million and $2.8 million in the first six months of 2024 and 2023, respectively, general and administrative expenses rose by approximately $1.0 million primarily due to due to an increase in professional service expenses of $280,000 related to our software development and legal expenses relating to the Company’s SEC filings and various transactions the Company closed or pursued, $117,000 in payments to our Board of Directors and increased wages of $450,000, primarily due to increased commissions compensation payable on charter sales, as well as a greater number of software developers in 2024.

The Company’s sales and marketing expenses increased by about $325,000 to $549,000 in the first six months of 2024 from $224,000 in 2023, as it reaccelerated its sales and marketing spending for software and jet card sales. These expenses are mainly linked to promoting the Company and its programs.

Research and development expenses increased approximately $5,000 to $70,000 in the first six months of 2024 from $65,000 in the comparable 2023 period, due to continuing refinement of the App, as well as some initial development work on additional software offerings.

Operating Loss

As a result of all of the above, in the first six months of 2024 the Company recognized an operating loss of approximately $6.4 million, which was an increase in loss of nearly $1.2 million compared to the comparable 2023 period. The increase was primarily due to reduced gross profits of $0.3 million, as well as a $0.6 million increase in general and administrative expenses.

Other (Income) Expense

During the first six months of 2024, the Company recognized approximately $79,000 in other expense due primarily to interest expense related to the Company’s Bridge Agreement, compared to no other income or expense recorded for the first six months of 2023.

Liquidity and Capital Resources

Overview

As of June 30, 2024, the Company’s cash and equivalents were $528,117, including $500,000 of restricted cash under its aircraft leasing arrangements, as described below. As of June 30, 2024, current liabilities exceeded current assets by approximately $3.9 million, of which $1.1 million in liabilities represents deferred revenue that would be recorded as revenue once the flight hours are flown or forfeited.

During the six month period ended June 30, 2024, the Company raised (1) approximately $1,727,000 in funds from the issuance of 3,200,000 shares of common stock under the Share Purchase Agreement discussed below, as well as $1,500,000 related to the sale of 150 shares of preferred stock, and (2) approximately $742,000 from Jet.AI Warrant exercises.

The Company also incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of approximately $45.7 million as of June 30, 2024. While we expect to drive revenue and operating profit growth from aircraft acquisitions, higher average hourly pricing of jet cards, increased charter activity through CharterGPT and Reroute AI and SaaS revenues from DynoFlight, we expect to continue to incur operating losses to a greater or lesser extent for at least the next 12 months, depending on the timing and success of these initiatives. To bridge the gap, we intend to rely on funds available from share issuances under the Share Purchase Agreement and amounts received upon an exercise of the Warrant, if any, to meet our funding obligations. Additional funding under the Share Purchase Agreement may be limited contractually and the Warrant may not be exercised by the holder. Furthermore, issuances of additional shares of common stock under the Share Purchase Agreement or upon conversion of the Series B Preferred Stock outstanding and underlying the Warrant may negatively impact the Company’s stock price and ability to raise additional funds. We will likely require additional capital resources to grow our business. In the absence of external financing the Company is prepared to cut its cash utilization by ceasing marketing and customer acquisition, suspending software development, streamlining operations, and servicing only existing customers. Such a reduction would allow the Company to continue to operate for a year or more by management’s estimate. During that time the Company would plan to arrange new financing and to then resume expansion.

Selling Stockholder Transaction

General

On March 28, 2024, Company entered into the Securities Purchase Agreement and certain other transaction documents described below with the Selling Stockholder, in connection with a private placement which closed on March 29, 2024 (the “Closing Date”). Under the Securities Purchase Agreement, the Company agreed to issue to the Selling Stockholder (a) 150 shares of Series B Preferred Stock, which are convertible into shares of Common Stock, (b) the Warrant to purchase up to 1,500 shares of Series B Preferred Stock at an exercise price of $10,000 per share, and (c) 250,000 shares of Common Stock.

The Company received gross proceeds of approximately $1.5 million, not including customary placement fees and reimbursement of certain payables to Maxim Group LLC as placement agent and other expenses payable by the Company, in connection with the Selling Stockholder Transaction. This amount excludes the proceeds, if any, from the exercise of the Warrant. The Company intends to use the remainder of the net proceeds for working capital, capital expenditures, product development, and other general corporate purposes. The Company has not allocated specific amounts of net proceeds for any of these purposes.

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Series B Preferred Stock

On March 28, 2024, we filed a Certificate of Designations of the Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware, which provides for the issuance of up to 5,000 shares of the Company’s Series B Preferred Stock. The Series B Preferred Stock ranks pari passu with the Series A Preferred Shares and Series A-1 Preferred Shares and senior to all other capital stock of the Company.

Each share of Series B Preferred Stock converts into a number of shares of our common stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by the Selling Stockholder. From time to time the Selling Stockholder may convert Series B Preferred Stock into Common Stock which it may liquidate and thereafter receive additional shares of Common Stock pursuant to subsequent conversions of its Series B Preferred Stock. Although the beneficial ownership limitation imposes a legally binding limitation on the Selling Stockholder’s beneficial ownership at any point in time, it does not prohibit the Selling Stockholder from, over time, receiving shares of Common Stock upon separate conversions of its shares of Series B Preferred Stock that, in the aggregate and over a period of time, exceed the beneficial ownership limitation.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering Selling Stockholder’s potential resale of common stock underlying the Series B Preferred Stock, shares of Series B Preferred Stock will automatically convert into shares of common stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of common stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price of our common stock over a period beginning on the trading day after we deliver shares of common stock upon such conversion to Selling Stockholder and ending on the trading day on which the aggregate dollar trading volume of our common stock exceeds seven times the applicable conversion amount, subject to a five trading day minimum period for such calculation, and subject to certain adjustments.

If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the Registration Rights Agreement, suspension of trading, or our failure to convert the Series B Preferred Stock into common stock when a conversion right is exercised, then we may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

Other Transaction Documents

The Warrant exercise price is initially set at $10,000 per share of Series B Preferred Stock, subject to adjustment for certain events, such as a stock split, issuance of additional shares as a dividend or otherwise. If the entirety of the Warrant was exercised for cash, the Company would receive additional gross proceeds of approximately $15.0 million. The Company cannot predict when or if the Warrant will be exercised. It is possible that the Warrant may never be exercised. At any time when the Warrant is exercisable for less than 1,000 shares of Series B Preferred Stock, the Company has the right to redeem all or a portion of the Warrant by paying to the Selling Stockholder in cash $100 per share of Series B Preferred Stock that would otherwise be issuable pursuant to the Warrant.

The Securities Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and the Selling Stockholder, on the other hand, and customary conditions to closing. Pursuant to the Securities Purchase Agreement, the Company agreed to submit to its stockholders a proposal to approve the issuance of shares of Common Stock issuable upon exercise of the shares of Series B Preferred Stock in accordance with Nasdaq Rules at a special meeting of stockholders at the earliest practicable date after the date of the Securities Purchase Agreement, but in no event later than ninety (90) days after the Closing Date. The Company entered into a voting agreement (the “Voting Agreement”) with Michael Winston, the Company’s Interim Chief Executive Officer, and the Sponsor, who together hold approximately 43.6% of the voting power of the Company as of the date of this prospectus, agreeing to vote in favor of the proposal. At its annual meeting of stockholders, which took place on September 24, 2024, the Company sought stockholder approval for the potential issuance of shares of common stock pursuant to the Selling Stockholder Transaction in an amount that, upon issuance, could result in the issuance of shares of common stock in an amount in excess of 20% of the Company’s outstanding shares of common stock at a price less than the “minimum price” as defined by and in accordance with Nasdaq Listing Rule 5635(d). The Company’s stockholders approved such potential issuance at the annual meeting. The Securities Purchase Agreement obligates the Company to reserve no less than 200% of the maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock outstanding, using an alternate conversion method (the “Required Reserve Amount”). The Company and the Selling Stockholder have agreed that the Company Required Reserve Amount is 45,000,000 shares of Common Stock. In order to meet that obligation, the Company sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Common Stock to 200,000,000 at its annual meeting of stockholders. The Company received such approval on September 24, 2024.

Additionally, on March 29, 2024, the Company entered into the Registration Rights Agreement with the Selling Stockholder, which, among other things, provides that the Company will register the resale of the 250,000 shares of Common Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, including the Series B Preferred Stock issuable upon exercise of the Warrant. The Company is required to prepare and file a registration statement with the SEC no later than 30 days following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), but in no event later than May 15, 2024 (the “Filing Failure”, and such deadline, the “Filing Deadline”), and to use its commercially reasonable efforts to have the registration statement and any amendment declared effective no later than the earlier of the (a) 60th calendar day following such the filing of the Form 10-K (or, if such registration statement is subject to a full review by the SEC, the 100th calendar day after such filing) and (b) 2nd business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”). The Company filed a registration statement on Form S-1 pursuant to the foregoing obligation. In addition, because this registration statement was not declared effective by the SEC by the Effectiveness Deadline, the Company was obligated to pay the Selling Stockholder a $100,000 Effectiveness Fee. The Company issued to the Selling Stockholder 100,000 Effectiveness Shares in lieu of paying the Effectiveness Fee in cash.

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Share Purchase Agreement

The Company has access to an aggregate of up to $40 million from the Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), less drawdowns of $1,110,000 to date. In consideration for GEM’s services under the Share Purchase Agreement, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of common stock, at the option of the Company. Upon the Company’s issuance of shares in connection with any drawdown purchase made by GEM, the Company is required to pay GEM a portion of such commitment fee in an amount equal to 2% of the amount purchased in such drawdown; provided that the full $800,000 commitment fee is due on or before the first anniversary of the closing of the Business Combination.

GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding shares of common stock as of the date of such proposed issuance. GEM may waive the restriction under the Share Purchase Agreement by providing the Company with sixty-one (61) days’ notice that the Purchaser would like to waive the restriction with regard to any or all shares issuable pursuant to the Share Purchase Agreement.

On August 10, 2023, the Company issued GEM a warrant (as subsequently amended, the “GEM Warrant”) granting it the right to purchase up to 6% of the outstanding common stock of the Company on a fully diluted basis as of the date of listing. The GEM Warrant has a term of three years. The exercise price of the GEM Warrant, as of March 31, 2024, was $5.81 per share; provided, that, if the average closing price of Jet.AI’s common stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of our then current trading price. The warrant may be exercised by payment of the per share amount in cash or through a cashless exercise.

The GEM Warrant provides that GEM can elect to limit the exercisability of the GEM Warrant such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of Jet.AI’s common stock outstanding immediately after giving effect to such exercise. GEM has made this election, which makes funds available under the Share Purchase Agreement in excess of this 4.99% ownership limit up to the 9.99% ownership restriction in the Share Purchase Agreement. GEM may revoke this election by providing written notice, which revocation will not be effective until the sixty-first (61st) day thereafter.

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements.

As of December 31, 2023, the Bridge Agreement provided for the issuance of Notes, in an aggregate principal amount of $625,000, reflecting a 20% original issue discount. The Notes bore interest at 5% per annum and matured on March 11, 2024. The Company was required to redeem the Notes with 100% of the proceeds of any equity or debt financing at a redemption premium of 110% of the principal amount of the Notes. In March 2024, the Company fully repaid the Bridge Agreement in the amount of approximately $683,000, representing principal, redemption premium and interest.

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Other Equity Issuances and Settlement Arrangements

Maxim Payment and Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued to Maxim Partners (a) 270,000 shares of common stock to Maxim Partners to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim and (b) 1,127 Series A Preferred Shares to Maxim Partners in an amount equal in value to $1,127,000. The Series A Preferred Shares accrue a dividend at the rate of 8% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly and, at the Company’s option, in shares of common stock. The Series A Preferred Shares are convertible into 112,700 shares of common stock. The Company also issued 115,000 shares of common stock to Maxim Partners on August 16, 2021 to meet a payment obligation under the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price. The above issued and issuable shares of common stock are subject to a registration rights agreement.

The Company may, subject to certain conditions, redeem the outstanding Series A Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A Preferred Shares on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not, as of such date, closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater (which amount has not been achieved as of the date of this report). If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A Preferred Shares if requested by the holder.

In July 2024, the Company and Maxim entered into an amendment to the Maxim Settlement Agreement and agreed to, among other things, amend the definition of the “Series A Conversion Price” for the Series A Preferred Shares and certain restrictions with respect to shares of Company common stock Maxim may acquire upon the conversion of its Series A Preferred Shares.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into settlement agreement (“Sponsor Settlement Agreement”) with the Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued 575 Series A-1 Preferred Shares to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of the Sponsor. The Series A-1 Preferred Shares accrue interest at the rate of 5% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly in cash. The Series A-1 Preferred Shares are convertible into 57,500 shares of common stock.

The Company may, subject to certain conditions, redeem the outstanding Series A-1 Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company is required to redeem all the outstanding Series A-1 Preferred Shares on August 10, 2024, automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater (which amount has not been achieved as of the date of this report). If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A-1 Preferred Shares if requested by the holder.

Warrants

On various dates at the end of December 2023 and through early 2024, we entered a number of separate warrant exchange agreements with various unaffiliated second-party warrant holders with respect to warrants to purchase an aggregate of 1,486,217 shares of our common stock (the “Exchanged Warrants”). Pursuant to these warrant exchange agreements, the Company issued an aggregate of 1,486,217 shares of common stock to those warrant holders in exchange for the surrender and cancellation of the Exchanged Warrants.

In December 2023 and January 2024, holders of an aggregate of 154,563 JTAIW warrants were exercised for an equal number of shares of our common stock, generating net proceeds to us of $1,777,475.

Cash Flows for the six Months Ended June 30, 2024 and 2023

As of June 30, 2024, the Company’s cash and equivalents were approximately $528,000, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

The following table summarizes our cash flows for the six months ended June 30, 2024 and 2023:

	For the six months ended June 30,
	2024	2023
Net cash used in operating activities	$(4,705,433)	$(1,919,226)
Net cash used in investing activities	(13,021)	(121,649)
Net cash provided by financing activities	3,146,028	1,151,726
Decrease in cash and cash equivalents	$(1,572,426)	$(889,149)

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Cash Flow from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024 was approximately $4.7 million compared to approximately $1.9 million for the six months ended June 30, 2023 and was primarily driven by the increase in operating loss discussed above, as well as a $439,000 increase in accounts receivable, a $142,000 reduction in accounts payable, a $680,000 decrease in deferred revenue, partially offset by a $332,000 increase in accrued liabilities.

Cash Flow from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 was $13,000 compared to approximately $122,000 for the six months ended June 30, 2023, primarily relating to the Company’s 2023 investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services as well as the purchase of the Jet.AI domain name.

Cash Flow from Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2024 was approximately $3.1 million. Cash provided by financing activities was primarily driven by warrant exercises and proceeds from the sale of common stock under the Share Purchase Agreement, sale of preferred stock, partially offset repayments of notes payable.

Aircraft Financing Arrangements

In November 2021 and April 2022, the Company entered into two separate five-year leasing arrangements for the acquisition of two of its HondaJet Elite aircraft. At any time during their term, the Company has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require the Company to hold a combined liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which the Company records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in the Company’s business, operations or financial condition. Please see Note 5 to the Company’s consolidated financial statements for a further description of these leasing arrangements.

In June 2022, the Company received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted the Company approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, the Company determined that the sale of the aircraft would offer a net benefit to its stakeholders. The Company considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk-adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

Critical Accounting Estimates

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since its inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2024. During the next twelve months, the Company intends to fund its operations with funds from its operations, and drawdowns under the Share Purchase Agreement, as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

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Basis of Presentation for the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;
●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of the combined entity board;
●	Jet Token’s senior management is the senior management of the combined entity;
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the fair value of options granted. Although considerable variability is likely to be inherent in these estimates, management believes that the amounts provided are reasonable. These estimates are continually reviewed and adjusted if necessary. Such adjustment if reflected in current operations.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App (replaced by CharterGPT) and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a monthly management fee and an occupied hourly fee based on usage. Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

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The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s booking app, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the app. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to bookings through the app was $56,000 as of June 30, 2024.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other second-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations.

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Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for second-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering second-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering second-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to second-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation–Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Trend Information

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, federal and foreign governmental policy decisions. A host of factors beyond Jet.AI’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the results of operations.

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Fiscal Year Ended December 31, 2023 compared to December 31, 2022

Results of Operations

The following table sets forth our results of operations for the periods indicated:

	For the Year Ended December 31,
	2023	2022

Revenues	$12,214,556	$21,862,728

Cost of revenues	12,393,089	19,803,739

Gross (loss) profit	(178,533)	2,058,989

Operating Expenses:
General and administrative (including stock-based compensation of $6,645,891 and $6,492,653, respectively)	11,597,173	9,230,789
Sales and marketing	573,881	426,728
Research and development	160,858	137,278
Total operating expenses	12,331,912	9,794,795

Operating loss	(12,510,445)	(7,735,806)

Other expense (income):
Interest expense	103,615	-
Other income	(116)	(3)
Total other expense (income)	103,499	(3)

Loss before provision for income taxes	(12,613,944)	(7,735,803)

Provision for income taxes	2,464	2,400

Net Loss	$(12,616,408)	$(7,738,203)

Less cumulative preferred stock dividends	46,587	-

Net Loss to common stockholders	$(12,622,995)	$(7,738,203)

Weighted average shares outstanding - basic and diluted	6,326,806	4,409,670
Net loss per share - basic and diluted	$(2.00)	$(1.75)

As discussed more fully below, our results of operations in 2023 and 2022 were impacted significantly by $17.2 million of revenue and $2.1 million of gross profit from fractional sales of all of our then available aircraft in 2022 and the absence of aircraft sales in 2023. Excluding the impact of these fractional sales and despite the increase in our aircraft fleet and charter and jet card/fractional program flight activity, the significant drivers of the decline in gross profit and increase in operating losses resulted from three key factors:

●	High pilot turnover at the beginning of 2023 that led to:

○	an approximate 118% increase in pilot wages from 2022 to 2023 to reduce that turnover, reflected in higher payments to Cirrus.

○	increased time when pilots were not available to fly our aircraft due to several months of required onboarding pilot training, increasing our training costs as well as our costs for subcharters to cover these flight hours, which we expect to normalize going forward with the reduced turnover.

●	Relatively lower per hour pricing for jet cards that we offered from 2021 through June of 2022 to drive customer growth. As of June 2023, we had raised our jet card pricing approximately 17% from our initial price point. However, jet card prices remain fixed for the year term of the contract and, as a result, our two lowest pricing points were being recognized in revenues through June 2023.

●	An increase in professional service expenses of $1.4 million in large part due to the expenses of our Business Combination in August 2023. While we would expect our professional services expenses to be somewhat more elevated as a public company, they should be significantly lower than $1.4 million on a going forward basis.

We are cautiously optimistic that CharterGPT and ongoing improvement in its AI-powered features will continue to drive growth in our charter revenues and will drive higher broker productivity going forward. Furthermore, at the end of 2023 and beginning of 2024, we launched DynoFlight and Reroute AI, respectively, as part of the Jet.AI Operator Platform. We believe Reroute AI will generate increased revenue for the Company by driving charter demand for repurposed empty flight legs with little incremental operational costs. We also believe that, once the DynoFlight API has been integrated with FL3XX, a web and app-based aviation management platform, and future customers, it will generate monthly and usage-based revenues with modest operating costs limited to server administration and maintenance of the code base. Furthermore, the Company executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to securing debt financing and the development of a plan with Cirrus for these aircraft, the Company would then pre-sell fractional or whole interests in these aircraft.

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Revenues

Revenues for 2023 totaled $12.2 million, a $9.7 million decrease from 2022’s revenues of $21.9 million primarily related to $17.2 million in aircraft sale proceeds in 2022 from the successful fractionalization of the Company’s last HondaJets.

The following table sets forth a breakout of revenue components by subcategory for the year ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022

Software App and Cirrus Charter	$7,125,230	$2,004,807
Jet Card and Fractional Programs	2,847,533	2,257,736
Management and Other Services	2,241,793	400,185
Fractional/Whole Aircraft Sales	-	17,200,000
	$12,214,556	$21,862,728

Software App revenue is the gross amount of charters booked through our app CharterGPT and Cirrus Charter revenue reflects the gross amount of charters on our aircraft booked by Cirrus. Software App revenue was 3.9 million in 2023, compared to 1.0 million in 2022. Cirrus Charter revenue was 3.2 million in 2023, compared to approximately 961,000 in 2022. The increase in Software App and Cirrus Charter revenue reflects primarily a greater number of aircraft operated in 2023 compared to 2022 as well as increased booking through the CharterGPT app. We took delivery of 1 HondaJet in November 2021 and the remaining 2 HondaJets in the third quarter of 2022. We also added a CJ4 aircraft owned by a customer and managed by us to our available fleet of aircraft for charter booking in early 2023.

Under our jet card program we charge an hourly rate for flight time. Under our fractional program we charge a monthly fee and hourly fees based on usage. In both case, prepaid flight hours and usage fees are recognized as revenue as the flight hours are used or forfeited and monthly fees are recognized monthly. Deferred revenue at the end of each period reflects prepaid flight hours for which the related travel had not yet occurred. We also record revenue for additional charges, representing primarily charges for cost reimbursements such as a fuel component adjustment to adjust for changes in fuel prices relative to the jet card and fractional contracts’ base fuel price and reimbursement of federal excise taxes. All of these revenues are reflected as Jet Card and Fractional Program revenues. The increase in revenue from Jet Card and Fractional Programs of approximately $590,000 in 2023 compared to 2022 is due to the increase in the number of the Company’s aircraft and a greater number of Jet Card members.

The following table details the flight hours sold and flown or forfeited, as well as the associated deferred revenues and recognized revenues, respectively, and additional charges for the year ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023	2022
Deferred revenue at the beginning of the year (1)	$933,361	436,331
Prepaid flight hours sold
Amount	$3,045,769	2,322,950
Total Flight Hours	534	439

Prepaid flight hours flown
Amount	$2,456,354	1,837,720
Total flight hours	436	350

Additional charges	$391,179	420,016
Total flight hour revenue	$2,847,533	2,257,736

Deferred revenue at the end of the year (2)	$1,779,794	933,361

(1)	Deferred revenue at December 31, 2023 and 2022 also includes $11,800 and $0, respectively, with respect to customer prepayments associated with software app transactions.
(2)	Deferred revenue at December 31, 2023 and 2022 also includes $268,818 and $11,800, respectively, with respect to customer prepayments associated with software app transactions.

Management and Other Services revenue reflects monthly fees and other expenses from our management of a customer’s CJ4 as well as approximately $220,000 in 2022 from brokerage commissions from an aircraft sale. We began managing the CJ4 in mid-December of 2022.

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Cost of revenues

Our cost of revenue is generally comprised of payments to Cirrus for the maintenance and management of our fleet of aircraft, including the CJ4, commissions to Cirrus for their arranging for charters on our aircraft, aircraft lease expense, federal excise tax relating to jet card and third-party charters, and payments to third-party aircraft operators for their aircraft chartered through our App, as well as the cost of our subcharters for covering jet card flights when our aircraft were unavailable. The management of our aircraft by Cirrus covers all our aircraft regardless of whether the aircraft are used for program flight hours or charter flights and includes expenses such as fuel, pilot wages and training costs, aircraft insurance, maintenance and other flight operational expenses.

As a result of primarily of our increased fleet, the increase in jet card hours flown and additional costs resulting from pilot turn over discussed above, as well as the startup costs relating to the introduction of the CJ4 to our fleet, costs related to the operation of our aircraft and payments to Cirrus for their management increased $3.4 million from $2.0 million in 2022 to $5.4 million in 2023 and aircraft lease payments increased $337,000 from $855,000 in 2022 to $1.2 million in 2023. The Company also incurred third-party charter costs of approximately $5.4 million in 2023, a $4.0 million increase over 2022 reflecting primarily lack of availability of our aircraft due to pilot turnover and increased training time, combined with increased charter activity. Merchant fees and federal excise tax relating to charter flights of $304,000 in 2023 were a $48,000 increase over in 2022.

In total, it cost $12.4 million to operate our aircraft in 2023, compared to $4.4 million to operate fewer aircraft on average in 2022. We also incurred $15.2 million in 2022 cost of revenue directly associated with our fractional and whole aircrafts sales.

Gross (loss) profit

As a result of the foregoing, the Company had a gross loss of approximately $179,000 for 2023, compared to a gross profit of approximately $2.1 million for 2022. The 2022 results were positively affected by the fractionalization of the Company’s HondaJets. Excluding the profit from these fractionalizations, gross profit for 2022 would have been approximately $216,000, with the decline primarily due to increased pilot wages and training, offset by increased flight activity.

Total Operating Expenses

In 2023, the Company’s operating expenses increased by approximately $2.4 million over the prior year due to an approximate $2.5 million increase in general and administrative expenses. Excluding non-cash stock-based compensation of $6.6 million and $6.5 million in 2023 and 2022, respectively, general and administrative expenses rose by approximately $2.2 million, primarily due to an increase in professional service expenses of $1.4 million in large part due to the expenses of our Business Combination. In addition our insurance expenses increased $58,000 over the 2022 amount of $31,000 due to the significantly higher premiums for D&O insurance as a public company.

The Company’s sales and marketing expenses increased by about $147,000 to approximately $574,000 in 2023 from approximately $427,000 in 2022, due to slightly increased marketing spend to promote the Company and its programs.

Research and development expenses increased by approximately $24,000 in 2023 over 2022 due to the development and continuing refinement of CharterGPT and our Jet.AI Operator Platform of software products.

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Operating Loss

As a result of all of the above, in 2023 the Company recognized an operating loss of approximately $12.5 million, which was an increase in loss of approximately $4.8 million over 2022. $2.1 million of this decrease is directly attributable to gross profit from fractionalization of our HondaJets in 2022 that did not recur in 2023. The remainder of the decrease, excluding non-cash compensation expenses, resulted from increased pilot wages and costs, increased subcharters, increased professional services expense from the Business Combination and higher D&O insurance costs.

Other Expense (Income)

During 2023, the Company recognized approximately $104,000 in other expense due primarily due to interest expense 2023 related to the Company’s Bridge Agreement as defined and discussed below.

Net Loss to Common Stockholders

After deducting cumulative preferred stock dividends of approximately $47,000 in 2023, which have been accruing since the August 2023 issuance date of the Series A Preferred Shares and Series A-1 Preferred Shares, net loss to common stockholders increased by $4.9 million.

Liquidity and Capital Resources

Overview

As of December 31, 2023, the Company’s cash and equivalents were approximately $2.1 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below. As of December 31, 2023, current liabilities exceeded current assets by $3.8 million, of which $1.8 million in liabilities represents deferred revenue that would be recorded as revenue once the flight hours are flown or forfeited.

Subsequent to December 31, 2023 and through March 31, 2024, the Company raised (1) approximately $1,110,000 in funds from the issuance of 1,500,000 shares of Common Stock under the Share Purchase Agreement discussed below, (2) approximately $742,000 from Jet.AI Warrant exercises and (3) approximately $1.5 million in gross proceeds from the Selling Stockholder Transaction discussed below. Collectively, these actions resulted in our receiving an additional $3,352,000 of cash subsequent to December 31, 2023. In addition, in March 2024, the Company fully repaid approximately $683,000 of amounts due under the Bridge Agreement described below.

The Company also incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in its accumulated deficit of $39.4 million as of December 31, 2023. While we expect to drive revenue and operating profit growth from aircraft acquisitions, higher average hourly pricing of jet cards, increased charter activity through CharterGPT and Reroute AI and SaaS revenues from DynoFlight, we expect to continue to incur operating losses to a greater or lesser extent for at least the next 12 months, depending on the timing and success of these initiatives. To bridge the gap, we intend to rely on funds available from share issuances under the Share Purchase Agreement and amounts received upon an exercise of the Warrant, if any, to meet our funding obligations. Additional funding under the Share Purchase Agreement may be limited contractually and the Warrant may not be exercised by the holder. Furthermore, issuances of additional shares of Common Stock under the Share Purchase Agreement or upon conversion of the Series B Preferred Stock outstanding and underlying the Warrant may negatively impact the Company’s stock price and ability to raise additional funds. We will likely require additional capital resources to grow our business. In the absence of external financing the Company is prepared to cut its cash utilization by ceasing marketing and customer acquisition, suspending software development, streamlining operations, and servicing only existing customers. Such a reduction would allow the Company to continue to operate for a year or more by management’s estimate. During that time the Company would plan to arrange new financing and to then resume expansion.

Selling Stockholder Transaction

General

On March 28, 2024, Company entered into the Securities Purchase Agreement and certain other transaction documents described below with the Selling Stockholder in connection with a private placement transaction which closed on March 29, 2024 (the “Closing Date”), which we collectively refer to as the “Selling Stockholder Transaction”.

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Pursuant to the Securities Purchase Agreement, the Company agreed to issue to the Selling Stockholder (a) 150 shares of Series B Preferred Stock, which are convertible into shares of Common Stock, (b) the Warrant to purchase up to 1,500 shares of Series B Preferred Stock at an exercise price of $10,000 per share, and (c) 250,000 shares of Common Stock.

The Company received gross proceeds of approximately $1.5 million, not including customary placement fees and reimbursement of certain amounts payable to Maxim as placement agent and other expenses payable by the Company in connection with the Selling Stockholder Transaction. This amount excludes the proceeds, if any, from the exercise of the Warrant. The Company expects to use a portion of the net proceeds received upon execution of the Securities Purchase Agreement to partially redeem its Series A Preferred Shares and, potentially, its Series A-1 Preferred Shares. The Company intends to use the remainder of the net proceeds for working capital, capital expenditures, product development, and other general corporate purposes. The Company has not allocated specific amounts of net proceeds for any of these purposes.

Series B Preferred Stock

On March 28, 2024, we filed a Certificate of Designations of the Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware, which provides for the issuance of up to 5,000 shares of the Company’s Series B Preferred Stock. The Series B Preferred Stock ranks pari passu with the Series A Preferred Shares and Series A-1 Preferred Shares and senior to all other capital stock of the Company.

Each share of Series B Preferred Stock converts into a number of shares of our Common Stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by the Selling Stockholder. From time to time the Selling Stockholder may convert Series B Preferred Stock into Common Stock which it may liquidate and thereafter receive additional shares of Common Stock pursuant to subsequent conversions of its Series B Preferred Stock. Although the beneficial ownership limitation imposes a legally binding limitation on the Selling Stockholder’s beneficial ownership at any point in time, it does not prohibit the Selling Stockholder from, over time, receiving shares of Common Stock upon separate conversions of its shares of Series B Preferred Stock that, in the aggregate and over a period of time, exceed the beneficial ownership limitation.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering the Selling Stockholder’s resale of Common Stock underlying the Series B Preferred Stock, shares of Series B Preferred Stock will automatically convert into shares of Common Stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price (“VWAP”) of our Common Stock over a period beginning on the trading day after we deliver shares of Common Stock upon such conversion to the Selling Stockholder and ending on the trading day on which the aggregate dollar trading volume of our Common Stock exceeds seven times the applicable conversion amount, subject to a five trading day minimum period for such calculation, and subject to certain adjustments.

If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the Registration Rights Agreement, suspension of trading, or our failure to convert the Series B Preferred Stock into Common Stock when a conversion right is exercised, then we may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

The foregoing description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 3.5 to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Other Transaction Documents

The Warrant exercise price is initially set at $10,000 per share of Series B Preferred Stock of, subject to adjustment for certain events, such as stock split, issuance of additional shares as a dividend or otherwise. If all of the Warrant was exercised for cash, the Company would receive additional gross proceeds of approximately $15.0 million. The Company cannot predict when or if the Warrant will be exercised. It is possible that the Warrant may never be exercised. At any time when the Warrant is exercisable for less than 1,000 shares of Series B Preferred Stock, the Company has the right to redeem all or a portion of the Warrant by paying to the Selling Stockholder in cash $100 per share of Series B Preferred Stock that would otherwise be issuable pursuant to the Warrant.

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The Securities Purchase Agreement contains customary representations and warranties of the Company, on the one hand, and the Selling Stockholder, on the other hand, and customary conditions to closing. Pursuant to the Securities Purchase Agreement, the Company agreed to submit to its stockholders a proposal to approve the issuance of shares of Common Stock issuable upon exercise of the shares of Series B Preferred Stock in accordance with Nasdaq Stock Market Rules at a special meeting of stockholders at the earliest practicable date after the date of the Securities Purchase Agreement, but in no event later than ninety (90) days after the Closing Date. The Company entered into a voting agreement (the “Voting Agreement”) with Michael Winston, the Company’s Interim Chief Executive Officer, and the Sponsor, who together held approximately 43.6% of the voting power of the Company as of the record date for the Company’s annual meeting of stockholders, agreeing to vote in favor of the proposal. At its annual meeting of stockholders, which took place on September 24, 2024, the Company sought stockholder approval for the potential issuance of shares of common stock pursuant to the Selling Stockholder Transaction in an amount that, upon issuance, could result in the issuance of shares of common stock in an amount in excess of 20% of the Company’s outstanding shares of common stock at a price less than the “minimum price” as defined by and in accordance with Nasdaq Listing Rule 5635(d). The Company’s stockholders approved such potential issuance at the annual meeting. The Securities Purchase Agreement obligates the Company to reserve no less than 200% of the maximum number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock outstanding, using an alternate conversion method (the “Required Reserve Amount”). The Company and the Selling Stockholder have agreed that the Required Reserve Amount is 45,000,000 shares of Common Stock. In order to meet that obligation, the Company sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Common Stock to 200,000,000 at its annual meeting of stockholders. The Company received such approval on September 24, 2024.

Additionally, on March 29, 2024, the Company entered into the Registration Rights Agreement the Selling Stockholder, which, among other things, provides that the Company will register the resale of the 250,000 shares of Common Stock and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, including the Series B Preferred Stock issuable upon exercise of the Warrant. The Company is required to prepare and file a registration statement with the SEC no later than 30 days following the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”), but in no event later than May 15, 2024 (the “Filing Failure”, and such deadline, the “Filing Deadline”), and to use its commercially reasonable efforts to have the registration statement and any amendment declared effective no later than the earlier of the (a) 60th calendar day following the filing of the Form 10-K (or, if such registration statement is subject to a full review by the SEC, the 100th calendar day after such filing) and (b) 2nd business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”). The Company filed a registration statement on Form S-1 pursuant to the foregoing obligation by the Filing Deadline, and does not owe the Selling Stockholder a fee of $100,000. Because this registration statement was not declared effective by the SEC by the Effectiveness Deadline, the Company was obligated pay to the Selling Stockholder a $100,000 Effectiveness Fee. On September 3, 2024 the Company issued to the Selling Stockholder 100,000 Effectiveness Shares in lieu of paying the Effectiveness Fee in cash.

The Company has also agreed to, among other things, indemnify the Selling Stockholder, its members, managers, directors, officers, partners, employees, agents, representatives and persons who control the Selling Stockholder under the registration statement from certain liabilities and pay all fees and expenses (excluding any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The securities issued pursuant to the Securities Purchase Agreement were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated under the Securities Act. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Copies of the Securities Purchase Agreement, the Voting Agreement, the Warrant, the Registration Rights Agreement, and the Letter Agreement are filed as Exhibits 10.30, 10.31, 4.5, 10.32, and 10.39, respectively, to the registration statement of which this prospectus forms a part. The above summary of such agreements and documents does not purport to be complete and is qualified in its entirety by reference such agreements and is incorporated herein by reference herein.

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Share Purchase Agreement

The Company has access to an aggregate of $40 million from the Share Purchase Agreement with GEM less drawdowns of $1,110,000 to date. In consideration for GEM’s services under the Share Purchase Agreement, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of Common Stock, at the option of the Company. Upon the Company’s issuance of shares in connection with any drawdown purchase made by GEM, the Company is required to pay GEM a portion of such commitment fee in an amount equal to 2% of the amount purchased in such drawdown; provided that the full $800,000 commitment fee shall be paid on or before the first anniversary of the closing of the Business Combination. The Company is obligated to pay the commitment fee regardless of the amount of funds it draws down under the Share Purchase Agreement.

GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. GEM may waive the restriction under the Share Purchase Agreement by providing the Company with sixty-one (61) days’ notice that the Purchaser would like to waive the restriction with regard to any or all shares issuable pursuant to the Share Purchase Agreement.

On August 10, 2023, the Company issued the GEM Warrant, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, granting it the right to purchase up to 6% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of listing. The GEM Warrant has a term of three years. The exercise price of the GEM Warrant, as of December 31, 2024, was $8.40 per share; provided, that, if the average closing price of Jet.AI’s Common Stock for the 10 trading days following the first anniversary of the date of listing is less than 90% of the then current exercise price of the GEM Warrant, then the exercise price of the GEM Warrant will be adjusted to 110% of our then current trading price. The warrant may be exercised by payment of the per share amount in cash or through a cashless exercise.

The GEM Warrant provides that GEM can elect to limit the exercisability of the GEM Warrant such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of Jet.AI’s Common Stock outstanding immediately after giving effect to such exercise. GEM has made this election, which makes funds available under the Share Purchase Agreement in excess of this 4.99% ownership limit up to the 9.99% ownership restriction in the Share Purchase Agreement. GEM may revoke this election by providing written notice, which revocation will not be effective until the sixty-first (61st) day thereafter.

Meteora Transactions

On August 6, 2023, we entered into a Forward Purchase Agreement with Meteora for OTC Equity Prepaid Forward Transactions. The purpose of our entering into this agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination.

Pursuant to the terms of the Forward Purchase Agreement, Meteora intended, but was not obligated to, purchase up to 1,186,952 (the “Purchased Amount”) of Oxbridge’s Class A ordinary shares concurrently with the Closing. The shares initially purchased by Meteora consisted of 663,556 Recycled Shares it purchased from third parties through a broker in open market transactions and 247,000 Additional Shares it purchased directly from us in a private placement, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, for a per share price of $10.00 pursuant to an FPA Funding Amount PIPE Subscription Agreement. Of these Recycled Shares, 50,000 Recycled Shares represented Share Consideration to Meteora under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Meteora is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312. Following the Closing of the Business Combination, we paid to Meteora $6,805,651 representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement; and Meteora paid us ½ of the Prepayment Shortfall, or $625,000.

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Pursuant to the terms of the Forward Purchase Agreement, in December 2023, Meteora sent OET Notices to the Company informing the Company that it had elected to terminate the transaction with respect to all outstanding shares and paid the Company an aggregate $921,945. As a result of the foregoing transactions, the net proceeds received by the Company from the issuance of additional Common Stock pursuant to the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement are $1,221,945 and the facility was terminated.

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements.

The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement.

Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he waived any right to receive accrued interest on the principal amount of his Note, as well as any redemption premium or any increase in the principal amount of his Note in connection with an event of default (the “Waiver”). The Company’s Audit Committee pursuant to its charter, and the full Board, including a majority of disinterested directors, unanimously approved the Bridge Agreement, in each case finding that the Bridge Agreement was in the best interests of the Company and its stockholders.

As of December 31, 2023, the Bridge Agreement provided for the issuance of Notes, in an aggregate principal amount of $625,000, reflecting a 20% original issue discount. The Notes bore interest at 5% per annum and matured on March 11, 2024. The Company was required to redeem the Notes with 100% of the proceeds of any equity or debt financing at a redemption premium of 110% of the principal amount of the Notes. In March 2024, the Company fully repaid the Bridge Agreement in the amount of approximately $683,000, representing principal, redemption premium and interest.

Other Equity Issuances and Settlement Arrangements

Maxim Payment and Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim, the underwriter for the Company’s initial public offering. Pursuant to the Maxim Settlement Agreement, the Company issued to Maxim Partners in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, (a) 270,000 shares of Common Stock to Maxim Partners to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim and (b) 1,127 Series A Preferred Shares to Maxim Partners in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The Series A Preferred Shares accrue interest at the rate of 8% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly and, at the Company’s option, in shares of Common Stock. The Series A Preferred Shares are convertible into 112,700 shares of Common Stock. The Company also issued 115,000 shares of Common Stock to Maxim Partners on August 16, 2021, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, to meet a payment obligation under the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price.

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The Company may, subject to certain conditions, redeem the outstanding Series A Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company was required to redeem all the outstanding Series A Preferred Shares on August 10, 2024, which was automatically extended by an additional three (3) month period because the Company has not closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A Preferred Shares if requested by the holder.

In July 2024 the Company and Maxim entered into an amendment to the Maxim Settlement Agreement and agreed to, among other things, amend the definition of the “Series A Conversion Price” for the Series A Preferred Shares and certain restrictions with respect to shares of Company common stock Maxim may acquire upon the conversion of its Series A Preferred Shares.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into settlement agreement (“Sponsor Settlement Agreement”) with OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”), the sponsor of Oxbridge. Pursuant to the Sponsor Settlement Agreement, the Company issued, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, 575 Series A-1 Preferred Shares to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The Series A-1 Preferred Shares accrue interest at the rate of 5% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly in cash. The Series A-1 Preferred Shares are convertible into 57,500 shares of Common Stock. The shares of Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to a registration rights agreement between the Company and Sponsor.

The Company may, subject to certain conditions, redeem the outstanding Series A-1 Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company was required to redeem all the outstanding Series A-1 Preferred Shares on August 10, 2024, which was automatically extended by an additional three (3) month period because the Company has not closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A-1 Preferred Shares if requested by the holder.

Warrants

On various dates at the end of December 2023 and through early 2024, we entered a number of separate warrant exchange agreements with various unaffiliated third-party warrant holders with respect to warrants to purchase an aggregate of 1,486,217 shares of our Common Stock (the “Exchanged Warrants”). Pursuant to these warrant exchange agreements, the Company issued an aggregate of 1,486,217 shares of Common Stock to those warrant holders in exchange for the surrender and cancellation of the Exchanged Warrants, in reliance upon the exemption from the registration requirements under Section 3(a)(9) under the Securities Act of 1933, as amended.

A copy of the form of warrant exchange agreement is filed as Exhibit 10.28 to the registration statement of which this prospectus forms a part.

In December 2023 and January 2024, holders of an aggregate of 154,563 JTAIW warrants were exercised for an equal number of shares of our Common Stock, generating net proceeds to us of $1,777,475.

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Cash Flows

As of December 31, 2023, the Company’s cash and equivalents were approximately $2.1 million, including approximately $500,000 of restricted cash under its aircraft leasing arrangements described below.

The following table summarizes our cash flows for year ended December 31, 2023 and 2022:

	For the year ended December 31,
	2023	2022
Net cash used in operating activities	$(3,783,473)	$(96,042)
Net cash (used in) provided by investing activities	(190,998)	$290,488
Net cash provided by financing activities	4,547,623	$689,451
Increase in cash and cash equivalents	$573,152	$883,897

Cash Flow from Operating Activities

The increase in net cash used in operating activities for 2023 was primarily driven by increase in operating loss discussed above.

Cash Flow from Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $190,998, primarily relating to the Company’s investment in 380 Software LLC, a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services as well as the purchase of the Jet.AI domain name. This is compared to net cash provided by investing activities in 2022 of $290,488 driven by an increase in aircraft deposit rebates.

Cash Flow from Financing Activities

Net cash provided by financing activities of $4.5 million for the year ended December 31, 2023, was primarily driven by net offering proceeds (net of offering costs from the Company’s Regulation A offering) of $2.4 million. These net offering proceeds reflect (1) approximately $1.2 million in proceeds from the Forward Purchase Agreement and (2) approximately $1.2 million of net proceeds from the latter part of the Company’s Regulation A offering of non-voting Common Stock which terminated in January 2023. From June 2021 to January 2023, the Company conducted an offering under Regulation A and issued 8,767,126 shares, or approximately 271,000 shares of Common Stock and 432,000 Merger Consideration Warrants following the Business Combination, and representing approximately $6.6 million in gross proceeds. In addition, in 2023 the Company raised $500,000 under its Bridge Agreement, approximately $1.0 million from the exercise of warrants and approximately $621,000 of proceeds from the Business Combination.

Aircraft Financing Arrangements

In November 2021 and April 2022, the Company entered into two separate five-year leasing arrangements for the acquisition of two of its HondaJet Elite aircraft. At any time during their term, the Company has the option to purchase either aircraft from the lessor at the aircraft’s fair market value at that time. The leasing arrangements also require the Company to hold a combined liquidity reserve of $500,000 in a separate bank account pledged as security to the lessor, which the Company records as restricted cash on its balance sheet, as well as a maintenance reserve of approximately $690,000 for each leased aircraft, which is held by the lessor in the event the lessor determines that the relevant aircraft is not being maintained in accordance with the lease requirements or to prevent deterioration of the aircraft. Events of default under the leasing arrangements include, among other things, failure to make the monthly payments (with a 10-day cure period), default on other indebtedness, breaches of covenants related to insurance and maintenance requirements, change of control or merger, insolvency and a material adverse change in the Company’s business, operations or financial condition. Please see Note 5 to the Company’s financial statements for the year ended December 31, 2023 for a further description of these leasing arrangements.

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In June 2022, the Company received an unsolicited offer for the outright purchase of one of its HondaJet Elite aircraft, which netted the Company approximately $1.2 million of proceeds over the leased cost. After internal financial and legal review, the Company determined that the sale of the aircraft would offer a net benefit to its stakeholders. The Company considered a number of factors in making this decision, including but not limited to: (1) the availability of replacement aircraft, (2) pilot availability, (3) the time to register the aircraft for commercial use, and (4) the risk-adjusted lifetime return on capital associated with operating the aircraft relative to the purchase price offered.

Plan of Operation

Aviation

The Company contemplates acquiring addition aircraft to grow its business and it currently anticipates financing the acquisition of such aircraft through the sale of fractional and whole interests, debt/lease financing and advanced sales of flight time.

In the fourth quarter of 2022, we launched the Onboard Program to allow aircraft owners to contribute their aircraft to the Company’s charter and jet card inventory. The Onboard Program requires one month FAA conformity of aircraft onto the Cirrus Aviation Part 135 certificate, a one week pilot recertification course for charter operation and execution of a limited management agreement.

Software

CharterGPT powered by Jet.AI: We plan to build a natural language interface charter app to replace the existing B2C app found in the iOS/Android stores, respectively. We retained two individuals who act as external contractors, who collaborate with our CTO. We own, without restriction, all rights to all intellectual property generated for the CharterGPT project by these external contractors. The nature of the work performed by the external contractors relates to the design and implementation of the App’s front-end and back end, respectively. The front-end contractor envisions and renders a visually appealing and intuitive workflow for the App compatible with the input requirements of the back end. The App workflow includes but is not limited to registration, charter jet search, booking, and payment. The back-end developer writes original computer code and integrates certain open-source software. For more information on the proposed features and benefits see the section of this prospectus entitled “Business — Strategy – Artificial Intelligence.”

Jet.AI Operator Platform: Jet.AI plans to reorganize and to recharacterize its B2B software development efforts under the banner of a new suite of SaaS products termed “Jet.AI Operator Platform” as follows:

●	Flight Club API powered by Jet.AI: The Flight Club API, along with a specialty escrow provider and some limited filings with the Department of Transportation, enables an FAA Part 135 operator to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software is expected to integrate front end ticketing and payment collection with the scheduling systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and its refund processes are designed to be consistent with DOT escrow requirements around ticketing and movement of customer funds.

●	Reroute powered by Jet.AI: Reroute is software that enables FAA Part 135 operators to earn additional revenue on certain unoccupied flights. It suggests to an operator if it may reroute aircraft waiting to return to base into new charter bookings to destinations within specific distances. The system incorporates aircraft performance and third-party data to arrive at a profit estimate for each prospective flight. The MVP has been successfully tested and our partner Cirrus Aviation has agreed to test Reroute on its fleet ahead of launch. Launch is tentatively scheduled for the third quarter of 2023.

●	DynoFlight API powered by Jet.AI: The DynoFlight API is being developed to enable aircraft operators to track and estimate emissions and then purchase carbon offset credits in small quantities in an ad-hoc manner via our API. DynoFlight offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advances estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In addition, the DynoFlight API is expected to offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk).

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●	Card Management and Invoicing powered by Jet.AI: This system is our internally developed membership portal and we plan to enhance it and offer it as a white label service to the combined market of over 5,000 FAA Part 135 and Part 91k operators. The Card Management and Invoicing offering, when combined with the four products described above present an attractive solution, in our view, for Part 135 and 91k operators that seek to improve the customer experience, drive utilization and manage their carbon footprint, respectively.

Critical Accounting Estimates

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since its inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with funds from its operations, and drawdowns under the Share Purchase Agreement, as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation for the Business Combination

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;
●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of the combined entity board;
●	Jet Token’s senior management is the senior management of the combined entity
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the fair value of options granted. Although considerable variability is likely to be inherent in these estimates, management believes that the amounts provided are reasonable. These estimates are continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

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Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App (replaced by CharterGPT) and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a monthly management fee and an occupied hourly fee based on usage. Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s booking app, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the app. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to bookings through the app was $268,818 as of December 31, 2023.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

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Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations.

Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the Company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the Company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

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4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Trend Information

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, federal and foreign governmental policy decisions. A host of factors beyond Jet.AI’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the results of operations.

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BUSINESS

Overview

Our business strategy combines concepts from fractional jet and charter jet programs with innovations in artificial intelligence, also referred to herein is “AI.” Our purposeful enhancement of price discovery has the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed the Company on June 4, 2018. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”), which originally functioned as a prospecting and quoting platform to arrange private jet travel with third party carriers. Following our acquisition of HondaJets, we began selling jet cards and fractional ownership interests in our aircraft. In 2023, we launched an AI-enhanced booking app called CharterGPT, as more fully discussed under “ – Our Software Platforms – Our Booking Platform and CharterGPT” and “Strategy - Artificial Intelligence” below.

Beginning in 2023, we launched our Jet.AI Operator Platform to provide a B2B software platform for SaaS products. Currently we offer the following SaaS software to aircraft owners and operators generally:

●	Reroute AI: recycles aircraft waiting to return to base into prospective new charter bookings to destinations within specific distances; and
●	DynoFlight: enables aircraft operators to estimate aircraft emissions then purchase carbon removal credits via our DynoFlight API.

We have also established a specific version of a private jet by the seat booking tool called for the Las Vegas Golden Knights and Cirrus Aviation via 380 Software LLC. 380 Software LLC is a by-the-seat charter joint venture between us and Cirrus Aviation.

Our strategy involves expanding our fleet of aircraft with larger aircraft capable of traveling longer distances, developing a national jet card program based on third party aircraft, further enhancing the AI functionality of Charter GPT, and expanding upon our B2B software offerings. Our strategy involves expanding our fleet of aircraft with larger aircraft capable of traveling longer distances, further enhancing the AI functionality of Charter GPT, expanding upon Reroute AI and DynoFlight.

The Business Combination

General

On August 10, 2023, Jet.AI Inc., a Delaware corporation (f/k/a Oxbridge Acquisition Corp.), consummated a “Business Combination” pursuant to the Business Combination Agreement and Plan of Reorganization, dated February 24, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of May 11, 2023, by and among Oxbridge Acquisition Corp. (“Oxbridge”), the Merger Subs and Jet Token. Pursuant to the Business Combination Agreement, Oxbridge redomiciled as a Delaware corporation and was immediately renamed Jet.AI, Inc., and promptly thereafter, (a) First Merger Sub merged with and into Jet Token with Jet Token surviving the merger as a wholly owned subsidiary of Jet.AI Inc., and (b) Jet Token merged with and into Second Merger Sub (each merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

As a result of the Business Combination:

●	the then issued and outstanding Class A Ordinary Shares of Oxbridge were converted, on a one-for-one basis, into shares of Common Stock of Jet.AI, Inc.;

●	the then issued and outstanding Class B Ordinary Shares of Oxbridge were converted, on a one-for-one basis, into shares of Common Stock of Jet.AI, Inc.;

●	the then issued and outstanding Oxbridge warrants were converted into an equal number of warrants, each exercisable for one share of Common Stock of Jet.AI, Inc. (“Jet.AI Warrants”);

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●	the then issued and outstanding Oxbridge Units were converted into an equal number of Jet.AI Units, each consisting of one share of Common Stock and one Jet.AI Warrant;

●	the outstanding shares of Jet Token common stock, including all shares of Jet Token preferred stock that converted into shares of Jet Token common stock, were cancelled and converted into the right to receive the number of shares of Common Stock and the number of Merger Consideration Warrants based on the respective exchange rations set forth in the Business Combination Agreement;

●	all outstanding Jet Token options for its common stock, whether or not exercisable and whether or not vested, were converted into options to purchase Common Stock based on the applicable exchange ratio determined in accordance with the Business Combination Agreement;

●	all outstanding Jet Token warrants were converted into warrants to acquire the number of shares of Common Stock and Merger Consideration Warrants based on the applicable exchange ratio set forth in the Business Combination Agreement; and

●	the outstanding Jet Token restricted stock unit awards were converted into Jet.AI restricted stock unit awards based on the applicable exchange ratio determined in accordance with the Business Combination Agreement.

As a result of the Business Combination, Jet.AI Inc. has one class of Common Stock, listed on Nasdaq under the ticker symbol “JTAI”, and had two classes of warrants the Jet.AI Warrants and the Merger Consideration Warrants, listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ” respectively.

Certain Financing Arrangements

Prior to and in connection with the Business Combination, we entered into financing arrangements intended to provide us with equity-based financing.

In August 2022, Jet Token entered into a Share Purchase Agreement, dated as of August 4, 2022 (the “Share Purchase Agreement”), with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assigned to the Company upon the Closing of the Business Combination. Under the Share Purchase Agreement, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s Common Stock (the “Aggregate Limit”) during the 36-month period following the date of the Closing of the Business Combination. GEM is not obligated to purchase shares under the Share Purchase Agreement if any purchase of shares would result in GEM and its affiliates beneficially owning, directly or indirectly, at the time of the proposed issuance, more than 9.99% of the number of issued and outstanding shares of Common Stock as of the date of such proposed issuance. In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of Common Stock at the “Daily Closing Price” of the Common Stock, at the option of the Company. Pursuant to the Share Purchase Agreement, on August 10, 2023, the Company issued GEM a warrant (as subsequently amended, the “GEM Warrant”) granting it the right to purchase up to 6% of the outstanding Common Stock of the Company on a fully diluted basis as of the date of listing, with exercisability currently limited to 4.99% of the Company’s Common Stock outstanding immediately after giving effect to such exercise. The GEM Warrant has a term of three years from the date of issuance and, as of December 31, 2024, had an exercise price of $8.40 per share (subject to potential reduction in August 2024).

On August 6, 2023, we entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Meteora”) (as amended on August 31, 2023 and October 2, 2023, the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. The primary purpose of our entering into the Forward Purchase Agreement and these transactions was to provide a mechanism whereby Meteora would purchase, and waive their redemption rights with respect to, a sufficient number of Oxbridge Class A ordinary shares to enable Oxbridge to have at least $5,000,000 of net tangible assets, a non-waivable condition to the Closing of the Business Combination and to provide the Company with cash to meet a portion of the transaction costs associated with the Business Combination. Following the Closing of the Business Combination, we paid to Meteora $6,805,651, representing amounts payable by us to Meteora under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares (as defined and discussed below) issued to Meteora under the FPA Funding Amount PIPE Subscription Agreement; and Meteora paid us ½ of the Prepayment Shortfall (as defined below), or $625,000. The Forward Purchase Agreement was amended to provide payment to the Company of an additional $550,000, reflecting payment in full of the amended Prepayment Shortfall of $1,175,000. The Company also received approximately $1.2 million from the issuance of Common Stock under the Forward Purchase Agreement, including due to early termination of the facility.

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In connection with the Business Combination, we also entered into settlement agreements with Maxim, the underwriter for the Company’s initial public offering, and with OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”), the sponsor of Oxbridge, each providing for the issuance of equity in satisfaction of Oxbridge payment obligations.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Overview” for a further discussion of the terms of these financing arrangements and other recent financing transactions.

Recent Events

Nasdaq Compliance

Our Common Stock is currently listed on Nasdaq under the symbol “JTAI”. On December 1, 2023, the Company received a notification letter (the “Initial Notice Letter”) from the Nasdaq Listing Qualifications Staff of Nasdaq notifying the Company that its amount of stockholders’ equity has fallen below the $10 million required minimum for continued listing on The Nasdaq Global Market set forth in Nasdaq Listing Rule 5450(b)(1)(A) (the “Minimum Stockholders’ Equity Requirement”). The Company’s stockholders’ deficit as of December 31, 2023 was $(3,963,039). The Initial Notice Letter also noted that as of September 30, 2023, the Company did not meet The Nasdaq Global Market alternative listing criteria for the “Market Value” standard or the “Total Assets / Total Revenues” standard. The Initial Notice Letter further noted that the Company may consider applying to transfer the Company’s securities to The Nasdaq Capital Market, which would require the Company to, among other things, meet The Nasdaq Capital Market’s continued listing requirements. On August 14, 2024, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market to be effective as of the opening of trading on August 16, 2024.

On April 14, 2024, the Company received an additional notification letter from Nasdaq (the “Second Notice Letter”) stating that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of the Company’s Common Stock has been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). The notification of noncompliance has no immediate effect on the listing or trading of the Company’s Common Stock on Nasdaq. The Company has 180 calendar days, or until October 14, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of the Company’s Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event the Company does not regain compliance with the Minimum Bid Price Requirement by October 14, 2024, the Company may be eligible for an additional 180-calendar day compliance period because it elected to transfer to The Nasdaq Capital Market. To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period. The Company’s failure to regain compliance during this period could result in delisting. The Company intends to actively monitor the bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement.

On May 30, 2024, the Company received an additional notification letter from Nasdaq (the “Third Notice Letter”) stating that the Company has not regained compliance with the Minimum Stockholders’ Equity Requirement for continued listing discussed in the Initial Notice Letter, which it was required to meet by May 29, 2024 pursuant to its compliance plan. The Third Notice Letter notified the Company that, unless the Company requested an appeal hearing before the Nasdaq Hearings Panel (the “Panel”) by June 6, 2024, trading of the Company’s Common Stock would be suspended at the opening of business on June 10, 2024, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq (such notification, the “Delisting Notice”).

As directed in the Third Notice Letter, the Company timely requested a hearing before the Panel and paid the applicable fee to appeal the Delisting Notice. The Delisting Notice has no immediate effect on the listing or trading of the Company’s Common Stock. The Company’s hearing request stayed the suspension of trading on the Company’s securities, and the Company’s securities continue to trade on Nasdaq. On August 14, 2024, in connection the implementation of the Company’s compliance plan, the Nasdaq Hearings Panel granted the Company’s request to transfer the Company’s securities from The Nasdaq Global Market to The Nasdaq Capital Market to be effective as of the opening of trading on August 16, 2024. Further the Nasdaq Hearings Panel granted the Company’s request to have until November 26, 2024 to demonstrate compliance with its previously submitted plan, a deadline that the Company believes to be attainable. The Company is working diligently to cure the deficiencies set forth in the Delisting Notice and plans to regain compliance with the continued listing requirements as soon as practicable.

Although the Company believes it will be able to achieve compliance with Nasdaq’s continued listing requirements, there can be no assurance that the Company will be able to regain compliance with such requirements, or maintain compliance with any other listing requirements within the time frame required by Nasdaq or at all, particularly if the Company’s stock price trades below $1.00 for a sustained period. Nasdaq’s determination that we fail to meet the continued listing standards of Nasdaq may result in our securities being delisted from Nasdaq as set forth in the Delisting Notice.

Letter Agreements

On September 24, 2024, the Company and the Selling Stockholder entered into the Letter Agreement that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Letter Agreement that the Company has undertaken or effected prior to the date of the Letter Agreement. As consideration for the waiver, the Company agreed to a release of the Selling Stockholder and its affiliates and issued an additional 50 shares of Series B Preferred Stock to the Selling Stockholder.

On October 10, 2024, the Company and the Selling Stockholder entered into the Second Letter Agreement that set forth certain understandings and agreements among the Company and the Selling Stockholder. Pursuant to the Second Letter Agreement, the Selling Stockholder agreed to refrain from taking action to protect its legal rights under the transaction documents, related to certain actions and transactions identified in the Second Letter Agreement. Such actions include the Company’s filing of an amendment to the registration statement on Form S-1 (File No. 333-281911) with the SEC and a registered direct offering. As consideration for the waiver, the Company agreed to change the Conversion Measurement Period (as defined in the Certificate of Designations) for the previously issued 200 shares of Series B Preferred Stock to begin on March 28, 2024 and to end in accordance with the Certificate of Designations.

Registered Direct Offering

On October 10, 2024, the Company entered into Securities Purchase Agreements (the “RDO Purchase Agreements”) with institutional investors for the sale by the Company of 26,666,666 shares (the “RDO Shares”) of the Company’s Common Stock at a per share price of $0.09. The closing of the offering occurred on October 11, 2024. The gross proceeds to the Company from the offering was approximately $2.4 million, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The offering of the RDO Shares was made pursuant to a shelf registration statement on Form S-3 (File No. 333-281578), which was originally filed by the Company with the SEC on August 15, 2024, and declared effective on September 9, 2024. The Company filed a prospectus supplement dated October 11, 2024 with the SEC in connection with the offer and sale of the RDO Shares on October 11, 2024.

Also on October 10, 2024, the Company entered into a placement agency agreement with Maxim (the “RDO Placement Agency Agreement”), pursuant to which the Company agreed to pay the Maxim an aggregate fee equal to 7.0% of the aggregate gross proceeds received by the Company from the sale of the RDO Shares in the offering. The Company also agreed to reimburse Maxim for certain expenses in an amount up to $100,000.

In connection with the offer and sale of the RDO Shares, the Company’s directors and executive officers entered into lock-up agreements, pursuant to which they agreed, for a period of 90 days after the closing and subject to certain exceptions, not to directly or indirectly offer, sell, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for common stock of the Company.

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Our Aircraft Operations

In July 2021, we leased a HondaJet aircraft under a short-term lease arrangement, which terminated in February 2022, to accelerate our aircraft operations and sales of jet card memberships. We have acquired four HondaJet Elite aircraft under our 2020 Purchase Agreement with Honda Aircraft Company, discussed under “– Our Aircraft” below, all four of which have been sold, but three of which remain part of our fleet, as discussed below, with three of the four aircraft having been delivered in 2022. Great Western Air, LLC (DBA Cirrus Aviation Services, LLC) (“Cirrus”) is managing, operating, and maintaining our aircraft and has a growing team of pilots that have been specially trained on the HondaJet at the Flight Safety facility on the Honda Aircraft Company campus in Greensboro, NC. Cirrus has additionally developed a safety co-pilot training program in coordination with the FAA and a local flight training academy for licensed pilots already skilled with the Garmin 1000 avionics suite.

We offer the following programs for our HondaJet Elite aircraft:

●	Fractional ownership program: This program provides potential owners the ability to purchase a share in a jet at a fraction of the cost of acquiring an entire aircraft. Each 1/5 share guarantees 75 occupied hours of usage per year with 24 hours of notice. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a monthly management fee and an hourly usage fee. As part of the aircraft purchase agreement, the buyer enters into an aircraft management agreement which lasts three years and, at the end of the contract period, the aircraft is typically sold, and the owners are given their pro-rata share of the sale proceeds. The three-year term is not renewable. Our current contracts do not contemplate the re-fractioning of the aircraft to other buyers at the end of the term, but rather a whole aircraft sale to a single buyer. Monthly management fees are in general subject to an annual CPI-W based step-up. CPI-W is a measure of cost inflation commonly used in long term aviation service contracts with OEMs and engine manufacturers.

●	Jet card program: A membership in our jet card program generally includes 10, 25 or 50 occupied hours of usage per year with 24 hours of notice. Members generally pay 100% upfront and then fly for a fixed hourly rate over the next twelve months. Those who require guaranteed availability may pay a membership fee for an additional charge. Jet card program members may interchange as a set ratio per aircraft onto any one of twenty jets operated by our partner, Cirrus.

In addition to servicing members, fractional owners and third-party charter clients, our HondaJets are available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and is an attractive selling point for potential clients.

In 2022, we entered into agreements with Cirrus under which we will sell jet cards for Cirrus’s aircraft, for a commission for sales and client management services, and we make Cirrus’s aircraft available to our customers for charter bookings at preferred rates and with certain service guarantees. As a result, our jet card members and charter customers have access to twenty of Cirrus’s aircraft in the light, mid, super-mid, heavy, and ultra-long-range categories, comprising the following aircraft: CJ3+, CJ4, Lear 45XR, Citation XLS+, Lear 60, Hawker 900XP, Challenger 300, Challenger 604, Falcon 900EX, Challenger 850, Gulfstream V and Gulfstream G550.

In the fourth quarter of 2022, we launched the Onboard Program to allow aircraft owners to contribute their aircraft to the Company’s charter and jet card inventory. The Onboard Program requires one month FAA conformity of aircraft onto the Cirrus Aviation Part 135 certificate, a one-week pilot recertification course for charter operation and execution of a limited management agreement. To date we have a CJ4 customer aircraft managed pursuant to our OnBoard Program.

Our Software Platforms

Our Booking Platform CharterGPT

Our booking platform displays a variety of options across private aircraft types in addition to the pricing of our own aircraft, with a range of prices drawn from a list of thousands of aircraft for hire. We offer users the ability to request a jet and to simultaneously task us with seeking a lower-cost otherwise superior alternative. Our App (or CharterGPT) is directly connected via our application programming interface (API) to Avinode, the major centralized database in private aviation. Through Avinode we can electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We envision a time when CharterGPT draws upon resources other than Avinode for private aircraft inventory, in particular we contemplate a connection between the inventory found in Reroute AI and CharterGPT.

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The CharterGPT app, which we released in the iOS and Android stores in 2023 to replace the charter booking function of our Jet Token App, automates certain of these manual steps involved in charter bookings, and we believe this automation will enable us to scale charter activity with fewer persons than would be normally required. In particular, CharterGPT is designed to do the following: (1) intake travel requirements in natural language and then interact with customers to provide substantive replies and actionable suggestions with quality indistinguishable from an experienced charter professional; (2) power the content behind outbound calls to smaller charter operators to confirm electronic indications of interest communicated via the Avinode centralized booking database of private aircraft; (3) reconcile the natural language terms in a third party jet operator contract with the terms and conditions in the contract the customer signs with us (4) verify that payment for the charter has cleared.

Jet.AI Operator Platform

Jet.AI provides and continues to develop a B2B software platform for a suite of SaaS products termed “Jet.AI Operator Platform” which currently consists of:

Reroute AI

In 2024 we launched Reroute AI. Reroute AI software is web based and enables FAA Part 135 operators to earn revenue on otherwise empty flight legs. When prompted with basic travel itinerary information such as city pair and date of travel, Reroute AI searches its database of empty flight legs and proposes novel combinations of those legs that meet these constraints it has been given. Its database of empty flight legs comes from API integrations with certain other databases and a ChatGPT enhanced scrape of publicly available empty leg lists published by Part 135 operators. An operator may upload its own aircraft tail numbers and empty leg list if for any reason one or both have not already been uploaded into the system. Jet.AI generates revenue from Reroute AI when an operator wishes to book an itinerary proposed by the software that involves the use of aircraft outside that operator’s fleet. In that instance, Jet.AI acts as broker to the operator using Reroute AI’s proposed itinerary and a human in the loop to negotiate the new pricing and new routing of the third party operator’s aircraft.

DynoFlight

DynoFlight is a software API that we launched at the end of 2023. It enables aircraft operators to track and estimate emissions and then purchase carbon offset credits. DynoFlight offers small to medium sized operators a way to begin tracking and offsetting their carbon credits with advances estimation techniques, compliant practices, and quality credits at prices usually only accessible to operators working at a much larger scale that are buying in bulk. In February, 2024, the Company announced a collaboration with FL3XX, a web and app-based aviation management platform, to introduce the DynoFlight carbon offset platform to FL3XX customers. We believe the DynoFlight API may offer an advantage even to large organizations that wish to manage working capital more efficiently (i.e. pay as they fly instead of buying in bulk). We are currently in the process of integrating the DynoFlight API with the FL3XX systems. We believe that, once the DynoFlight API has been integrated with FL3XX and future customers, it will generate monthly and usage-based revenues with modest operating costs limited to server administration and maintenance of the code base.

FlightClub – Cirrus Specific

The Flight Club API is designed to enable FAA Part 135 operators to function simultaneously under FAA Part 380 which permits sale of private jet service by the seat instead of by whole aircraft. The Flight Club software integrates front end ticketing and payment collection with the flight management systems of an FAA Part 135 operator. It automates the process of filing forms for each flight with DOT and conforms with DOT escrow requirements around ticketing and movement of customer funds. Our initial use case of the Flight Club is through 380 Software LLC, a 50% owned subsidiary founded in co-operation with our operating partner and 50% owner of 380 Software LLC, Cirrus Aviation. The Company retains all rights to the technology powering 380 Software LLC and has granted 380 Software LLC a perpetual non-transferrable license. This initial implementation of the Flight Club permits the owners of Cirrus Aviation-managed aircraft to fly on one another’s planes at a significantly reduced cost when those planes are otherwise flying empty. The operating costs of these flights are typically borne by the previous charter customer who is typically obliged to pay not only the cost of an outbound leg but also the cost of the return leg. The charter customer is typically obliged to pay the cost of the return because the sale of the empty return is an inherently low probability event based on historical industry experience.

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We are currently focused on our partnership with the Las Vegas Golden Knights and on integrating with their systems to generate seat sales. Once we learn more from the Cirrus and Las Vegas Golden Knight partnerships we will decide whether to expand the availability of Flight Club.

Strategy

Aircraft Operations

Having successfully executed the HondaJet four aircraft fleet deal and further having sold through all four aircraft, three of which remain part of our fleet, as discussed below, we plan to gradually expand our fleet with super-mid-size aircraft and the help of our operating partner, Cirrus. Cirrus manages a fleet of 30 jets in Las Vegas, where we are headquartered. We have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) our securing of debt financing to fund the initial fleet purchase down payment and (2) the development of a management, interchange and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement, and anticipate being able to secure the first Challenger 3500 delivery in the second quarter of 2026. Once a fleet purchase agreement is in force, we would then look to pre-sell fraction interests in these aircraft with a bias toward larger fractions. Upon delivery, the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms.

Given the two-year timeframe prior to delivery, the Company may consider independent development of Part 135 operations, subject to management’s internal return on capital targets and, depending on the level of scale, the prospective benefits of enhanced operational control on customer service.

Because all major manufacturers of super-mid or large cabin aircraft such as Gulfstream, Falcon, Bombardier, Embraer, and Textron each have one to three year waiting lists for super-mid-size jets, many of our fractional competitors can only pre-sell, and remain otherwise unable to offer the related service. Our strategy is to allow customers, in advance of delivery, to fly on Cirrus’s managed Challenger 300/350, 604/605 and 850 model Bombardier aircraft. In return the customer would pay a monthly management fee (MMF) and an occupied hourly fee (OHF) at rates substantially similar to those for their Challenger 3500. We believe this “buy and fly” approach may resonate with market participants who may appreciate the convenience of a fractional program without the extraordinarily long wait.

Conventional wisdom in private aviation has been that a light jet FAA Part 135 operation presents financial challenges because the lower hourly rate of a light jet leaves little margin to pay a second pilot and remain profitable. Thanks to our partnership with Cirrus, we have addressed this concern by having a typed pilot in command with at least 1,500 hours in jets, 1,000 of which must have been in the HondaJet specifically, fly alongside a co-pilot who has been through an FAA approved ground school developed by Cirrus and Chennault Flying Service. This “safety co-pilot” is permitted to operate the aircraft in the unlikely event the pilot in command is incapacitated or otherwise unable to act. The HondaJet, which has been designated by the FAA for single pilot operation, integrates the Garmin 3000 flight system and by law does not require a second pilot to fly. This safety co-pilot program brings trained pilots who are already schooled in either the Garmin 1000 or Garmin 3000 flight system, gives them additional training on the HondaJet and Garmin 300 system, and then allows them to develop their skills alongside a mentor. Importantly, the presence of this safety co-pilot is regarded by our insurer as sufficient to maintain our present level of premium. The safety pilot does not require a full wage because of their status as a trainee and the professional value they gain from accruing jet flight hours. This lower cost of labor helps the Company overcome the traditional costs of paying a second pilot and helps bring a stream of prospective pilot in command candidates. Some safety pilots are newer to aviation while others have had many years of flight training and thousands of hours of flight time on civilian (or military) jet or turboprop aircraft. We believe that the comparatively low cost of entry of the HondaJet and the proven capabilities of the Challenger 3500 are attractive to new and seasoned traveler alike, particularly given our ability to offer interchange between the two aircraft and onto any one of twenty of the thirty aircraft managed by Cirrus. In addition, while some customers have shorter mission profiles and lower passenger loads better suited to the HondaJet others have longer mission profiles with higher passenger loads – and so the HondaJet and the Challenger 3500 (plus Cirrus’s fleet) again make an excellent combination in our view. We have taken a gradual approach to fleet expansion given the capital-intensive nature of aviation and our view that customers should bear the risk (and related tax reward) of owning and maintaining airplanes.

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Jet.AI Operator Platform

Jet.AI provides and continues to develop a B2B software platform for a suite of SaaS products termed “Jet.AI Operator Platform.” In addition to continuing to develop and enhance Reroute AI and DynoFlight, we may further develop our Flight Club API described above to make it available to Part 135 operators more broadly. We also plan to further enhance our internally developed membership portal.

Artificial Intelligence

We operate an app in the iOS and Android stores. The app functions as a prospecting and quoting tool for those interested in chartering a private jet. In 2023, we released an enhanced booking app called CharterGPT to automate much of the manual labor in charter bookings for all of the steps between a customer’s firm indication of interest and their arrival at ultimate destination. We believe this automation will enable us to scale charter activity with fewer persons than would be normally required. In particular, CharterGPT is designed to do the following: (1) intake travel requirements in natural language and then interact with customers to provide substantive replies and actionable suggestions with quality indistinguishable from an experienced charter professional; (2) power the content behind outbound calls to smaller charter operators to confirm electronic indications of interest communicated via the Avinode centralized booking database of private aircraft; (3) reconcile the natural language terms in a third party jet operator contract with the terms and conditions in the contract the customer signs with us (4) verify that payment for the charter has cleared.

In addition, in 2024, we incorporated the following AI-powered features to offer a continually improving unique and personalized experience to customers:

Aircraft Recommendation Engine: Our This feature provides customers greater transparency and understanding of the characteristics of charter relevant to their trips, making it easier for them to make an informed decision. The recommendation engine analyzes a list of available jets based on the travelers request, and considers factors such as budget, preferred aircraft size, age of aircraft, distance of the trip compared with non-stop/range capability, number of passengers, ages and weights of passengers and their respective bags compared with cargo capacity, basic take-off weight limitations, operator safety audit (Argus/Wyvern), cabin amenities such as a fully enclosed lavatory, WiFi availability and years since last interior refurbishment.

Customer service: This feature provides intelligent customer service by using natural language processing and machine learning algorithms to understand and respond to initial booking requests. Untrained call center staff and brittle chat bots characterize much of the customer facing experience today in the US. With the advent of AI, we believe that even for high ticket items, consumers will come to expect a natural language interface trained on terabytes of data that relate specifically to their respective purchases.

Charter brokerage is labor intensive, and most customers are highly price sensitive. We believe these two factors explain why no charter broker has acquired more than 3-5% of the one million brokered flights that land each year in North America. The back end of the App is expected to provide three features that may address the labor intensity (and hence scalability) of our charter brokerage business. First, each charter operator has its own form of legal contract for carriage and that contract must be reconciled with the terms found in the charter brokers’ agreement with the passenger. Our AI is expected to perform this reconciliation automatically, improving the speed to close with the client and reducing labor costs. Second, many charter operators do not initially respond to electronic requests delivered through the Avinode charter database that powers our app. Our generative chat AI is expected to perform outbound voice calls to prompt aircraft operators to respond to quotes we have requested via the web interface to their Avinode account. Third, we expect to develop our AI to integrate with Schedero (an Avinode based scheduling application) to generate a trip sheet for a given charter and then to further integrate with Stripe to invoice and confirm payment via credit card, wire, or ACH.

In addition, we are developing the following AI-powered features to incorporate into the AI functionality of CharterGPT:

Predictive Destination Optimization: CharterGPT is expected to initially make use of information such as airport closures, fuel prices, historical traffic patterns, landing fees, and traveler preferences to then recommend which private airport to select when a traveler’s destination address is serviced by multiple airstrips. For example, Los Angeles is serviced by Los Angeles International Airport (LAX), Van Nuys Airport (KVNY), Burbank Bob Hope Airport (KBUR), John Wayne Airport (KSNA). Landing at an airport farther from one’s ultimate destination may save time if doing so enables faster ground transportation.

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Predictive Departure Date: CharterGPT is expected to analyze historical pricing data and forward-looking event data related to a given itinerary to predict the best date to book a flight to obtain the lowest price for their desired charter itinerary. Although approximately thirty-five blackout days a year are widely understood to absorb most domestic private aviation capacity, a variety of lesser appreciated grey-out days centered around key sporting events or entirely new happenings can affect both regional and national pricing.

Predictive Departure Time: CharterGPT is expected to use machine learning algorithms to recommend the optimal departure time based on both historical and live weather conditions, air traffic, and other factors, to help customers more reliably arrive at their destination on time.

Predictive Ground Transportation: CharterGPT is expected to recommend ground transportation. For example, some airports run out of rental cars at certain times each year because of an annual conference or other recurring special event. Some of our competitors have taken steps to remedy the shortage at some airports by positioning in their own vehicles for customer use.

Sales and Marketing

Our marketing and advertising efforts are focused on high-net-worth individuals. We have observed that many first-time private flyers came to market beginning in 2020 in an effort to avoid commercial travel and thereby curtail their prospective exposure to COVID-19. We intend to continue to expand our marketing and advertising through the following channels: online marketing, television advertising and event marketing. Paid social media and search engine advertising drive our online marketing. In the past we have launched 15 and 30 second advertising spots that are targeted at high-net-worth individuals and corporate executives through several channels, including CNBC, Fox Business, and The Golf Channel, as well as online through Facebook and Linked-In. We intend to expand social media and event marketing in particular, provided those meet our internal return targets. With respect to event marketing we intend to have a presence at sporting events, business jet industry gatherings and Company hosted aircraft static displays.

Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our Company will be positioned to provide optimum flexibility and cost efficiency for our clients.

Our Aircraft

The Company’s aircraft fleet consists of five aircraft – three HondaJet HA-420 aircraft (the “HondaJet Elites”), one Citation CJ4 Gen 2 aircraft, and one King Air 350i. The Company acquired the three HondaJet Elites pursuant to a Purchase Agreement with Honda Aircraft Company for a multi-aircraft deal for four HondaJet Elites. One of the HondaJet Elites in our current fleet was sold and is now leased by the Company from Western Finance Company. The other two HondaJet Elites in our current fleet were purchased and subsequently financed through the sale of all fractional interests in each of these aircraft. We also acquired a fourth HondaJet Elite pursuant to the Purchase Agreement with Honda Aircraft Company, but we sold this aircraft in June 2022, after we determined, based on our internal financial and legal review, that the sale of the aircraft would offer a net benefit to our stakeholders. The Citation CJ4 Gen 2 and King Air 350i in our fleet are owned by customers and managed through our OnBoard Program, which allows aircraft owners to contribute their aircraft to our charter and jet-card inventory after they have completed certain FAA certifications and requirements.

Under the terms of our management agreement, which has a term of one year that automatically renews unless otherwise terminated by either party upon 30 days prior notice, the customer pays us a monthly management fee for services, including aircraft management services, flight crew services, such as pilot hiring, flight operations services, aircraft maintenance management and other administrative services.

HondaJet Elite aircraft are ideally suited for trips under 3 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet Elite aircraft is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

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As discussed above in “Business – Strategy – Aircraft Operations” above we have executed a non-binding letter of intent to acquire five new Challenger 3500 aircraft from Bombardier, consisting of three prospective firm orders and two options. Subject to (1) our securing of debt financing to fund the initial fleet purchase down payment and (2) the development of a management, interchange and support plan with our partner Cirrus, we would then plan to execute a formal fleet purchase agreement, and anticipate being able to secure the first Challenger 3500 delivery in the second quarter of 2026. once a fleet purchase agreement is in force, we would then look to pre-sell one quarter, one half or full interest in these aircraft. Upon delivery, the jets would in turn be managed by Cirrus and listed on their Part 135 certificate. Customers would be expected to make a down payment and progress payments, consistent with fractional industry norms.

If we include its predecessors the Challenger 300 and Challenger 350, Bombardier has sold over 1,000 serial numbers in the Challenger 3500 line, which in our view remains one of the most popular and reliable super-mid-size jets in the world. The aircraft requires no major scheduled maintenance overhaul in its first two years of service, a testament to the depth of historical experience the manufacturer has developed with this model of aircraft since the Challenger 300 was introduced in 1999. The spacious 8-9 seat stand-up cabin, 43,000 foot flight ceiling and Mach 0.83 capability, make it a leading choice for travelers. After twenty-four years in service the Challenger 300/350/3500 airframe has attracted a sizable community of typed pilots and Bombardier has constructed 41 worldwide service centers (11 in the US) to support utilization.

We currently base our fleet at Harry Reid International airport in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership.

Based on our experience, and in light of many of our competitors restricting charters on certain “blackout dates,” we estimate that thirty calendar days per year (due to holidays, major sporting events, etc.) it is extremely difficult to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers.

We have entered into an Executive Aircraft Management and Charter Services Agreement with Cirrus. Under this agreement, Cirrus provides management services to us with respect to the marketing, operation, maintenance and administration of our aircraft. Specifically, following the initial set-up services, Cirrus provides Flight Crew Services, including selection, training, employment and management of the pilots necessary for operating the Company’s Aircraft; Flight Operation Services, including flight scheduling, following and support services; Aircraft Maintenance Services, including maintenance of the Aircraft and/or management of maintenance of the Aircraft performed by third parties, related maintenance support functions and the administration of the Aircraft’s log books, manuals, data, records, reports and subscriptions; Administrative Services, including budgeting, accounting and reporting services; Facility Services, including providing and/or arranging for aircraft hangar and support facilities at the Aircraft’s Operating Base and other locations at which the Aircraft may be situated from time to time; and Insurance Services, including providing insurance policies for the Aircraft.

Cirrus is the largest private jet charter company based in Las Vegas. The Cirrus team has been managing and operating aircraft – commercially and privately – for more than 40 years. In addition, Cirrus is:

●	FAA Eligible On-Demand Approved
●	ARG/US Platinum Rated
●	Wyvern Recommended

Cirrus maintains, services and operates our aircraft on our behalf and in compliance with all applicable FAA regulations and certification requirements. Cirrus has the capability to provide substitute aircraft at competitive rates in periods of excess demand for our aircraft.

Competition

The private air travel industry is extraordinarily competitive. We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, Volato and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment and other on-board amenities.

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Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

In 2018 and 2019, respectively, VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. In addition, during 2020, Wheels Up acquired Delta Private Jets as well as Gama Aviation, a business jet services company and in 2021 Vista Jet acquired a number of smaller players as well as Apollo Jets. Increased consolidation in our industry could further intensify the competitive environment we face.

Intellectual Property

We registered a trademark on our brand name, Jet Token, and our logo, with the United States Patent and Trademark Office. We have also purchased our domain name, jettoken.com and operate our website under that domain. We have an application pending with the United States Patent and Trademark Office for Jet.AI. We are the sole owner of the copyrights in and to the software code underlying our App, CharterGPT and the software code underlying our Jet.AI Operator Platform offerings.

Employees

We have eight (8) full-time employees, including our Executive Chairman and Interim Chief Executive Officer, our Interim Chief Financial Officer, our Chief Operating Officer, and our Chief Marketing Officer.

Regulation

Regulations Applicable to the Ownership and Operation of Our Aircraft

Once we have leased our aircraft, Cirrus, which will maintain and manage our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

U.S. Department of Transportation (“DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority, and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories, and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

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Federal Aviation Administration (“FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

●	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),
●	maintenance and repair facility certification
●	certification and regulation of pilots and cabin crew, and
●	management of airspace.

In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

Transportation Security Administration (“TSA”)

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of the Company purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

Property

We lease space for our corporate headquarters in Las Vegas, Nevada and a satellite office in San Francisco, consisting of office space and the use of shared conference facilities.

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DIRECTORS AND EXECUTIVE OFFICERS

The following is a list of our directors and executive officers.

Name	Age	Position
Michael D. Winston, CFA	47	Executive Chairman and Interim Chief Executive Officer, Director
George Murnane	66	Interim Chief Financial Officer, Director
William Yankus(1)(3)	63	Director
Wrendon Timothy(1)(2)(3)	43	Director
Patrick McNulty	40	Chief Operating Officer
Lt. Col. Ran David(2)	48	Director
Donald Jeffrey Woods(3)	47	Director
Ehud Talmor(1)(2)	48	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Effective upon the closing of the Business Combination, Michael D. Winston was appointed to serve as Jet.AI’s Executive Chairman and as Jet.AI’s interim Chief Executive Officer (“CEO”) and George Murnane was appointed to serve as Jet.AI’s interim Chief Financial Officer (“CFO”) until Jet.AI completes its ongoing search for a long-term CFO, at which point Mr. Winston will step down from his role as interim CEO and Mr. Murnane will transition from Jet.AI’s interim CFO to its CEO.

Executive Officers

Michael D. Winston, CFA founded Jet Token in 2018 and has served Executive Chairman for Jet Token and Jet.AI since Jet Token’s founding. Upon completion of the Business Combination, he is serving as Interim Chief Executive Officer until such time as the Company hires a permanent Chief Financial Officer. Mr. Winston began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP. In 2012, Mr. Winston formed the Sutton View group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School in 2005, and a BA in Economics from Cornell University in 1999. While at Cornell he studied for a year at the London School of Economics and at age 18 won a $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder, and a member of the Economic Club of New York. We believe Mr. Winston is qualified to serve as a director because of his operational and historical expertise gained from serving as Jet Token’s Founder and Executive Chairman.

George Murnane served as Jet Token’s Chief Executive Officer since September 2019. Upon completion of the Business Combination, he was named Interim Chief Financial Officer until such time as the Company hires a permanent Chief Financial Officer, at which time he will again assume the role of Chief Executive Officer. Mr. Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer in the air transportation and aircraft industry, including as Chief Executive Officer for ImperialJet S.a.l from 2013 to 2019, Chief Operating Officer and Acting Chief Financial Officer of VistaJet Holdings, S.A. in 2008, Chief Financial Officer of Mesa Air Group from 2002 to 2007, Chief Operating Officer and Chief Financial Officer of North-South Airways from 2000 to 2002, Executive Vice President, Chief Operating Officer and Chief Financial Officer of International Airline Support Group from 1996 to 2002 and Executive Vice President and Chief Operating Officer of Atlas Air, Inc. from 1995 to 1996. From 2009 until he joined Jet Token, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania in 1980. We believe Mr. Murnane is qualified to serve as a director because of his expertise gained from serving as Jet Token’s Chief Executive Officer and his extensive financial experience.

Patrick McNulty has served as Jet Token’s Chief Operating Officer since June 2021. Prior to joining Jet Token, Mr. McNulty served as a manager of Sales Operations and Business Development with Honda Aircraft Company. While with Honda Aircraft, Mr. McNulty led the development of a robust sales engineering team and was instrumental in product development and market analysis for the manufacturer. Prior to Honda Aircraft Company, Mr. McNulty worked in the aircraft engine division of Rolls-Royce North America and at light jet manufacturer Eclipse Aviation. Mr. McNulty is a graduate of the Embry-Riddle Aeronautical University (BS Aerospace Engineering, MBA Aviation).

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Non-Employee Directors

Wrendon Timothy has been a director of our company since August 2023. He served as Oxbridge’s Chief Financial Officer, Treasurer, Secretary and director since April 2021 until the completion of the Business Combination. He has served as a director, chief financial officer and corporate secretary of Oxbridge Re Holdings Limited (NASDAQ: OXBR), a Cayman Islands based NASDAQ-listed reinsurance holding company. He has served in the positions of chief financial officer and corporate secretary since August 2013 and as a director since November 2021. In his role, he has provided financial and accounting consulting services with a focus on technical and SEC reporting, compliance, internal auditing, corporate governance, mergers & acquisitions analysis, risk management, and CFO and controller services. Mr. Timothy also serves as an executive and director of Oxbridge Reinsurance Limited and Oxbridge Re NS, the wholly-owned licensed reinsurance subsidiaries of Oxbridge Re Holdings Limited. Mr. Timothy also serves as a director of Oxbridge’s Sponsor, OAC Sponsor Ltd, and as a director of SurancePlus Inc., a British Virgin Islands wholly-owned Web3 subsidiary of Oxbridge Re Holdings Limited.

Mr. Timothy started his financial career at PricewaterhouseCoopers (Trinidad) in 2004 as an Associate in their assurance division, performing external and internal audit work, and tax-related services. Throughout his career progression and transitions through KPMG Trinidad and PricewaterhouseCoopers (Cayman Islands), Mr. Timothy has successfully delivered services across both the public and private sectors, spanning insurance and reinsurance, banking, hedge funds, trusts, investment management, manufacturing, beverage, construction, glass, healthcare, retail, construction, marketing, restaurant, software, sports, and tourism industries. Mr. Timothy management roles allowed him to be heavily involved in the planning, budgeting, and leadership of engagement teams, serving as a liaison for senior client management, and advising on technical accounting matters. Mr. Timothy is a Fellow of the Association of Chartered Certified Accountants (ACCA), a Fellow Chartered Corporate Secretary and also holds a Postgraduate Diploma in Business Administration and a Master of Business Administration, with Distinction (with a Specialism in Finance (with Distinction), from Heriot Watt University in Edinburg, Scotland. Mr. Timothy holds directorship and leadership roles with a number of privately-held companies, and also serves on various not-for-profit organizations, including his governance role as Chairman of Audit & Risk Committee of The Utility Regulation & Competition Office of the Cayman Islands, and Audit Committee Chairman of the Cayman Islands Conference of SDA. Mr. Timothy is an active Fellow Member of the ACCA, an active member of the Cayman Islands Institute of Professional Accountants (CIIPA), an active Fellow Member of the Chartered Governance Institute (formerly the Institute of Chartered Secretaries and Administrators) and a member of the Cayman Islands Directors Association.

We believe that Mr. Timothy is qualified to serve as a director because of his extensive capital markets experience and significant expertise across a wide array of corporate matters.

William L. Yankus has been a director of our company since August 2023. He served as one of Oxbridge’s independent directors since August 2021. Mr. Yankus is an experienced investment banking specialist with a demonstrated history of working in the insurance industry. Since July 2015, Mr. Yankus has served as Founder and Principal of Pheasant Hill Advisors, LLC, a New York based advisor firm that provides various research, advisory, private equity capital raising and M&A services primarily to the insurance industry and insurance industry investors. Since March 2016, Mr. Yankus has served on the board of directors of Kingstone Companies, Inc. (NASDAQ: KINS), a New York based NASDAQ-listed property and casualty insurance company. He has also served as the Chairman of Kingstone’s Compensation Committee since April 2017, and as the Chairman of Kingstone’s Investment Committee since February 2020. Mr. Yankus is also a Senior Advisor at Independent Insurance Analysts LLC, which provides investment analysis, credit research and investment banking services related to the life insurance industry.

From September 2011 to June 2015, Mr. Yankus served as Managing Director for Sterne Agee, one of the oldest privately owned financial services firm in the USA. Sterne Agee offered wealth management and investment services to a diverse client base and custodies nearly $26 billion in client assets. Prior to Sterne Agee, Mr. Yankus also held executive and leadership roles with other reputable financial services and investment banking firms, including serving as Head of Insurance Research at Macquarie Group from December 2009 to November 2010, Managing Director-Insurance Research for Fox-Pitt, Kelton from May 1993 to November 2009, and Vice President, Insurance Research at Conning & Company from June 1985 to Apr 1993. He completed the CFA program in 1989 and passed the CT uniform CPA exam in 1984. He received his B.A. degree in Economics and Accounting from The College of the Holy Cross.

Mr. Yankus brings significant leadership, insurance, public company, mergers & acquisitions, corporate governance and investment banking experience to our Board of Directors.

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Ehud Talmor (Maj. IAF Ret.) has been a director of our company since August 2023. He is a decorated, retired, senior officer from the Israeli Air Force with over twenty-five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A. In addition to serving as Project Manager for the F-35 program, Mr. Talmor was also the Israeli Air Force’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya with a B.A. in Psychology. We believe Mr. Talmor is qualified to serve as a director because of his considerable aviation industry, business and project management experience.

Lt. Col. Ran David (IAF) has been a director of our company since August 2023. He is a decorated combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Lt. Col David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Lt. Col David is a graduate of the USAF Air Command and Staff College and the University of Haifa. Lt. Col David is qualified to serve as a director because of his considerable aviation industry and pilot training experience.

Donald Jeffrey Woods has been a director of our company since August 2023. He is currently the Co-Founder and Chief Product Officer of Puzl LLC, a company using artificial intelligence to transform retail. He also currently serves as President and Board Member of Woods Supermarket, Inc., a mid-sized family-owned chain of supermarkets operating across Missouri, which has been serving its communities for over 75 years. Prior to these roles, from 2011 to 2019, Mr. Woods served in roles of Vice President of Marketing Strategy and Chief Product Strategist with SAP SE (NYSE: SAP) in London and New York. From 2001 to 2011, Mr. Woods served as Vice President of Enterprise Applications Research at Gartner Inc (NYSE: IT) where he was the global lead for enterprise applications. Prior to this, Mr. Woods built and sold his own logistics company. Mr. Woods is a graduate of Cornell University in Applied Economics and holds an MBA from Columbia Business School. Mr. Woods is qualified to serve as a director because of his considerable technology development, artificial intelligence, business and marketing experience.

Family Relationships

There are no familial relationships among the Jet.AI directors and executive officers.

Board Composition

The Board is comprised of seven directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Jet.AI’s directors are among the three classes as follows:

●	the Class I directors are Lt. Col. Ran David and Donald Jeffrey Woods and their terms will expire at the 2027 annual meeting of stockholders;

●	the Class II directors are William Yankus and Wrendon Timothy and their terms will expire at the 2025 annual meeting of stockholders; and

●	the Class III directors are Michael Winston, George Murnane and Ehud Talmor and their terms will expire at the 2026 annual meeting of stockholders.

Directors in a particular class are elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors is elected at each annual meeting of Jet.AI stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. This classification of the Board may have the effect of delaying or preventing changes in Jet.AI’s control or management.

The Company’s Certificate of Incorporation and Bylaws provide that only the Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. The Certificate of Incorporation and Bylaws also provide that Jet.AI’s directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

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Director Independence

The Board determined that each of the directors serving on the Board, other than Michael Winston and George Murnane, qualifies as an independent director, as defined under the listing rules of Nasdaq, and the Board consists of a majority of “independent directors,” as defined under the applicable rules of the SEC and Nasdaq relating to director independence requirements. In addition, Jet.AI is subject to certain rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure

The Board does not have a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual. The members of the Board believe that this determination should be based on circumstances existing from time to time, based on criteria that are in Jet.AI’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by Jet.AI or the industry in which it operates and governance efficiency. The Board adopted Corporate Governance Guidelines, which provide for the appointment of a lead independent director at any time when the Chairperson is not independent. Wrendon Timothy serves as the lead independent director.

Board Committees

The Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. The Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Board will delegate various responsibilities and authority to its committees and the committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees to facilitate the management of the Company’s business as it deems necessary or appropriate from time to time.

Each committee of the Board will operate under a written charter approved by the Board. Copies of each charter are posted on the Investor Relations section of Jet.AI’s website at investors.jet.ai. The inclusion of the Company’s website address or the reference to Jet.AI’s website in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Audit Committee

Jet.AI’s audit committee is comprised of Wrendon Timothy, William Yankus and Ehud Talmor, with Mr. Timothy serving as audit committee chairperson. The Board determined that Messrs. Timothy, Yankus and Talmor each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Board determined that each of Messrs. Timothy and Yankus is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the audit committee and the Board. The audit committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit Jet.AI’s financial statements;

●	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

●	reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Jet.AI’s interim and year-end operating results;

●	reviewing Jet.AI’s financial statements and critical accounting policies and estimates;

●	reviewing the adequacy and effectiveness of Jet.AI’s internal controls;

●	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

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●	overseeing Jet.AI’s policies on risk assessment and risk management;

●	overseeing compliance with Jet.AI’s code of business conduct and ethics;

●	reviewing related party transactions; and

●	approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which is available on Jet.AI’s website. All audit services to be provided to Jet.AI and all permissible non-audit services, other than de minimis non-audit services, to be provided to Jet.AI by Jet.AI’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Jet.AI’s compensation committee is comprised of Lt. Col. Ran David, Wrendon Timothy and Ehud Talmor, and Mr. Talmor is the chairperson of the compensation committee. The Board determined that each member of the compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

●	reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of Jet.AI’s executive officers, including the Chief Executive Officer;

●	making recommendations regarding non-employee director compensation to the full Board;

●	administering Jet.AI’s equity compensation plans and agreements with Jet.AI executive officers;

●	reviewing, approving and administering incentive compensation and equity compensation plans; and

●	reviewing and approving Jet.AI’s overall compensation philosophy.

The compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and is available on Jet.AI’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of William Yankus, Wrendon Timothy and Jeff Woods, and Mr. Woods is the chairperson of the nominating and corporate governance committee. The Board determined that each member of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the Board regarding nominees for election to the Board and its committees;

●	considering and making recommendations to the Board regarding the composition of the Board and its committees;

●	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

●	overseeing Jet.AI’s corporate governance practices;

●	overseeing the evaluation and the performance of the Board and individual directors; and

●	contributing to succession planning.

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The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards and is available on Jet.AI’s website.

Code of Business Conduct and Ethics

The Board adopted a Code of Business Conduct and Ethics that applies to all of Jet.AI’s directors, officers and employees, including Jet.AI’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of Jet.AI’s website. In addition, Jet.AI intends to post on the Corporate Governance section of Jet.AI’s website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Jet.AI compensation committee is or has been at any time one of Jet.AI’s officers or employees. None of Jet.AI’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers serving as a member of the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation limits Jet.AI’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Jet.AI’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that Jet.AI will, in certain situations, indemnify Jet.AI’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Jet.AI has entered into separate indemnification agreements with Jet.AI’s directors and officers. These agreements, among other things, require Jet.AI to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Jet.AI’s directors or officers or any other company or enterprise to which the person provides services at Jet.AI’s request.

Jet.AI also maintains a directors’ and officers’ insurance policy pursuant to which Jet.AI’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and Bylaws, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

Jet.AI is considered a smaller reporting company and an “emerging growth company” within the meaning of the JOBS Act and has opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. In order to provide a fuller understanding of the compensation arrangements with our executive officers, the Company has presented full year 2023 and 2022 information, including compensation paid by Jet Token prior to the completion of the Business Combination.

For fiscal year 2023 and 2022, the named executive officers were:

●	Michael Winston, Executive Chairman and Interim Chief Executive Officer of Jet.AI Inc. following the Business Combination (Founder and Executive Chairman and Treasurer of Jet Token);

●	George Murnane, Interim Chief Financial Officer of Jet.AI Inc. following the Business Combination (Chief Executive Officer and President of Jet Token); and

●	Patrick McNulty, Chief Operating Officer of Jet.AI Inc. following the Business Combination (Chief Operating Officer of Jet Token).

Jet.AI believes its compensation programs should promote the success of the Company and align executive incentives with the long-term interests of its stockholders. Jet.AI’s compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Jet.AI’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, and paid to each of the named executive officers for services rendered to Jet.AI and Jet Token in all capacities during the years ended December 31, 2023 and 2022, respectively:

Name and Principal Position	Year	Salary ($)	Bonus / Commission ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Michael D. Winston	2023	$281,606	$100,000	$—	$20,042	$401,648
Founder and Executive Chairman; Treasurer	2022	$234,791	$25,000	$—	$49,547	$309,338

George Murnane	2023	$243,255	$100,000	$359,745	$18,885	$721,885
Chief Executive Officer and President	2022	$250,000	$100,000	$522,000	$49,966	$921,966

Patrick McNulty	2023	$172,933	$18,106	$205,035	$13,382	$409,455
Chief Operating Officer	2022	$173,068	$111,840	$1,060,200	$36,730	$1,381,383

(1) Other compensation consists primarily of the cost of medical, dental, vision and disability insurance costs, as well as retirement contributions made on behalf of named executive officers.

Narrative Disclosure to Summary Compensation Table

For 2023, the compensation program for Jet.AI’s named executive officers consisted of base salary, bonus and equity awards.

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Compensation Arrangements following the Business Combination

A condition to Jet Token’s obligation to close the Business Combination was that the Company enter into new or amended employment agreements or arrangements with Michael Winston, George Murnane and Patrick McNulty, effective as of the Closing. The terms of those employment agreements and arrangements are disclosed below.

Michael Winston

On August 8, 2023, Michael Winston entered into an employment offer letter with Jet.AI to serve as the Company’s Executive Chairman and as the chief executive officer of the Company until a chief financial officer is appointed by the Company to replace Mr. Murnane, who will serve as chief financial officer during this interim period until he becomes the chief executive officer of the Company. Pursuant to the offer letter, Mr. Winston is entitled to receive a base salary of $385,000.00 and will be eligible to participate in the Company’s performance bonus program, which is expected to be established by December 31, 2024. Mr. Winston is entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft. Mr. Winston will be eligible for a special cash bonus of $1,500,000 upon a Change of Control (as defined in the offer letter). Pursuant to the offer letter, if Mr. Winston’s employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the offer letter), Mr. Winston will be entitled to severance in the amount equal to three times his then current base salary, less all applicable withholdings and deductions, paid over a 12 month period, conditioned upon Mr. Winston delivering a general release of claims in favor of the Company within 30 days following his termination date.

George Murnane

On August 10, 2023, Mr. Murnane, entered into an amended and restated employment offer letter with Jet.AI to serve as the chief financial officer of the Company until a replacement chief financial officer is appointed by the Company, at which point he will become the chief executive officer of the Company. Pursuant to the employment offer letter, Mr. Murnane is entitled to receive a base salary of $250,000 and will be eligible to participate in the Company’s performance bonus program. Mr. Winston is entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft. Mr. Murnane will be eligible for a special cash bonus of $1,500,000 upon a Change of Control (as defined in the offer letter). Pursuant to the offer letter, if Mr. Murnane’s employment is terminated without “Cause” or for “Good Reason” (as such terms are defined in the offer letter), Mr. Murnane will be entitled to severance in the amount equal to one times his then current base salary, less all applicable withholdings and deductions, paid over a 12 month period, conditioned upon Mr. Murnane delivering a general release of claims in favor of the Company within 30 days following his termination date.

Patrick McNulty

On July 11, 2023, Patrick McNulty entered into an amended and restated employment offer letter with Jet.AI to serve as the Company’s Chief Operating Officer. Pursuant to the offer letter, Mr. McNulty is entitled to receive a base salary of $200,000.00 and will be eligible to participate in the Company’s performance bonus program, which is expected to be established by December 31, 2024. Mr. McNulty is entitled to participate in the Company’s commission plan for new customer sales and renewal customers and sales of aircraft.

The foregoing descriptions of Mr. Winston’s, Mr. Murnane’s and Mr. McNulty’s offer letters are qualified in their entirety by the full text of such agreements, copies of which are filed as Exhibits 10.3,10.2 and 10.4, respectively, to the registration statement of which this prospectus forms a part and incorporated herein by reference.

2023 Equity Awards

In 2023, following the Business Combination, Mr. Murnane received options to purchase 150,000 shares of Common Stock under the Omnibus Incentive Plan adopted in connection with the Business Combination, described below, and Mr. McNulty received options to purchase 50,000 shares of Common Stock under the Omnibus Incentive Plan. Neither Mr. Murnane nor Mr. McNulty received any other options during 2023.

Benefits and Perquisites

Prior to the Business Combination Jet Token provided benefits to the named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; and a tax-qualified Section 401(k) plan for which the company matched 100% of contributions up to 6% of the employee’s salary.

Following the Business Combination, the Company adopted a Fringe Benefit Perk Policy for all full-time employees. This policy provides for the following fringe benefits:

●	Bi-weekly reimbursement for automotive costs (up to $600);
●	Bi-weekly reimbursement for mobile phone costs (up to $150);
●	Bi-weekly reimbursement for health club (up to $100);

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●	For employees that opt for the High Deductible Health Plan offered by our healthcare provider, a $1,500 annual tax-free contribution to an HSA by the company on the employee’s behalf; and
●	Employee achievement awards - up to $1,600 of non-taxable tangible personal property each year, other than cash, cash equivalent or gift card Employee achievement awards (up to $1,600).

The Company also provides a tax-qualified Section 401(k) plan to its employees for which the Company matches 100% of contributions up to 6% of the employee’s salary. In addition, directors and officers may make personal use of company aircraft provided (1) the aircraft and its crew cannot reasonably be utilized for profit during the time required to safely execute a proposed flight, (2) the aircraft and its pilots are not moved out of geographical position so as to impair the company’s ability to utilize it (or them) for profit thereafter, (3) ample aircraft and crew are available at the time of departure to service customers, (4) a customary charter trip sheet is generated for the flight and retained electronically for not less than 12 months, (5) at least one officer and one director must both review and approve the trip sheet, and (6) the value of the charter flight for an aircraft in that category is independently quoted and retained with the trip sheet. If these conditions are met, the relevant employee is responsible for paying:

●	2.0x the cost of fuel, oil, lubricants, and other additives.
●	Travel expenses of the crew, including food, lodging, and ground transportation.
●	Hangar and tie-down costs away from the aircraft’s base of operation.
●	Insurance obtained for the specific flight.
●	Landing fees, airport taxes, and similar assessments.
●	Customs, foreign permit, and similar fees directly related to the flight.
●	In-flight food and beverages.
●	Passenger ground transportation.
●	Flight planning and weather contract services.

The contributions made on behalf of the named executive officers for fiscal years 2022 and 2023 are disclosed above in the notes to the Summary Compensation Table.

Jet Token Compensation Arrangements prior to the Business Combination

Prior to the Business Combination, Jet Token did not have any formal compensation arrangements with its Founder and Executive Chairman, Mr. Winston. Rather, Mr. Winston, as its sole board member, determined the compensation to be paid to him from time to time in consultation with Jet Token’s Chief Executive Officer and President, Mr. Murnane.

Base Salary

In 2023, each of Mr. Murnane and Mr. McNulty received an annual base salary from Jet Token to compensate them for services rendered to the Company. Prior to the Business Combination, the base salaries of Mr. McNulty and Mr. Murnane were $175,000 and $250,000, respectively, and following the Business Combination were $200,000 and $250,000. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.” Prior to the Business Combination, Jet Token did not have any formal compensation arrangements with its Founder and Executive Chairman, Mr. Winston. Rather, Mr. Winston, as its sole board member, determined the compensation to be paid to him from time to time in consultation with Jet Token’s Chief Executive Officer and President, Mr. Murnane.

Cash Bonus

Each of Mr. Murnane’s and Mr. McNulty’s Jet Token employment arrangement provided that the named executive officer would be eligible to earn a discretionary annual bonus subject to achievement of certain goals (including revenue and profitability targets) as determined by the Board of Directors of Jet Token (“Jet Token Board”). In 2023 and 2022, Mr. Winston, Mr. Murnane and Mr. McNulty were eligible to earn annual cash bonuses based on their performance, as determined by the Jet Token Board, in its discretion.

The actual annual cash bonuses awarded to each of the named executive officers for fiscal 2023 and fiscal 2022 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.”

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Potential Payments on Termination or Change in Control of Jet Token

Mr. Murnane was entitled to a special cash bonus of $1.5 million paid at the effective date of a change of control transaction provided he was still employed by the Company at the time of the closing. The Business Combination did not constitute a change of control under Mr. Murnane’s employment agreement.

2022 Equity Awards

In 2022, Mr. Murnane and Mr. McNulty each received options (“Jet Token Options”) to purchase shares of voting common stock and non-voting common stock (each referred to as “Jet Token Common Stock”) under the Jet Token Inc. Amended and Restated 2018 Stock Option and Grant Plan (“Jet Token Option Plan”) as follows: (a) Mr. Murnane received Jet Token Options to purchase 1,000,000 shares of Jet Token Common Stock; and (c) Mr. McNulty received Jet Token Options to purchase (i) 1,000,000, (ii) 128,000, (iii) 250,000 and (iv) 500,000 shares of Jet Token Class B Common Stock.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each outstanding option award or unvested stock award held by Messrs. Winston, Murnane and McNulty as of December 31, 2023.

	Option Awards
Name	Number of Securities Underlying Unexercised Jet.AI Options (#) Exercisable	Number of Securities Underlying Unexercised Jet.AI Options (#) Unexercisable	Jet.AI Option Exercise Price ($)	Jet.AI Option Expiration Date
Michael Winston	-	$-	$-	-
George Murnane	194,400	$-	$0.83	9/23/29
	194,400	$-	$0.83	9/23/29
	388,800	$-	$4.17	12/31/31
	319,768	$51,575	$10.42	7/30/31
	19,771	$11,174	$10.42	3/16/32
(1)	20,833	$129,167	$2.50	9/22/33
Patrick McNulty	3,095	$-	$10.42	8/2/31
	11,003	$1,375	$10.42	7/1/31
	15,473	$-	$10.42	7/1/31
	24,928	$6,017	$10.42	10/31/31
	22,349	$8,596	$10.42	1/5/32
	3,961	$-	$10.42	3/1/32
	7,736	$-	$10.42	8/31/32
	15,473	$-	$10.42	9/30/32
(1)	6,944	$43,056	$2.50	9/22/33

(1)	These option grants were made pursuant to the 2023 Jet.AI Inc. Omnibus Incentive Plan (as subsequently amended, the “Omnibus Incentive Plan”), which was initially approved by the Oxbridge Board of Directors on July 10, 2023, and by the Oxbridge stockholders in connection with the approval of the Business Combination on August 7, 2023. The Omnibus Incentive Plan became effective as of August 10, 2023, upon the completion of the Business Combination and is described below under “– The Omnibus Incentive Plan.”

In addition, on December 26, 2023, the Board approved, at the recommendation of the compensation committee and subject to stockholder approval of a proposed 2023 Jet.AI Inc. Amended and Restated Omnibus Incentive Plan (the “Amended and Restated Plan”) at the Company’s 2024 annual meeting, which was held on September 24, 2024, the grant of incentive stock options to Mr. Murnane, exercisable for 60,000 shares of Common Stock, and to Mr. McNulty, exercisable for 90,000 shares of Common Stock. These options were granted following the annual meeting and stockholder approval of the Amended and Restated Plan, which is discussed below under “—The Omnibus Incentive Plan.” The options vest 1/3 each year beginning December 26, 2024 at an exercise price equal to the fair market value of the Common Stock on the date the Amended and Restated Plan was approved by the Company’s stockholders, which is the date of grant, and expiring on the 10th anniversary of the grant date.

The Omnibus Incentive Plan

In connection with the Business Combination, the Company adopted the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. As of December 31, 2023, subject to adjustment and annual increases, the maximum number of shares of Common Stock available for issuance under the Omnibus Incentive Plan was 394,329 shares, of which 390,000 total shares were reserved for issuance under the Omnibus Incentive Plan.

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The Company requested that stockholders approve an amended and restated 2023 Jet.AI Inc. Omnibus Incentive Plan (the “Amended and Restated Plan”), to establish a fixed number of shares of Common Stock that may be issued under the Amended and Restated Plan at 2,460,000 shares and to eliminate the automatic share replenishment (or “evergreen”) provision. Upon recommendation of the compensation committee, the Board approved the Amended and Restated Plan on April 21, 2024, subject to the approval of stockholders at the 2024 annual meeting. Otherwise, the terms of the Omnibus Incentive Plan remain the same. On September 24, 2024, the Company held its annual meeting and its stockholders approved the Amended and Restated Plan.

Summary

The following is a summary of the principal features of the Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Omnibus Incentive Plan, as subsequently amended, which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

Purpose

The purpose of the Omnibus Incentive Plan is to advance the interests of Jet.AI and its stockholders by enabling Jet.AI and its subsidiaries and affiliates to attract and retain qualified individuals to perform services, by providing incentive compensation for such individuals in a form that is linked to the growth and profitability of Jet.AI and increases in stockholder value, and by providing opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of Jet.AI will administer the Omnibus Incentive Plan. The board has the authority under the Omnibus Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors of Jet.AI or the committee of the board to which administration of the Omnibus Incentive Plan has been delegated is referred to in this prospectus as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the Omnibus Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law and subject to certain limitations as provided in the Omnibus Incentive Plan, the Committee may delegate to one or more of its members or to one or more officers of Jet.AI such administrative duties or powers under the Omnibus Incentive Plan, as it may deem advisable.

No Re-pricing

The Committee may not, without prior approval of the stockholders of Jet.AI, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the Omnibus Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of Common Stock of Jet.AI is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the Omnibus Incentive Plan

The maximum number of shares of Common Stock available for issuance under the Omnibus Incentive Plan, as subsequently amended, is 2,460,000.

Shares that are issued under the Omnibus Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the Omnibus Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the Omnibus Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the Omnibus Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the Omnibus Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the Omnibus Incentive Plan and will be available again for grant under the Omnibus Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Omnibus Incentive Plan. Any shares related to awards granted under the Omnibus Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the Omnibus Incentive Plan. Any shares repurchased by Jet.AI on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Jet.AI or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the Omnibus Incentive Plan. The shares available for issuance under the Omnibus Incentive Plan may be authorized and unissued shares or treasury shares.

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Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of Common Stock of Jet.AI, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the Omnibus Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of Jet.AI or any of its subsidiaries. A “consultant” for purposes of the Omnibus Incentive Plan is one who renders services to Jet.AI or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The Omnibus Incentive Plan will permit Jet.AI to grant non-statutory and incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock of Jet.AI at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Omnibus Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Jet.AI or its subsidiaries. Each stock option granted under the Omnibus Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the Omnibus Incentive Plan must be at least 100% of the fair market value of a share of Common Stock of Jet.AI as of the date the award is granted to a participant. Fair market value under the Omnibus Incentive Plan means, unless otherwise determined by the Committee, the closing sale price of Common Stock of Jet.AI, as reported on Nasdaq, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights. A SAR is a right granted to receive payment of cash, stock, or a combination of both equal to the difference between the fair market value of shares of our Common Stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the board may determine. The grant price of a SAR must be at least 100% of the fair market value of our Common Stock on the date of grant. The board fixes the term of each SAR, but SARs granted under the Incentive Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units. Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units, or DSUs, may be granted under the Omnibus Incentive Plan. A restricted stock award is an award of Common Stock of Jet.AI that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. DSUs permit the holder to receive shares of Common Stock or the equivalent value in cash or other property at a future time as determined by the board. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted, and other such conditions or restrictions.

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Performance Awards. Performance awards, in the form of cash, shares of Common Stock of Jet.AI, other awards or a combination of both, may be granted under the Omnibus Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. The Committee retains discretion to adjust performance awards either upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Non-Employee Director Awards; Limit on Non-Employee Director Compensation. The Committee at any time and from time-to-time may approve resolutions providing for the automatic or other grant to non-employee directors of awards. Such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the Omnibus Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Under the Omnibus Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $1,000,000.

Other Stock-Based Awards. Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents. With the exception of stock options, SARs, and unvested performance awards, awards under the Omnibus Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of Common Stock of Jet.AI covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on awards until they are vested. Such dividend equivalents will be converted to cash or additional shares of Common Stock of Jet.AI by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The Omnibus Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between Jet.AI and a participant. If a participant’s employment or other service with Jet.AI is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with Jet.AI is terminated by reason of death, disability or retirement, then:

●	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

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In the event a participant’s employment or other service with Jet.AI is terminated by reason other than for cause, death, disability or retirement, then:

●	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

●	All outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Jet.AI or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with Jet.AI or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the Omnibus Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Jet.AI or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the Omnibus Incentive Plan, all rights of the participant under the Omnibus Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Jet.AI, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Jet.AI may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. Jet.AI is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if Jet.AI is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Jet.AI for the amount of any award received by such individual under the Omnibus Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. Jet.AI also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which Common Stock of Jet.AI is then listed or traded or any policy adopted by Jet.AI.

Effect of Change in Control

Generally, a change in control will mean:

●	The acquisition, other than from Jet.AI, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of Common Stock of Jet.AI;

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●	The consummation of a reorganization, merger or consolidation of Jet.AI with respect to which all or substantially all of the individuals or entities who were the beneficial owners of Common Stock of Jet.AI immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of Common Stock and voting securities of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of Jet.AI or the sale or other disposition of all or substantially all of the assets of Jet.AI.

Subject to the terms of the applicable award agreement or an individual agreement between Jet.AI and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock of Jet.AI subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to Jet.AI by the holder, to be immediately cancelled by Jet.AI, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding Jet.AI or a combination of both cash and such shares of stock.

Governing Law; Mandatory Jurisdiction

Except to the extent as provided in the Omnibus Incentive Plan, the validity, construction, interpretation, administration and effect of the Omnibus Incentive Plan and any rules, regulations and actions relating to the Omnibus Incentive Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise expressly provided in an applicable award agreement, Jet.AI and recipients of an award under the Incentive Plan irrevocably submit to the jurisdiction and venue of the Federal or State courts of the State of Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to the Omnibus Incentive Plan or any related award agreement, with such jurisdiction and venue selected by and at the sole discretion of Jet.AI.

Term, Termination and Amendment

Unless sooner terminated by the Board, the Omnibus Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the Omnibus Incentive Plan, but awards outstanding upon termination of the Omnibus Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Omnibus Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the Omnibus Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the Omnibus Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the Omnibus Incentive Plan will be effective without approval of Jet.AI’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which Common Stock of Jet.AI is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the Omnibus Incentive Plan; or (b) such amendment would: (i) modify the re-pricing provisions of the Omnibus Incentive Plan; (ii) increase the aggregate number of shares of Common Stock of Jet.AI issued or issuable under the Omnibus Incentive Plan; or (iii) reduce the minimum exercise price or grant price as set forth in the Omnibus Incentive Plan. No termination, suspension or amendment of the Omnibus Incentive Plan or an award agreement shall adversely affect any award previously granted under the Omnibus Incentive Plan without the written consent of the participant holding such award.

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Jet Token Prior Option Plans

General. On June 4, 2018, Jet Token’s Board of Directors adopted the Jet Token Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provided for the grant of equity awards to employees, and consultants, to purchase shares of Jet Token’s common stock. As of December 31, 2020, up to 25,000,000 shares of its common stock could be issued pursuant to awards granted under the 2018 Plan. During the year ended December 31, 2021, the 2018 Plan was amended three times to increase the total number of shares reserved for issuance thereunder. As of December 31, 2023 and 2022, the total number of shares reserved for issuance under the 2018 Plan was 75,000,000 shares, consisting of (i) 25,000,000 shares of common stock and (ii) 50,000,000 shares of non-voting common stock. The 2018 Plan is administered by Jet Token’s Board of Directors.

In August 2021, Jet Token’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provided for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. As of December 31, 2021, up to 5,000,000 shares of non-voting common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of non-voting common stock authorized under the 2021 Plan to 15,000,000. In the event that shares of non-voting common stock subject to outstanding options or other securities under the Jet Token’s 2018 Stock Open and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan.

Plan Administration. The Jet Token Board administered the Jet Token Option Plan. The compensation committee of the Board will administer the Jet Token Option Plan following the Closing Date.

Types of Awards. The Jet Token Option Plan provides for the grant of incentive Jet Token Options, non-statutory Jet Token Options, Jet Token Restricted Stock, restricted stock units and stock appreciation rights.

Stock Options. The Jet Token Board has the discretion to grant incentive or non-statutory Jet Token Options under the Jet Token Option Plan, provided that incentive Jet Token Options may only be granted to employees. The exercise price per share applicable to such Jet Token Options must generally be equal to at least the fair market value per share of Jet Token Common Stock on the date of grant. Subject to the provisions of the Jet Token Option Plan, the Jet Token Board has the discretion to determine the remaining terms of the Jet Token Options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her Jet Token Option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the Jet Token Option will remain exercisable for 18 months and 12 months following the termination of service, respectively. In all other cases except for a termination for cause, the Jet Token Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Jet Token Option will immediately terminate. However, in no event may a Jet Token Option be exercised later than the expiration of its maximum term.

Restricted Stock. The Jet Token Board has the discretion to grant Jet Token Restricted Stock under the Jet Token Option Plan. Jet Token Restricted Stock are generally shares of Jet Token Common Stock that are issued or sold to a participant pursuant to the Jet Token Option Plan and subject to repurchase by Jet Token under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Jet Token Board, in its sole discretion. The Jet Token Board has the discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any), and the time by which the participant must accept the shares/offer.

Restricted Stock Units. The Jet Token Board has the discretion to grant restricted stock units under the Jet Token Option Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Jet Token Common Stock. The Jet Token Board, in its discretion, determines whether restricted stock units should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding restricted stock units will hold no voting rights by virtue of such restricted stock units. The Jet Token Board may, in its sole discretion, award dividend equivalents in connection with the grant of restricted stock units. Restricted stock units may be settled in cash, shares of Jet Token Common Stock, as applicable, or any combination thereof or in any other form of consideration, as determined by the Jet Token Board, in its sole discretion.

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Stock Appreciation Rights. The Jet Token Board has the discretion to grant stock appreciation rights under the Jet Token Option Plan and to determine the terms and conditions of each stock appreciation right, except that the exercise price for each stock appreciation right cannot be less than 100% of the fair market value of the underlying shares of Jet Token Common Stock on the date of grant. Upon exercise of a stock appreciation right, a participant will receive payment from Jet Token in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Jet Token Common Stock, or any combination thereof, or in any other form of consideration, as determined by the Jet Token Board in its discretion. Stock appreciation rights are exercisable at the times and on the terms established by the Jet Token Board, in its discretion.

Non-transferability of Awards. Unless the Jet Token Board provides otherwise, awards granted under the Jet Token Option Plan are generally not transferable.

Certain Adjustments. In the event of certain corporate events or changes in Jet Token’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Jet Token Option Plan, the Jet Token Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Jet Token Option Plan and/or the number, kind, class and price of securities covered by each outstanding award.

Dissolution or liquidation. In the event of Jet Token’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Jet Token Board.

Change in Control. The Jet Token Option Plan provides that in the event of a change in control, unless otherwise provided in the applicable award agreement or as determined by the Jet Token Board at the time of grant, outstanding awards will be assumed, canceled if not exercised/settled or cashed out in lieu of exercise as determined by the Jet Token Board.

Amendment or Termination. The Jet Token Board may amend or terminate the Jet Token Option Plan at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

Director Compensation

Neither Mr. Winston nor Mr. Murnane receives additional compensation for service on our Board. Historically, Mr. Winston was Jet Token’s sole director. Mr. Winston did not receive any additional compensation for his service as a director for 2022.

Non-Employee Director Compensation Arrangements

Following the Business Combination, the compensation committee recommended, and the Board approved, a Non-Employee Director Compensation Policy (the “Policy”). The Policy has been designed to attract and retain high quality non-employee directors by providing competitive compensation and aligning their interests with the interests of our stockholders through equity awards. This Policy provides for an annual cash retainer to each eligible non-employee director of $40,000. In addition, each of the following is entitled to an additional annual retainer in the following amounts:

●	Lead Independent Director: $25,000
●	Audit Committee Chair: $15,000
●	Compensation Committee Chair: $10,000
●	Nominating and Corporate Governance Committee Chair: $6,250

Under the Non-Employee Director Compensation Policy, the non-executive directors of the Company are also entitled to receive the equity compensation under the Amended and Restated Plan, which was approved by stockholders at the 2024 annual meeting. At the close of business on the date of each annual meeting of stockholders, each person who is then a non-employee director, will automatically receive a restricted stock unit (“RSU”) award having a value of $35,000 and a restricted stock grant of $35,000. Each annual RSU and annual restricted stock grant will vest on the date of the following year’s annual meeting (or the date immediately preceding the date of the following year’s annual meeting if the non-employee director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election. The vesting of each annual RSU and annual restricted stock grant is subject to the non-employee director’s continuous service on the applicable vesting date of each such awards.

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For each non-employee director who remains in continuous service with the Company until immediately prior to the closing of a Change in Control (as defined in the Omnibus Incentive Plan), such non-employee director’s then-outstanding annual RSU and annual restricted stock grant will become fully vested immediately prior to the closing of such Change in Control. The grants will be eligible for deferred settlement in accordance with such deferral program as may be established by the Company and approved by the Board.

The Company began paying cash compensation to non-employee directors following the Business Combination in accordance with the terms of the Non-Employee Director Compensation Policy. The table below describes the compensation earned by the non-employee directors during fiscal 2023.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Ehud Talmor (2)	$12,500	$70,000	$–	$82,500
Wrendon Timothy (3)	$20,000	$70,000	$–	$90,000
William Yankus	$10,000	$70,000	$–	$80,000
Lt. Col. Ran David	$10,000	$70,000	$–	$80,000
Donald Jeffrey Woods(4)	$11,563	$70,000	$–	$81,563

(1)	Amounts in the table reflect equity grants recommended by the compensation committee and approved by the Board towards the end of 2023 and as contemplated by the Policy to each of the directors. These grants, were subject to stockholder approval of the Amended and Restated Plan, equal 21,875 RSUs to each such director, representing the then value of $35,000, and a grant of 21,875 restricted stock to each such director, representing the then value of $35,000. Each of these grants was made, and fully vested, on the date of the Company’s 2024 annual meeting, which was held on September 24, 2024.

(2)	Mr. Talmor is chairperson of the compensation committee.

(3)	Mr. Timothy is the lead independent director and chairperson of the audit committee.

(4)	Mr. Woods is chairperson of the nominating and corporate governance committee.

Under the Non-Employee Director Compensation Policy, the Company will also reimburse each non-employee director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to us appropriate documentation substantiating such expenses in accordance with our travel and expense policy as in effect from time to time.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Related Party Transactions in Connection with and Subsequent to the Business Combination

Maxim Payment and Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued to Maxim Partners in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act, (a) 270,000 shares of common stock to Maxim Partners to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim and (b) 1,127 Series A Preferred Shares to Maxim Partners in an amount equal in value to $1,127,000. The Series A Preferred Shares accrue interest at the rate of 8% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly and, at the Company’s option, in shares of common stock. The Series A Preferred Shares are convertible into 112,700 shares of common stock. The Company also issued 115,000 shares of common stock to Maxim Partners on August 16, 2021, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, to meet a payment obligation under the underwriting agreement in connection with Oxbridge’s IPO, representing a value of $9.00 per share reflecting an allocation of the $10.00 per Unit IPO price. The above issued and issuable shares of common stock shares are subject to a registration rights agreement.

The Company may, subject to certain conditions, redeem the outstanding Series A Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company was required to redeem all the outstanding Series A Preferred Shares on August 10, 2024, which was automatically extended by an additional three (3) month period because the Company has not closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A Preferred Shares if requested by the holder.

In July 2024 the Company and Maxim entered into an amendment to the Maxim Settlement Agreement and agreed to, among other things, amend the definition of the “Series A Conversion Price” for the Series A Preferred Shares and certain restrictions with respect to shares of Company common stock Maxim may acquire upon the conversion of its Series A Preferred Shares.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into settlement agreement (“Sponsor Settlement Agreement”) with OAC Sponsor Ltd., a Cayman Islands exempted company (the “Sponsor”), the sponsor of Oxbridge. Pursuant to the Sponsor Settlement Agreement, the Company issued, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, 575 Series A-1 Preferred Shares to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The Series A-1 Preferred Shares accrue interest at the rate of 5% per annum (which increases to 18% if the Company fails to meet certain obligations under the terms thereof), payable quarterly in cash. The Series A-1 Preferred Shares are convertible into 57,500 shares of common stock. The shares of common stock issuable upon conversion of the Series A-1 Preferred Shares are subject to a registration rights agreement between the Company and Sponsor.

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The Company may, subject to certain conditions, redeem the outstanding Series A-1 Preferred Shares in cash at the $1,000 original issue price, subject to adjustment, plus accrued and unpaid dividends. The Company was required to redeem all the outstanding Series A-1 Preferred Shares on August 10, 2024, which was automatically extended by an additional three (3) month period because the Company has not closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds will be used to redeem the Series A-1 Preferred Shares if requested by the holder. On August 13, 2024, as consideration for Sponsor’s formal waiver and/or consent pursuant to the Notice Provisions and waiver of redemption rights pursuant to Section 12(a) of the Certificate of Designation for the Series A-1 Preferred Stock with respect to any equity financings previously conducted by the Company since the closing of the business combination on August 10, 2023 and through August 13, 2024, the Company agreed to pay to Sponsor a one-time payment of $100,000, which payment shall be made concurrently with the Series A-1 Redemption Price of $575,000 and all dividends due under the Certificate through the date(s) of payment(s), and such payment(s) will be made before November 10, 2024.

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors to provide the Company $500,000 of short-term bridge financing pending its receipt of funds from its other existing financing arrangements. During the month of September, the Company engaged in discussions with numerous third parties to secure short-term bridge funding but was not offered terms it found acceptable. Rather, certain related parties of the Company and other parties agreed to provide the Company with this financing on substantially better material terms than it had received from unaffiliated third parties.

The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement.

Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he waived any right to receive accrued interest on the principal amount of his Note, as well as any redemption premium or any increase in the principal amount of his Note in connection with an event of default (the “Waiver”). The Company’s Audit Committee pursuant to its Certificate of Incorporation, and the full Board, including a majority of disinterested directors, unanimously approved the Agreement, in each case finding that the Agreement was in the best interests of the Company and its stockholders.

As of December 31, 2023, the Bridge Agreement provided for the issuance of Notes, in an aggregate principal amount of $625,000, reflecting a 20% original issue discount. The Notes bore interest at 5% per annum and matured on March 11, 2024. The Company was required to redeem the Notes with 100% of the proceeds of any equity or debt financing at a redemption premium of 110% of the principal amount of the Notes. In March, the Company fully repaid the Bridge Agreement in the amount of approximately $683,000, representing principal, redemption premium and interest.

Maxim Advisory Agreement

On January 5, 2024, the Company entered into an agreement (the “Agreement”) pursuant to which it retained Maxim as a financial advisor and investment banker to provide general financial advisory and investment banking services. In connection with this Agreement, Maxim may provide certain or all of the following services:

●	assist management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances, capital requirements and NASDAQ listing requirements;
●	advise the Company on matters relating to its capitalization;
●	assist management of the Company with the preparation of the Company’s marketing materials and investor presentations;
●	assist the Company in broadening its stockholder base including non-deal road show activity;

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●	assist the Company with strategic introductions;
●	work closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and stockholder value. This will include assisting the Company in determining key business actions, including assistance with strategic partnership discussions and review of financing requirements, intended to help enhance stockholder value and exposure to the investment community;
●	advise the Company on potential financing alternatives, including facilitation and negotiation of any financial or structural aspects of such alternatives; and
●	provide such other financial advisory and investment banking services upon which the parties may mutually agree.

As consideration for Maxim’s services pursuant to this Agreement, the Company paid Maxim fees in cash totaling $75,000. In addition, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Maxim in connection with its engagement. Such expenses will not exceed $2,500 without prior authorization of the Company.

The Company has also agreed to indemnify and hold harmless Maxim, and each of its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation), directly or indirectly caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement, any breach by the Company of any representation, warranty, covenant or agreement contained in any instrument, document or agreement relating thereto, including any agency agreement, or the enforcement by Maxim of its rights under the Agreement, except to the extent that any such losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the person seeking indemnification under the Agreement. The Company also agreed that no indemnified person will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such indemnified person’s gross negligence or willful misconduct.

Either Maxim or the Company may terminate this Agreement at any time with thirty (30) days’ prior written notice to the other party after the six (6) month anniversary of this Agreement (the effective date of such termination, the “Termination Date”). The Agreement may be earlier terminated by the Company only for Cause (as defined below). Furthermore, in the event, in the course of due diligence performed by Maxim, Maxim deems it necessary to terminate the engagement, Maxim may do so at any time upon immediate written notice. “Cause” means gross negligence, willful misconduct or an uncured material breach of this Agreement by Maxim of which the Company has provided Maxim with reasonable notice and opportunity to cure. Certain provisions in the agreement, primarily compensation, expenses reimbursement and indemnification survive termination of the agreement.

Maxim Placement Agency Agreements

Selling Stockholder Transaction

As previously disclosed, on March 28, 2024 the Company entered into the Securities Purchase Agreement with the Selling Stockholder in connection with a private placement, which closed on March 29, 2024. In connection with the transactions under the Securities Purchase Agreement, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim”). Pursuant to the terms of the Placement Agency Agreement, the Company must pay Maxim a cash fee equal to 7% of the aggregate gross proceeds raised under the Securities Purchase Agreement and reimburse Maxim, directly upon the initial closing under the Securities Purchase Agreement for all travel and other documented out-of-pocket expenses incurred by Maxim, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $15,000. The Company paid Maxim a total of $120,000 out of the gross proceeds it received on March 29, 2024. If the Company issues additional securities to the Selling Stockholder as contemplated by the Securities Purchase Agreement, the Company would be obligated to pay Maxim cash fees of up to $1,050,000.

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The Company also granted Maxim a right of first refusal to act as sole agent or sole managing underwriter and sole book runner for any and all future public and private equity and public debt offerings of the Company, or any successor to or any subsidiary of the Company for a period until the earlier of (i) December 31, 2024 and (ii) redemption and/or conversion in full of all Series A Convertible Preferred Stock of the Company beneficially owned by Maxim. The Company also agreed to indemnify Maxim and its affiliates, directors, officers, employees and controlling persons against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities pursuant to the Placement Agency Agreement.

Registered Direct Offering

On October 10, 2024, the Company entered into the RDO Purchase Agreements with institutional investors for the sale by the Company of 26,666,666 RDO Shares at a per share price of $0.09. The closing of the offering occurred on October 11, 2024. The gross proceeds to the Company from the offering was approximately $2.4 million, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company. The offering of the RDO Shares was made pursuant to a shelf registration statement on Form S-3 (File No. 333-281578), which was originally filed by the Company with the SEC on August 15, 2024, and declared effective on September 9, 2024. The Company filed a prospectus supplement dated October 11, 2024 with the SEC in connection with the offer and sale of the RDO Shares on October 11, 2024.

Also on October 10, 2024, the Company entered into the RDO Placement Agency Agreement with Maxim, pursuant to which the Company agreed to pay the Maxim an aggregate fee equal to 7.0% of the aggregate gross proceeds received by the Company from the sale of the RDO Shares in the offering. The Company also agreed to reimburse Maxim for certain expenses in an amount up to $100,000.

Pursuant to the terms of the RDO Placement Agency Agreement, for a period until January 31, 2025 (the “Right of First Refusal Period”), the Company granted Maxim the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked, or debt (excluding commercial bank debt) offerings of the Company or any successor to or any subsidiary of the Company for which the Company retains the service of an underwriter, agent, advisor, finder, or other person or entity in connection with such offering during the Right of First Refusal Period. The Company agreed not to offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which the Company offers to retain the placement agent.

In connection with the offer and sale of the RDO Shares, the Company’s directors and executive officers entered into lock-up agreements, pursuant to which they agreed, for a period of 90 days after the closing and subject to certain exceptions, not to directly or indirectly offer, sell, or otherwise transfer or dispose of, directly or indirectly, any common stock of the Company or any securities convertible into or exercisable or exchangeable for common stock of the Company.

Oxbridge Related Party Transactions

Founder Shares

On April 12, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain expenses on behalf of Oxbridge in exchange for issuance of 2,875,000 Class B Ordinary Shares, par value $0.0001 (the “Founder Shares”). The Founder Shares will automatically convert into shares of Class A Ordinary Shares at the time of Oxbridge’s Business Combination and are subject to certain transfer restrictions.

The holders of Oxbridge’s Founder Shares, which includes Oxbridge’s Sponsor have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of the Business Combination or (ii) the date following the completion of the Business Combination on which Oxbridge completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the IPO, Oxbridge consummated the Private Placement of 5,760,000 Private Placement Warrants to the Sponsor and Maxim Partners at an average purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to Oxbridge of $5,760,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the Units in the IPO, except that the Sponsor and Maxim Partners have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of Oxbridge’s initial Business Combination. Additionally, the Private Placement Warrants are not redeemable by Oxbridge and are exercisable on a cashless basis so long as they are held by the Sponsor and Maxim Partners or their respective permitted transferees, whereas the public warrants are redeemable and may only be exercised on a cashless basis if Oxbridge calls the public warrants for redemption and elects to require holders to exercise their public warrants on a cashless basis.

Certain proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

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Extension Amendment Proposal and Promissory Note

On November 9, 2022, Oxbridge held an extraordinary general meeting of shareholders. At the extraordinary general meeting, Oxbridge’s shareholders were presented the proposals to extend the date by which Oxbridge must consummate a business combination (the “Termination Date”) from November 16, 2022 to August 16, 2023 (or such earlier date as determined by the board of directors) by amending Oxbridge’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment Proposal”). The Extension Amendment Proposal to amend Oxbridge’s Amended and Restated Memorandum and Articles of Association (“Charter Amendment”) was approved. Oxbridge filed the Charter Amendment with the Cayman Islands Registrar of Companies on November 11, 2022.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 10,313,048 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.22 per share, for an aggregate redemption amount of $105,424,960 in connection with the Extension Amendment Proposal.

The Sponsor agreed to contribute to us a loan of $575,000 (the “Extension Loan”), to be deposited into the trust account to extend the Termination Date from November 16, 2022 to August 16, 2023. On November 14, 2022, Oxbridge issued a promissory note (the “Extension Note”) in the aggregate principal amount of $575,000 to the Sponsor, in connection with the Extension Loan. The Extension Loan was deposited into the Trust Account on November 15, 2022.

The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial business combination, or (b) the date of the liquidation of Oxbridge.

Administrative Services Agreement

Commencing on the effective date of the Company’s IPO, Oxbridge agreed to pay its Sponsor a total of up to $10,000 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination, Oxbridge ceased paying these monthly fees. For the year ended December 31, 2022, Oxbridge paid $100,000 to the Sponsor under the Administrative Services Agreement. For the year ended December 31, 2023, the Company accrued $125,557 payable to the Sponsor under the Administrative Services Agreement.

Jet Token’s Related Party Transactions

From time to time, related parties made payments on Jet Token’s behalf or advance cash to Jet Token for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2023 and 2022, Michael Winston, Jet Token’s Founder and Executive Chairman, advanced a total of $0 and $72,000, respectively, to Jet Token in the form of a non-interest-bearing loan and Jet Token repaid $0 and $242,196 of these advances, respectively. As of December 31, 2023 such advances had been fully repaid.

Related Party Transaction Policy

Our audit committee charter provides that the audit committee will establish and periodically review policies and procedures for the review, approval and ratification of related person transactions (as defined in applicable SEC rules and regulations), review related person transactions, and oversee other related party transactions governed by applicable accounting standards.

On April 17, 2024, our audit committee and board approved the Jet.AI Related Party Transaction Policy, which establishes a framework for identifying, reviewing, and approving “Related Party Transactions”, defined as a transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which the Company and any Related Party have a direct or indirect interest, including but not limited to sales or purchases of goods or services, loans or guarantees, leasing arrangements, compensation arrangements and joint ventures or investments.

A “Related Party” under the policy includes:

●	Any person who is, or at any time since the beginning of the Company’s last fiscal year was, a

●	director, executive officer or employee of the Company (or its subsidiaries);

●	Any stockholder owning 5% or more of the Company’s voting securities;

●	Any person or entity that controls, is controlled by, or under common control with the

●	Company;

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●	Any entity in which a director or executive officer has a significant influence;

●	Any other party with whom the Company has a close business relationship that could create

●	a conflict of interest;

●	Any immediate family member of any of the foregoing persons, including spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The policy is administered by the Audit Committee. It provides for notification to the Corporate Secretary of the initiation or negotiation of any potential transaction involving a Related Party followed by an assessment by the Chairman and/or the Chief Financial Officer of materiality and potential for conflicts of interest and whether or not the transaction requires review by the audit committee under the policy. The audit committee is then responsible for reviewing and considering whether the transaction is conducted on arm’s-length terms and in accordance with fair market value; whether the transaction is in the best interests of the Company and its stockholders; and any potential conflicts of interest that may arise from the transaction. The audit committee must approve the transaction prior to its initiation unless not practicable, in which case the audit committee may retrospectively review and ratify the transaction. The audit committee is also responsible for reviewing ongoing Related Party Transactions annually.

Prior to the adoption of this policy, it has generally been the Company’s practice to obtain pre-approval from the audit committee for any related party transactions occurring subsequent to the Business Combination that our Interim Chief Executive Officer believes are significant. The transactions described under “– Related Party Transactions in Connection with and Subsequent to the Business Combination – Maxim Payment and Settlement Agreement” and “– Related Party Transactions in Connection with and Subsequent to the Business Combination – Sponsor Settlement Agreement” above were approved by the Oxbridge audit committee prior to the consummation of the Business Combination. The transactions described under “ – Related Party Transactions in Connection with and Subsequent to the Business Combination – Bridge Agreement” above were pre-approved by our audit committee. The engagement described under “ – Related Party Transactions in Connection with and Subsequent to the Business Combination – Maxim Advisory Agreement” was not approved by either the Board or the audit committee. The Placement Agreement described under “ – Related Party Transactions in Connection with and Subsequent to the Business Combination – Maxim Placement Agreement” above was pre-approved by unanimous consent by the Board. Prior to the Business Combination, the audit committee of Oxbridge was responsible for approving transactions with the Sponsor, any officer, any director or their respective affiliates and for reviewing any payments made to such persons on a quarterly basis. The transactions described under “– Related Party Transactions prior to the Business Combination – Oxbridge Related Party Transactions” above were approved by the Oxbridge board of directors in connection with Oxbridge’s IPO or, subsequent to the IPO, were approved by the Oxbridge audit committee.

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USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to the Selling Stockholder to resell the Shares. We will not receive any proceeds from the resale of any Shares offered by this prospectus by the Selling Stockholder.

The Selling Stockholder will pay all incremental selling expenses relating to the sale of the Shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

We may receive up to approximately $15.0 million of aggregate gross proceeds from the exercise of the Warrant. We intend to use the proceeds from any exercise of the Warrant for cash for general corporate and working capital purposes.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholder will sell at prevailing market prices or privately negotiated prices.

DIVIDEND POLICY

The Company has not paid dividends on the Common Stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Company’s board of directors. It is the present intention of the Company’s Board of Directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We have one class of Common Stock, listed on Nasdaq under the ticker symbol “JTAI”. The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

As of October 4, 2024, there were 32,288 holders of record of our Common Stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of October 22, 2024, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Common Stock upon the Closing of the Business Combination;

●	each of the Company’s executive officers and directors; and

●	all of the Company’s executive officers and directors as a group upon the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 141,689,977 shares of Common Stock issued and outstanding as of October 22, 2024.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Executive Officers:
Michael D. Winston, CFA(2)	6,814,383	4.8
George Murnane(3)	1,253,986	0.9
William L. Yankus(4)	43,750	*
Wrendon Timothy(5)	43,750	*
Patrick McNulty(6)	166,102	*
Lt. Col. Ran David(7)	218,695	*
Jeffrey Woods(8)	43,750	*
Ehud Talmor(9)	187,750	*
All Directors and Executive Officers as a group (8 individuals)	8,772,166	10.1
Five Percent Holders:
Michael D. Winston(2)	6,814,383	4.8

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Jet.AI Inc., 10845 Griffith Peak Drive, Suite 200, Las Vegas, NV 89135.
(2)	Includes 6,692,161 shares of Common Stock, and 122,222 shares of Common Stock issuable upon the exercise of vesting options within 60 days of October 22, 2024.
(3)	Includes 11 shares of common stock and 1,253,975 shares of common stock issuable upon the exercise of vesting options within 60 days of October 22, 2024.
(4)	Includes 21,875 restricted stock units and 21,875 shares of restricted stock.
(5)	Includes 21,875 restricted stock units and 21,875 shares of restricted stock.
(6)	Includes 11 shares of common stock and 166,091 shares of common stock issuable upon the exercise of vesting options within 60 days of October 22, 2024.
(7)	Includes 174,945 shares of common stock issuable upon the exercise of vesting options within 60 days of October 22, 2024, 21,875 restricted stock units, and 21,875 shares of restricted stock.
(8)	Includes 21,875 restricted stock units and 21,875 shares of restricted stock.
(9)	Includes 144,000 shares of common stock issuable upon the exercise of vesting options within 60 days of October 22, 2024, 21,875 restricted stock units, and 21,875 shares of restricted stock.

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SELLING STOCKHOLDER

The Selling Stockholder listed in the table below may from time to time offer and sell any or all of the Shares set forth below pursuant to this prospectus. When we refer to the Selling Stockholder in this prospectus, we refer to the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholder’s interest in the Shares after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Stockholder concerning the Shares that may be offered from time to time by the Selling Stockholder pursuant to this prospectus. The Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their Shares or other Company securities after the date on which they provided us with information regarding such securities. Moreover, the Shares identified below include only the Shares being registered for resale and may not incorporate all shares of Common Stock or other securities of the Company deemed to be beneficially held by the Selling Stockholder. Any changed or new information given to us by the Selling Stockholder, including regarding the identity of, and the securities held by, the Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. The Selling Stockholder may sell all, some or none of the Shares in this offering. See “Plan of Distribution.”

Other than as described below or elsewhere in this prospectus, the Selling Stockholder does not have any material relationship with us or any of our predecessors or affiliates.

The number of shares of Common Stock beneficially owned by the Selling Stockholder is determined under rules promulgated by the SEC. Beneficial ownership assumes the conversion of all shares of Series B Preferred Stock and full exercise of the Warrant shares held by the selling stockholder.

Name and address of Selling Stockholder	Number of Shares Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering (1)	Percent of Shares Owned After Offering (1)

Ionic Ventures, LLC (2)(3)	7,336,417	30,100,000	—	—

(1)	Assumes that the Warrant will be fully exercised by the Selling Stockholder, that all shares of Common Stock issuable upon conversions of the Series B Preferred Stock held by the Selling Stockholder are issued, irrespective of the beneficial ownership limitation provision in the Certificate of Designations, and the Selling Stockholder will sell all of the Shares offered by it under this prospectus.

(2)	Total shares owned includes and assumes: (a) 100,000 shares of Common Stock issued in lieu of paying an Effectiveness Fee and (b) up to 7,236,417 shares of Common Stock issuable (i) upon conversion of 50 shares of Series B Preferred Stock held by the Selling Stockholder and (ii) upon conversion of up to 1,500 shares of Series B Preferred Stock, which shares of Series B Preferred Stock are issuable upon exercise of the Ionic Warrant, as a result of the triggering of the 4.99% beneficial ownership limitation provision in the Certificate of Designations, which limits the number of shares of Series B Preferred Stock that may be converted into shares of Common Stock by the Selling Stockholder. The principal business address for the Selling Stockholder is 3053 Fillmore St, Suite 256, San Francisco, CA 94123.

(3)	Keith Coulston and Brendan O’Neil, each as managers of Ionic Management, LLC, the manager of Ionic Ventures, LLC, have shared power to vote and/or dispose of the Shares beneficially owned by Ionic Ventures, LLC. Mr. Coulston and Mr. O’Neil each disclaim beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest therein.

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PLAN OF DISTRIBUTION

The Selling Stockholder, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares covered hereby on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the Shares, unless it is contractually bound not to:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Compliance with the Exchange Act, including Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person.

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DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Following the Company’s annual meeting of shareholders, which occurred on September 24, 2024, the Company is now authorized to issue 204,000,000 shares of capital stock, consisting of two classes: 200,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock, of which 1,127 are designated as Series A Preferred Shares, 575 are designated as Series A-1 Preferred Shares and 5,000 are designated as Series B Preferred Stock. As of October 22, 2024, the Company had the following outstanding securities:

●	141,689,977 shares of Common Stock;
●	the GEM Warrant, exercisable for up to 2,179,447 shares of Common Stock at a price of $5.81 per share;
●	the Warrant, exercisable for up to 1,500 shares of Series B Preferred at a price of $10,000 per share;
●	1,127 shares of Series A Preferred;
●	575 shares of Series A-1 Preferred; and
●	50 shares of Series B Preferred.

Common Stock

Voting Rights

The Certificate of Incorporation provides that, except as otherwise expressly provided by the Certificate of Incorporation or as provided by law, the holders of Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation or by applicable law, each holder of Common Stock shall have the right to one vote per share of Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, shares of Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of Jet.AI legally available therefor.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Jet.AI, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably all assets of Jet.AI available for distribution to its stockholders.

Other Rights

The holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of shares of Common Stock will be subject to those of the holders of any shares of Preferred Stock that Jet.AI may issue in the future.

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Preferred Stock

Series A Convertible Preferred Stock

On August 10, 2023, the Company filed a Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges and other terms relating to the Series A Preferred Shares. The Series A Preferred Shares are a new class of equity security that ranks senior to the Common Stock with respect to distribution rights and rights upon liquidation. Subject to certain exceptions, so long as any Series A Preferred Shares remain outstanding, unless all dividends for all preceding full fiscal quarters have been declared and all accumulated dividends have been paid with respect to the Preferred Shares, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Series A Preferred Shares, Common Stock or any other shares of stock junior to the Series A Preferred Shares.

Each Series A Preferred Share has a stated value of $1,000, subject to certain adjustments (the “Series A Original Purchase Price”), and the holders of the Series A Preferred Shares (the “Series A Holders”) will be entitled to cumulative dividends at the annual rate of 8% of the Liquidation Preference, payable quarterly commencing on September 1, 2023. Dividends may be paid in cash or, in whole or in part, in shares of Common Stock (“PIK Shares”). If dividends are paid in PIK Shares, the PIK Shares will be valued at the closing price of such securities on the trading day prior to the date the dividend is declared by the Board of Directors. The Company’s Board of Directors has authorized the Company, to the extent the payment of dividends is permitted under Delaware law, for the foreseeable future, to pay dividends in PIK Shares.

The Series A Holders have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law. The Series A Holders will be entitled to a number of votes equal to the number of votes such Series A Holder would have had if all Series A Preferred Shares held by such Series A Holder had been converted into shares of Common Stock. So long as any Series A Preferred Shares are outstanding, the affirmative vote or consent of the Series A Holders of at least 90% of the outstanding Series A Preferred Shares, voting together as a separate class, will be necessary to: (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely; (ii) create, or authorize the creation of, or issue any series of Series A Dividend Senior Stock, or reclassify any class or series of capital stock into any series of Series A Dividend Senior Stock; (iii) purchase or redeem, or permit any subsidiary of the Company to purchase or redeem, any shares of any Series A Dividend Junior Stock, Series A Liquidation Junior Stock, Series A Qualifying Merger Junior Stock or Series A Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other persons performing services for the Company or any subsidiary of the Company in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof; (iv) incur, or permit the Company’s subsidiaries to incur, or issue, or permit the Company’s subsidiaries to issue, any indebtedness for borrowed money (except payables and obligations incurred in the ordinary course of the Company’s business), including obligations (whether or not contingent), under guaranties, or loans or debt securities, including equity-linked or convertible debt securities that, in total, results in gross proceeds to the Company of $20.0 million or greater; (v) declare or pay any cash dividend on any Series A Dividend Junior Stock; or (vi) enter into, or permit the Company’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the foregoing actions.

The Series A Holders may convert their Series A Preferred Shares at any time into a number of shares of Common Stock equal to the quotient of the Series A Original Purchase Price divided by a conversion price, which was initially set at $10.00 subject to certain adjustments including customary anti-dilution adjustments (the “Conversion Price”); provided, however, in no event shall outstanding Series A Preferred Shares be converted into more than 19.99% of the outstanding shares of Common Stock until such time as the Company obtains the approval of its shareholders to issue in excess of such 19.99% in accordance with the rules and regulations of the Nasdaq Stock Market.

The Company may, subject to certain conditions, cause the outstanding Series A Preferred Shares to be redeemed in cash at the “Series A Redemption Price” which is the Series A Original Purchase Price, subject to certain adjustments, plus the aggregate amount of dividends then accrued and unpaid on such Series A Preferred Shares. The Company was required to redeem all the Series A Preferred Shares that remain outstanding as of the one-year anniversary of the original issue date; however, the outside date for redemption was automatically extended by an additional three (3) month period because the Company has not closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A Preferred Shares.

In July 2024 the Company and Maxim entered into an amendment to the Maxim Settlement Agreement and agreed to, among other things, amend the definition of the “Series A Conversion Price” for the Series A Preferred Shares to be 100% of the VWAP of the Common Stock during the five (5) trading days immediately preceding, but not including, the date of conversion, and certain restrictions with respect to shares of Company common stock Maxim may acquire upon the conversion of its Series A Preferred Shares.

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Series A-1 Convertible Preferred Stock

On August 10, 2023, the Company filed a Certificate of Designations of Series A-1 Convertible Preferred Stock with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges and other terms relating to the Series A-1 Preferred Shares. The Series A-1 Preferred Shares is a new class of equity security that ranks senior to the Common Stock with respect to distribution rights and rights upon liquidation but junior to the Series A Preferred Shares. Subject to certain exceptions, so long as any Series A-1 Preferred Shares remain outstanding, unless all dividends for all preceding full fiscal quarters have been declared and all accumulated dividends have been paid with respect to the Preferred Shares, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Series A-1 Preferred Shares, Common Stock or any other shares of stock junior to the Series A-1 Preferred Shares.

Each Series A-1 Preferred Share has a stated value of $1,000, subject to certain adjustments (the “Series A-1 Original Purchase Price”), and commencing on the six month anniversary of the original issuance date the Series A-1 Preferred Shares, the holders of the Series A-1 Preferred Shares (the “Series A Holders”) will be entitled to cumulative dividends at the annual rate of 5% of the Liquidation Preference, payable quarterly commencing on and including April 1, 2024 (but, with respect to any Series A-1 Preferred Shares outstanding on or after the six month anniversary date of their original issuance date, dividends will be deemed to have accrued as of August 10, 2023).

The Series A-1 Holders have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law. The Series A-1 Holders will be entitled to a number of votes equal to the number of votes such Series A-1 Holder would have had if all Series A-1 Preferred Shares held by such Series A-1 Holder had been converted into shares of Common Stock. So long as any Series A-1 Preferred Shares are outstanding, the affirmative vote or consent of the Series A-1 Holders of at least 90% of the outstanding Series A-1 Preferred Shares, voting together as a separate class, will be necessary to: (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A-1 Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A-1 Preferred Shares so as to affect them adversely; (ii) create, or authorize the creation of, or issue any series of Series A-1 Dividend Senior Stock, or reclassify any class or series of capital stock into any series of Series A-1 Dividend Senior Stock; (iii) purchase or redeem, or permit any subsidiary of the Company to purchase or redeem, any shares of any Series A-1 Dividend Junior Stock, Series A-1 Liquidation Junior Stock, Series A-1 Qualifying Merger Junior Stock or Series A-1 Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other persons performing services for the Company or any subsidiary of the Company in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof; (iv) incur, or permit the Company’s subsidiaries to incur, or issue, or permit the Company’s subsidiaries to issue, any indebtedness for borrowed money (except payables and obligations incurred in the ordinary course of the Company’s business), including obligations (whether or not contingent), under guaranties, or loans or debt securities, including equity-linked or convertible debt securities that, in total, results in gross proceeds to the Company of $20.0 million or greater; (v) declare or pay any cash dividend on any Series A-1 Dividend Junior Stock; or (vi) enter into, or permit the Company’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the foregoing actions.

The Series A-1 Holders may convert their Series A-1 Preferred Shares at any time into a number of shares of Common Stock equal to the quotient of the Series A-1 Original Purchase Price divided by a conversion price, which is initially set at $10.00 and is subject to certain adjustments including customary anti-dilution adjustments (the “Conversion Price”); provided, however, in no event shall outstanding Series A-1 Preferred Shares be converted into more than 19.99% of the outstanding shares of Common Stock.

The Company may, subject to certain conditions, cause the outstanding Series A-1 Preferred Shares to be redeemed in cash at the “Series A-1 Redemption Price” which is the Series A-1 Original Purchase Price, subject to certain adjustments, plus the aggregate amount of dividends then accrued and unpaid on such Series A-1 Preferred Shares. The Company was required to redeem all Series A-1 Preferred Shares that remain outstanding as of the one-year anniversary of the original issue date; however, the outside date for redemption was automatically extended by an additional three (3) month period because the Company has not closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A Preferred Shares and an additional 15% of the proceeds net of expenses must be used to pay the redemption price on the Series A-1 Preferred Shares. On August 13, 2024, as consideration for Sponsor’s formal waiver and/or consent pursuant to the Notice Provisions and waiver of redemption rights pursuant to Section 12(a) of the Certificate of Designation for the Series A-1 Preferred Stock with respect to any equity financings previously conducted by the Company since the closing of the business combination on August 10, 2023 and through August 13, 2024, the Company agreed to pay to Sponsor a one-time payment of $100,000, which payment shall be made concurrently with the Series A-1 Redemption Price of $575,000 and all dividends due under the Certificate through the date(s) of payment(s), and such payment(s) will be made before November 10, 2024.

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Series B Preferred Stock

On March 28, 2024, the Company filed a Certificate of Designation of Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware, establishing the rights, preferences, privileges and other terms relating to the Series B Preferred Stock. The Series B Preferred Stock ranks pari passu with the Series A Preferred Shares and Series A-1 Preferred Shares and senior to all other capital stock of the Company.

Each share of Series B Preferred Stock converts into a number of shares of our Common Stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Exchange Act), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by the Selling Stockholder. From time to time the Selling Stockholder may convert Series B Preferred Stock into Common Stock which it may liquidate and thereafter receive additional shares of Common Stock pursuant to subsequent conversions of its Series B Preferred Stock. Although the beneficial ownership limitation imposes a legally binding limitation on the Selling Stockholder’s beneficial ownership at any point in time, it does not prohibit the Selling Stockholder from, over time, receiving shares of Common Stock upon separate conversions of its shares of Series B Preferred Stock that, in the aggregate and over a period of time, exceed the beneficial ownership limitation.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering the Selling Stockholder’s resale of Common Stock underlying the Series B Preferred Stock, shares of Series B Preferred Stock will automatically convert into shares of Common Stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price (“VWAP”) of our Common Stock over a period beginning on the trading day after we deliver shares of Common Stock upon such conversion to the Selling Stockholder and ending on the trading day on which the aggregate dollar trading volume of our Common Stock exceeds seven times the applicable conversion amount, subject to a five trading day minimum period for such calculation, and subject to certain adjustments.

If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the Registration Rights Agreement, suspension of trading, or our failure to convert the Series B Preferred Stock into Common Stock when a conversion right is exercised, then we may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

Warrants

Selling Stockholder Warrant

The Warrant entitles the Selling Stockholder to purchase up to 1,500 shares of Series B Preferred Stock, provided any such exercise shall be for a minimum of fifty (50) shares of Series B Preferred Stock. The Warrant exercise price is initially set at $10,000 per share of Series B Preferred Stock, subject to adjustment for certain events, such as stock split, issuance of additional shares as a dividend or otherwise. The Warrant has a term of two years. At any time when the Warrant is exercisable for less than 1,000 shares of Series B Preferred, the Company shall have the right to redeem all or a portion of the Warrant by paying to the holder thereof an amount in cash equal to $100 per share of Series B Preferred that would otherwise be issuable pursuant to the Warrant. See “Prospectus Summary– The Selling Stockholder Transaction” for a description of the Warrant.

100

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Dykema Gossett PLLC.

EXPERTS

The consolidated financial statements of Jet.AI as of December 31, 2023 and December 31, 2022 included in this prospectus have been audited by Hacker Johnson & Smith P.A., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, which includes an explanatory paragraph as to Jet.AI’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of the Shares being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. The registration statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the SEC. You can find the Company’s SEC filings at the SEC’s website at http://www.sec.gov.

Our Internet address is www.jet.ai. Information contained on our website is not part of this prospectus. Our SEC filings (including any amendments) will be made available free of charge on www.sec.gov, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

101

JET.AI INC.

F-1

JET.AI INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$528,117	$2,100,543
Accounts receivable	535,975	96,539
Other current assets	72,769	190,071
Prepaid offering costs	800,000	800,000
Total current assets	1,936,861	3,187,153

Property and equipment, net	6,329	7,604
Intangible assets, net	20,401	73,831
Right-of-use lease asset	1,312,332	1,572,489
Investment in joint venture	100,000	100,000
Deposits and other assets	798,211	798,111
Total assets	$4,174,134	$5,739,188

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,515,201	$1,656,965
Accrued liabilities	2,749,030	2,417,115
Deferred revenue	1,099,466	1,779,794
Operating lease liability	517,733	510,034
Note payable, net	-	321,843
Notes payable - related party, net	-	266,146
Total current liabilities	5,881,430	6,951,897

Lease liability, net of current portion	760,524	1,021,330
Redeemable preferred stock	1,702,000	1,702,000
Total liabilities	8,343,954	9,675,227

Commitments and contingencies (Note 2 and 5)	-	-

Stockholders’ Deficit
Preferred Stock, 4,000,000 shares authorized, par value $0.0001, 0 issued and outstanding	-	-
Series B Convertible Preferred Stock, 5,000 shares authorized, par value $0.0001, 150 and 0 issued and outstanding	-	-
Common stock, 55,000,000 shares authorized, par value $0.0001, 14,755,144 and 9,754,364 issued and outstanding	1,475	975
Subscription receivable	(6,724)	(6,724)
Additional paid-in capital	41,557,422	35,342,098
Accumulated deficit	(45,721,993)	(39,272,388)
Total stockholders’ deficit	(4,169,820)	(3,936,039)
Total liabilities and stockholders’ deficit	$4,174,134	$5,739,188

See accompanying notes to consolidated financial statements

F-2

JET.AI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenues	$3,083,884	$2,792,808	$6,932,482	$4,668,316

Cost of revenues	3,500,880	2,993,631	7,473,834	4,944,157

Gross loss	(416,996)	(200,823)	(541,352)	(275,841)

Operating Expenses:
General and administrative (including stock-based compensation of $1,201,728, $1,348,043, $2,401,046, and $2,755,087, respectively)	2,663,753	2,115,704	5,210,047	4,603,722
Sales and marketing	102,470	103,541	549,070	223,708
Research and development	37,396	28,636	69,942	64,955
Total operating expenses	2,803,619	2,247,881	5,829,059	4,892,385

Operating loss	(3,220,615)	(2,448,704)	(6,370,411)	(5,168,226)

Other expense (income):
Interest expense	-	-	79,314	-
Other income	(59)	-	(120)	-
Total other expense (income)	(59)	-	79,194	-

Loss before provision for income taxes	(3,220,556)	(2,448,704)	(6,449,605)	(5,168,226)

Provision for income taxes	-	-	-	-

Net Loss	$(3,220,556)	$(2,448,704)	$(6,449,605)	$(5,168,226)

Less cumulative preferred stock dividends	29,727	-	59,455	-

Net Loss to common stockholders	$(3,250,283)	$(2,448,704)	$(6,509,060)	$(5,168,226)

Weighted average shares outstanding - basic and diluted	12,906,352	4,520,625	12,224,502	4,511,751
Net loss per share - basic and diluted	$(0.25)	$(0.54)	$(0.53)	$(1.15)

See accompanying notes to consolidated financial statements

F-3

JET.AI, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(UNAUDITED)

	Series B Preferred Stock		Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2022	-	$-	4,454,665	$445	$(15,544)	$27,407,372	$(26,655,980)	$736,293
Stock-based compensation	-	-	-	-	-	1,407,044	-	1,407,044
Sale of Common Stock for cash	-	-	65,960	7	(86,370)	1,598,623		1,512,260
Receipt of subscription receivable	-	-	-	-	76,435	-	-	76,435
Offering costs	-	-	-	-	-	(436,969)	-	(436,969)
Net loss	-	-	-	-	-	-	(2,719,522)	(2,719,522)
Balance at March 31, 2023 (unaudited)	-	$-	4,520,625	$452	$(25,479)	$29,976,070	$(29,375,502)	$575,541
Stock-based compensation	-	-	-	-	-	1,348,043	-	1,348,043
Net loss	-	-	-	-	-	-	(2,448,704)	(2,448,704)
Balance at June 30, 2023 (unaudited)	-	$-	4,520,625	$452	$(25,479)	$31,324,113	$(31,824,206)	$(525,120)

	Series B Preferred Stock		Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2023	-	$-	9,754,364	$975	$(6,724)	$35,342,098	$(39,272,388)	$(3,936,039)
Stock-based compensation	-	-	-	-	-	1,199,318	-	1,199,318
Sale of Series B Convertible Preferred Units	150	-	250,000	25	-	1,500,000	-	1,500,025
Offering costs	-	-	-	-	-	(155,000)	-	(155,000)
Issuance of Common Stock upon exercise of warrants	-	-	1,550,780	155	-	742,319	-	742,474
Sale of Common Stock for cash	-	-	1,000,000	100	-	1,109,900	-	1,110,000
Net loss	-	-	-	-	-	-	(3,229,049)	(3,229,049)
Balance at March 31, 2024 (unaudited)	150	$-	12,555,144	$1,255	$(6,724)	$39,738,635	$(42,501,437)	$(2,768,271)
Stock-based compensation	-	-	-	-	-	1,201,728	-	1,201,728
Sale of Common Stock for cash	-	-	2,200,000	220	-	617,059	-	617,279
Net loss	-	-	-	-	-	-	(3,220,556)	(3,220,556)
Balance at June 30, 2024 (unaudited)	150	$-	14,755,144	$1,475	$(6,724)	$41,557,422	$(45,721,993)	$(4,169,820)

See accompanying notes to consolidated financial statements

F-4

JET.AI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,449,605)	$(5,168,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	67,626	67,192
Amortization of debt discount	80,761	-
Stock-based compensation	2,401,046	2,755,087
Non-cash operating lease costs	260,157	252,686
Changes in operating assets and liabilities:
Accounts receivable	(439,436)	-
Other current assets	117,302	171,876
Accounts payable	(141,764)	254,773
Accrued liabilities	331,915	(173,160)
Deferred revenue	(680,328)	166,182
Operating lease liability	(253,107)	(245,636)
Net cash used in operating activities	(4,705,433)	(1,919,226)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(4,340)
Purchase of intangible assets	(12,921)	(17,174)
Investment in joint venture	-	(100,000)
Deposits and other assets	(100)	(135)
Net cash used in investing activities	(13,021)	(121,649)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments - notes payable	(371,250)	-
Repayments - related party notes payable	(297,500)	-
Offering costs	(155,000)	(436,969)
Exercise of warrants	742,474	-
Proceeds from sale of Series B Preferred Stock	1,500,025	-
Proceeds from sale of Common Stock	1,727,279	1,588,695
Net cash provided by financing activities	3,146,028	1,151,726

Decrease in cash and cash equivalents	(1,572,426)	(889,149)
Cash and cash equivalents, beginning of period	2,100,543	1,527,391
Cash and cash equivalents, end of period	$528,117	$638,242

Supplemental disclosures of cash flow information:
Cash paid for interest	$79,314	$-
Cash paid for income taxes	$-	$-

Non cash financing activities:
Subscription receivable from sale of Common Stock	$-	$25,479

See accompanying notes to consolidated financial statements

F-5

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Oxbridge Acquisition Corp. (“Oxbridge”) was incorporated as a Cayman Islands exempted company on April 12, 2021. Oxbridge was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware and is headquartered in Las Vegas, Nevada.

On August 10, 2023 (the “Closing Date”), Oxbridge consummated the business combination transaction (“Business Combination”) pursuant to the Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) with OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”). Pursuant to the terms of the Business Combination Agreement, a business combination between Oxbridge and Jet Token was effected through the merger of First Merger Sub and Jet Token, with Jet Token emerging as the surviving company, followed by a merger between Jet Token and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of Oxbridge. In connection with the finalization of the Business Combination on August 10, 2023, Oxbridge filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”) and immediately changed its name to Jet.AI, Inc. (“Jet.AI” or the “Company”). Following the Business Combination, the Company has one class of common stock, par value $0.0001 per share, which is listed on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “JTAI”. The Company also has two forms of publicly traded warrants, including its five-year redeemable warrants (the “Redeemable Warrants”) issued in connection with the Company’s initial public offering and its ten-year merger consideration warrants (the “Merger Consideration Warrants”) issued in connection with the Business Combination. The Redeemable Warrants and the Merger Consideration Warrants are listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ,” respectively.

Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in Second Merger Sub and its subsidiaries, and the stockholders of Jet Token as of immediately prior to the effective time of the First Merger (the “Jet Token Stockholders”) hold a portion of the Company’s common stock, par value $0.0001 per share (the “Jet.AI Common Stock”).

As a result of and upon the effective time of the Domestication: (a) each then issued and outstanding Class A Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant was converted automatically into a warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement (“Jet.AI Warrant”); and (d) each then issued and outstanding Oxbridge Unit was converted automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio of 0.03094529, and (y) the number of “Merger Consideration Warrants” equal to the Warrant Exchange Ratio of 0.04924242; (ii) each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement); (iii) each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio; and (iv) each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio as determined in accordance with the Business Combination Agreement.

F-6

The Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

During the next twelve months, the Company intends to fund its operations with capital from its operations, drawdowns under its Share Purchase Agreement with GEM Yield LLC SCS and GEM Yield Bahamas Limited, and proceeds from the exercise of warrants under its Securities Purchase Agreement with Ionic Ventures, LLC. Additionally, the Company may explore potential sources of outside capital. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token was determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders had the greatest voting interest in the combined entity;
●	Jet Token existing stockholders had the ability to nominate a majority of the initial members of the combined entity’s board of directors;
●	Jet Token’s senior management is the senior management of the combined entity
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

F-7

Unaudited Interim Financial Statements

Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these unaudited consolidated interim financial statements have been included. Such adjustments consist of normal recurring adjustments. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet.AI and its wholly owned subsidiaries, Summerlin Aviation LLC, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, Galilee 1 SPV LLC and Cloudrise Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Risks and Uncertainties

The Company has a limited operating history, and to date, has only generated limited revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the United States (the “U.S.”) and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, adverse macro-economic conditions, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the consolidated results of its operations.

F-8

Cash and Cash Equivalents

For purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Included within cash and cash equivalents is restricted cash of $500,000 at June 30, 2024 and December 31, 2023.

Offering Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheets. The deferred offering costs will be charged to stockholders’ deficit upon the completion of an offering or to expenses if the offering is not completed.

Other Current Assets

Other current assets include security deposits, which relate primarily to contractual prepayments to third-parties for future services, prepaid expenses and customer receivables for additional expenses incurred in their charter trips.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of June 30, 2024 and December 31, 2023, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Intangibles-Goodwill and Other-Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of June 30, 2024 and December 31, 2023, the Company has capitalized approximately $398,000 of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the six months ended June 30, 2024 and 2023 was $66,351, which is included in cost of revenues in the accompanying consolidated statements of operations. Accumulated amortization as of June 30, 2024 was $464,452.

Investments in Joint Ventures

In January 2023, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. Costs and profits are to be shared equally. The Company accounts for these investments using the equity method whereby the initial investment is recorded at cost and subsequently adjusted by the Company’s share of income or loss from the joint venture. There is currently no financial activity or material assets to report for this joint venture beyond this initial investment.

F-9

Leases

The Company determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term. Operating lease right-of-use assets are recognized at lease commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in each lease was readily determinable to discount lease payments.

The operating lease right-of-use assets include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset when they are at the Company’s discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the Company’s consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

Impairment of Long-Lived Assets

The Company follows ASC 360-10, Impairment and Disposal of Long-Lived Assets. ASC 360-10 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability should be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value is required. Long-lived assets or asset groups that meet the criteria in ASC 360-10 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Company’s and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. As of June 30, 2024 and December 31, 2023, the Company deferred $1,027,166 and $1,510,976, respectively, related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

F-10

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s App, whereby the Company sources, negotiates, and arranges travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. In addition, Cirrus Aviation markets charters on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to the App was $56,067 and $268,818 as of June 30, 2024 and December 31, 2023, respectively.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations. Deferred revenue with respect to the management of aircraft was $16,233 and $0 as of June 30, 2024, and December 31, 2023, respectively.

The following is a breakout of revenue components by subcategory for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Software App and Cirrus Charter	$1,610,899	$1,558,697	$3,981,990	$2,552,950
Jet Card and Fractional Programs	558,560	811,140	1,235,880	1,358,685
Management and Other Services	914,425	422,971	1,714,612	756,681
	$3,083,884	$2,792,808	$6,932,482	$4,668,316

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

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Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations. The Company recorded aircraft sales of $0 for the three and six months ended June 30, 2024 and 2023.

Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses, each of which is discussed below.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

F-12

Advertising Costs

The Company expenses the cost of advertising and promoting the Company’s services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $549,070 and $223,708 for the six months ended June 30, 2024 and 2023, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third-party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction. The Company is subject to potential U.S. Federal, state, and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic EPS is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from the diluted EPS calculations. For the six months ended June 30, 2024 and 2023, there were 3,659,015 and 3,284,488 options, 25,221,406 and 0 warrants to purchase common stock, and 1,807,229 and 0 common shares issuable upon conversion of Series B Preferred Stock, respectively, excluded.

F-13

Concentration of Credit Risk

The Company maintains its cash with several major U.S. financial institutions which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, however the Company may maintain balances in excess of the federally insured limits.

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (the “CODM”), or decision-making group, in making decisions regarding resource allocation and performance assessment. The CODM is the Company’s chief executive officer. The Company determined that the Company operates in a single operating and reportable segment, private aviation services, as the CODM reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. All of the Company’s long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	June 30, 2024	December 31, 2023
Deposits	$108,461	$108,361
Lease Maintenance Reserve	689,750	689,750
Total Other Assets	$798,211	$798,111

NOTE 4 – NOTES PAYABLE

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (the “Bridge Agreement”) with eight investors whereby the investors purchased senior secured promissory notes (the “Bridge Notes”) from the Company in the aggregate principal amount of $625,000, which included $281,250 from related parties. The Bridge Agreement was entered into with, and funding was provided by, (i) Michael Winston, the Executive Chairman of the Company’s board of directors (the “Board”) and the Interim Chief Executive Officer, (ii) Wrendon Timothy, a member of the Board and all three committees of the Board, (iii) William Yankus, a member of the Board and two of its Committees, and (iv) Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as the four other investors named in the Bridge Agreement.

The Company received net proceeds from the sale of the Bridge Notes of $500,000, resulting in an original issue discount of $112,500. The notes bear interest at five percent (5%) per annum and matured on March 11, 2024 (the “Maturity Date”). The Company recognized a debt discount of $168,250 from the Bridge Notes, of which $80,761 was amortized during the six months ended June 30, 2024. Interest expense was $79,314 for the six months ended June 30, 2024.

These notes and accrued interest payable were fully repaid during the six months ended June 30, 2024.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

F-14

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash in the accompanying consolidated balance sheets. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. The maintenance reserve is included within deposits and other assets in the accompanying consolidated balance sheet. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party.

Total lease expense for the six months ended June 20, 2024 and 2023 was $701,550 and $550,634, respectively, which is included within cost of revenues in the accompanying statements of operations.

Right-of-use lease assets and lease liabilities for our operating leases was recorded in the consolidated balance sheet as follows:

	June 30, 2024	December 31, 2023

Operating lease right-of-use asset	$2,576,036	$2,576,036
Accumulated amortization	(1,263,704)	(1,003,547)
Net balance	$1,312,332	$1,572,489

Lease liability, current portion	$517,733	$510,034
Lease liability, long-term	760,524	1,021,330
Total operating lease liabilities	$1,278,257	$1,531,364

As of June 30, 2024, the weighted average remaining lease term was 2.4 years, and the weighted average discount rate was 3%.

As of June 30, 2024, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2024 (six months)	$274,500
2025	549,000
2026	503,250
Total future minimum lease payments	1,326,750
Less imputed interest	(48,493)
Maturities of lease liabilities	$1,278,257

GEM Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assumed by the Company when the Business Combination was effected. In connection with the Business Combination, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

During the six months ended June 30, 2024, the Company issued 3,200,000 shares of common stock pursuant to the agreement for total consideration of $1.7 million.

F-15

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. Pursuant to the Share Purchase Agreement, the Company issued to GEM a warrant (the “GEM Warrant”) granting it the right to purchase up to 2,179,447 shares of common stock of the Company on a fully diluted basis. The GEM Warrant was issued with an exercise price of $8.60 and a term of three years. The exercise price is subject to certain adjustments based on equity issuances by the Company, and as a result of the Series B Preferred Stock financing transaction discussed in Note 6, the warrant exercise price was reduced to $5.81 per share as of June 30, 2024.

On August 4, 2022, the Company also entered into a Registration Rights Agreement with GEM, obligating the Company to file a registration statement with respect to resales of the shares of common stock issuable to GEM under the Share Purchase Agreement and upon exercise of the GEM Warrant. Because such registration statement was not declared effective by October 23, 2023 (the “Effectiveness Deadline”), the Company must pay GEM an amount equal to $10,000 for each day following the Effectiveness Deadline until the registration statement has been declared effective. The fee payable under the GEM Registration Rights Agreement will not exceed $300,000 if such delay in the declaration of effectiveness of the registration statement is caused by delays in SEC review of the registration statement or the SEC’s refusal to declare the registration statement effective. The Company has accrued $300,000 as of June 30, 2024 and December 31, 2023 with respect to this agreement.

On October 23, 2023, the Company entered into a warrant amendment agreement retroactively effective as of August 10, 2023 (the “GEM Warrant Amendment”). The GEM Warrant Amendment provides that GEM can elect to limit the exercisability of the “GEM Warrant” to purchase shares of the Company’s common stock, such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Company’s common stock outstanding immediately after giving effect to such exercise. On October 23, 2023, GEM provided a notice to the Company electing to have this limit apply to the GEM Warrant effective as of August 10, 2023. GEM may revoke this election notice by providing written notice to the Company of such revocation, which revocation would not be effective until 61 days after such notice is delivered to the Company.

Forward Purchase Agreement

On August 6, 2023, Oxbridge entered into an agreement (the “Forward Purchase Agreement”) with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, Oxbridge is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Jet.AI is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used in this description but not otherwise defined have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, Seller intended, but was not obligated, to purchase up to 1,186,952 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of Oxbridge (“Oxbridge Shares”) concurrently with the Closing pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of Oxbridge Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller was required to purchase an amount of Oxbridge Shares such that following such purchase, that Seller’s ownership would exceed 9.9% of the total Oxbridge Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waived such 9.9% ownership limitation. The number of shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

F-16

The Forward Purchase Agreement provided for a prepayment shortfall in an amount in U.S. dollars equal to $1,250,000 (the “Prepayment Shortfall”); provided that Seller shall pay one-half (1/2) of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Initial Shortfall”) and, at the request of Counterparty, the other one-half (1/2) of the Prepayment Shortfall (the “Future Shortfall”) on the date that the SEC declares the Registration Statement effective (the “Registration Statement Effective Date”), provided the VWAP Price is greater than $6.00 for any 45 trading days during the prior 90 consecutive trading day period and average daily trading value over such period equals at least four times the Future Shortfall. Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to Counterparty (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provided that the Seller would be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

The Seller agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination, as well as any redemption rights under Oxbridge’s Amended and Restated Memorandum and Articles of Association that would require redemption by Oxbridge. Such waiver reduced the number of Oxbridge Shares redeemed in connection with the Business Combination, which may have altered the perception of the potential strength of the Business Combination.

The shares initially held by Seller consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Seller purchased 247,756 “Additional Shares” directly from the Company for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Seller under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Seller is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. The Company paid Seller $6,805,651, representing amounts payable by us to Seller under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Seller under the FPA Funding Amount PIPE Subscription Agreement; and Seller paid the Company one-half (1/2) of the Prepayment Shortfall, or $625,000.

On August 31, 2023 and October 2, 2023, the Company entered into an amendment and a second amendment, respectively (together, the “Amendments”) to the Forward Purchase Agreement.

The combined effect of the Amendments was to:

●	increase the total number of additional shares Seller purchased from the Company under an FPA Funding Amount PIPE Subscription Agreement to 548,127 shares of the Company’s common stock;
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to the Company;
●	increase the total share consideration to Seller to 275,000 shares of the Company’s common stock,
●	reduce the remaining number of Recycled Shares to 296,518;
●	increase the number of shares subject to the Forward Purchase Agreement to 994,645; and
●	extend the “Valuation Date” to the two-year anniversary of the Closing of the Business Combination, or earlier at the discretion of Seller and upon notice to the Company.

F-17

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Seller is obligated to pay the Company an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances. At settlement, the Company is obligated to pay Seller a settlement adjustment of $2.00 per share for the total Number of Shares, which is payable in cash, or in shares of the Company’s common stock if the settlement adjustment is greater than the settlement amount payable by Seller and provided that Seller’s ownership would not exceed 9.9% of the Company’s outstanding common stock. Provided further, that is the settlement amounts less the settlement amount adjustment is a negative number and the Company has elected to pay the settlement amount adjustment in cash, then neither Meteora nor the Company shall be liable to the other party for any payment under the Forward Purchase Agreement. The Forward Purchase Agreement was determined to be a freestanding equity-linked financial instrument under ASC 480. The FPA does not include an obligation to issue warrants. As such, the FPA shares were classified as equity and net payments made to the Company were recorded to additional paid in capital as part of the recapitalization.

FPA Funding Amount PIPE Subscription Agreements

On August 6, 2023, Oxbridge entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Seller.

Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Seller, on the Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim, which shares of Jet.AI Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of 8% Series A Cumulative Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Jet.AI Common Stock issuable upon conversion of the Series A Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three-month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater (which amount has not been achieved as of the date of this report). If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

In July 2024 the Company and Maxim entered into an amendment to the Maxim Settlement Agreement and agreed to, among other things, amend the definition of the “Series A Conversion Price” for the Series A Preferred Shares and certain restrictions with respect to shares of Company common stock Maxim may acquire upon the conversion of its shares of Series Preferred Stock.

Sponsor Settlement Agreement

On August 10, 2023, Jet Token, Oxbridge, and OAC Sponsor Ltd. (the “Sponsor”) entered into a settlement agreement (the “Sponsor Settlement Agreement”). Pursuant to the Sponsor Settlement Agreement, the Company issued 575 shares of the Company’s 5% Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Shares”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The shares of Jet.AI Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three-month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater (which amount has not been achieve as of the date of this report). If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A-1 Preferred Shares. Cumulative preferred stock dividends on Series A and Series A-1 Preferred Shares were $106,042 at June 30, 2024.

F-18

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

Under the Amended and Restated Certificate of Incorporation of the Company, the Company is authorized to issue up to 59,000,000 shares, consisting of two classes: 55,000,000 shares of common stock, $0.0001 par value per share, and 4,000,000 shares of preferred stock, $0.0001 par value per share, of which 5,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock, par value $0.0001 (“Series B Preferred Stock”). As of June 30, 2024, there was an aggregate of 1,702 issued and outstanding shares of Series A and Series A-1 Preferred Stock and 150 issued and outstanding shares of Series B Preferred Stock.

Upon the consummation of the Business Combination, 4,523,167 shares of Jet.AI Common Stock and 7,196,375 Merger Consideration Warrants were issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). The Company also reserved for issuance up to 3,284,488 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,950 shares of Jet.AI Common Stock and 237,030 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. Each Merger Consideration Warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $15.00 per share and expire ten years after issuance. The Company also had 5,760,000 warrants outstanding as of June 30, 2024 with an exercise price of $11.50.

In addition, in connection with the Business Combination, the Jet.AI Board adopted the Omnibus Incentive Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination.

Series B Convertible Preferred Stock Securities Purchase Agreement

On March 28, 2024 the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Ionic Ventures, LLC (“Ionic”) for a private placement, which closed on March 29, 2024. Pursuant to the Securities Purchase Agreement the Company sold 150 shares of Series B (“Preferred Stock”), a warrant to purchase up to 1,500 shares of Series B Preferred Stock with an exercise price of $10,000 per share, and 250,000 shares of Jet.AI Common Stock for net proceeds of $1,345,025 after deducting offering costs of $155,000.

Each share of Series B Preferred Stock is convertible into a number of shares of Jet.AI Common Stock, subject to certain limitations, including a beneficial ownership limitation of 4.99% (calculated in accordance with the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934), which can be adjusted to a beneficial ownership limitation of 9.99% upon 61 days prior written notice by Iconic. Prior to the approval by the Company’s stockholders of the issuance of shares of common stock issuable upon exercise of the shares of Series B Preferred Stock in accordance with Nasdaq Stock Market Rules, shares of Series B Preferred Stock cannot be converted into shares of common stock if, as a result of such conversion, the number of shares of common stock to be issued would exceed 19.9% of the total number of shares of the Company’s outstanding common stock.

Subject to the limitations set forth in the preceding paragraph and provided there is an effective registration statement covering Ionic’s resale of the Jet.AI Common Stock underlying the Series B Preferred Stock, shares of Series B Preferred Stock will automatically convert into shares of Jet.AI Common Stock on or prior to the tenth trading day after the issuance date of such shares of Series B Preferred Stock. The number of shares of common stock issuable upon conversion of a share of Series B Preferred Stock is calculated by dividing the conversion amount per share of Series B Preferred Stock by the then conversion price. The conversion amount is equal to the stated value of the shares of Series B Preferred Stock, which is $10,000, plus any additional amounts and late charges calculated in accordance with the Certificate of Designations. The conversion price is equal to 90% (or, in the case of a delisting, 80%) of the lowest daily volume weighted average price of Common Stock over a period beginning on the trading day after the Company delivers shares of common stock upon such conversion to Ionic and ending on the trading day on which the aggregate dollar trading volume of our common stock exceeds seven times the applicable conversion amount, subject to a five trading day minimum period for such calculation, and subject to certain adjustments.

F-19

If certain defined “triggering events” defined in the Certificate of Designations occur, such as a breach of the Ionic Registration Rights Agreement, suspension of trading, or the Company’s failure to convert the Series B Preferred Stock into common stock when a conversion right is exercised, then the Company may be required to redeem the Series B Preferred Stock for cash at 110% of the stated value.

In connection with the transactions under the Securities Purchase Agreement, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim”). Pursuant to the terms of the Placement Agency Agreement, the Company must pay Maxim a cash fee equal to 7% of the aggregate gross proceeds raised under the Securities Purchase Agreement and reimburse Maxim, directly upon the initial closing under the Securities Purchase Agreement for all travel and other documented out-of-pocket expenses incurred by Maxim, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $15,000. The Company paid Maxim a total of $120,000 out of the gross proceeds it received at closing. If the Company issues additional securities to Ionic as contemplated by the Securities Purchase Agreement, the Company would be obligated to pay Maxim cash fees of up to $1,050,000.

Regulation A offerings

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it was selling up to 902,777 non-voting common stock at $24 per share for a maximum of $21,880,000. During the six months ended June 30, 2023, the Company collected on the escrow funds and issued an additional 65,960 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,588,695.

Stock Options

In connection with the Business Combination, the Company adopted the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. As of June 30, 2024, the total number of shares reserved for issuance under the Omnibus Incentive Plan was 19,802 shares. The Omnibus Incentive Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

On June 4, 2018, the Company’s Board of Directors adopted the Jet.AI, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, non-employee directors and consultants, to purchase shares of Jet.AI Common Stock. As of June 30, 2024 and 2023, the total number of shares reserved for issuance under the 2018 Plan was 2,320,897. The 2018 Plan is administered by the Board.

In August 2021, the Board adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. Up to 154,726 shares of common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of common stock authorized under the 2021 Plan to 464,179. In the event that shares of common stock subject to outstanding options or other securities under the Company’s 2018 Stock Option and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Board, and expires ten years after adoption, unless terminated by the Board.

During the six months ended June 30, 2023, the Company granted a total of 68,080 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and an exercise price of $10.42. 6,189 of the options vest over a period of two months, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $1,271,040, which will be recognized over the vesting period.

F-20

During the six months ended June 30, 2024 and 2023, stock-based compensation expense of $2,401,046 and $2,755,087, respectively, was recognized for the vesting of these options. As of June 30, 2024, there was approximately $2,289,000 in unrecognized stock-based compensation, which will be recognized through September 2026.

A summary of our stock option activity for the six months ended June 30, 2024 and 2023, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2022	3,216,408	$6.48	8.06
Granted	68,080	10.42	10.00
Exercised	-	-	-
Forfietures	(15,473)	10.42	9.50
Outstanding at June 30, 2023	3,269,015	6.59	7.64

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2023	3,659,015	$6.14	7.37
Granted	-	-	-
Exercised	-	-	-
Forfietures	-	-	-
Outstanding at June 30, 2024	3,659,015	$6.14	6.87

Exercisable at June 30, 2024	3,265,402	$6.91	6.70

Warrants

The number of outstanding warrants issued by the Company as of June 30, 2024 is as follows:

Warrant	Expiration Date	Exercise Price	Number Outstanding
JTAIW Warrants	8/11/2028	$11.50	15,608,554
JTAIZ Warrants	8/11/2033	$15.00	7,433,405
GEM Warrants	8/11/2026	$8.40	2,179,447
Total			25,221,406

NOTE 7 – RELATED PARTY TRANSACTIONS

See Note 4 for a discussion of the Bridge Agreement entered into with related parties.

See Note 5 for a discussion of the related party Settlement Agreement entered into with Maxim.

See Note 6 for a discussion of related party Placement Agent Agreement with Maxim.

F-21

See Note 5 for a discussion of the related party Settlement Agreement entered into with Sponsor. In addition, included in the Company’s accrued liabilities as of June 30, 2024 are $100,557 in administrative and other fees due to the Sponsor arising prior to, or in connection with the closing of the Business
Combination.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company’s financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value due to their short-term nature.

NOTE 9 – DEFERRED REVENUE

Changes in deferred revenue for the six months ended June 30, 2024 were as follows:

Deferred revenue as of December 31, 2023	$1,779,794
Amounts deferred during the period	2,899,913
Revenue recognized from amounts included in the deferred revenue beginning balance	(841,375)
Revenue from current period sales	(2,738,866)
Deferred revenue as of June 30, 2024	$1,099,466

NOTE 10 – SUBSEQUENT EVENTS

On July 27, 2024, the Company announced the commencement of an exchange offer relating to its outstanding Redeemable Warrants, Merger Consideration Warrants, and private placement warrants (the “Private Placement Warrants”). The Company is offering to all holders of the Redeemable Warrants and all of the holders of the Private Placement Warrants the opportunity to receive 0.3054 shares of the Company’s common stock in exchange for each such outstanding warrant tendered by the holder and exchanged pursuant to the offer. The Company is offering to all holders of the Merger Consideration Warrants the opportunity to receive 1.0133 shares of Company common stock in exchange for each outstanding Merger Consideration Warrant tendered by the holder and exchanged pursuant to the offer.

In July 2024, the Company entered into an accounts payable financing agreement, on preliminary terms, for up to $1,500,000 to pay directly to outstanding vendors of the Company. The payables shall initially be convertible to common stock at a 28% discount to the average three lowest traded prices in the 10 trading days prior to the conversion date. The Company may prepay in cash all or a portion of the financed payable at 130% of the principal amount.

In July 2024 the Company and Maxim entered into an amendment to the Settlement Agreement as generally described in Note 5.

In August 2024 Sponsor agreed to waive certain notice and redemption rights in favor of Sponsor pursuant to terms of the Series A-1 Preferred Convertible Stock held by Sponsor related to equity financings conducted by the Company through August 13, 2024 in consideration for a $100,000 fee payable before November 10, 2024.

The Company has evaluated subsequent events that occurred after June 30, 2024 through August 14, 2024, the date that these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-22

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Jet.AI Inc.

Las Vegas, Nevada:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Jet.AI Inc. (the “Company”), as of December 31, 2023 and 2022 and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

F-23

To the Shareholders and the Board of Directors

Jet.AI Inc.

Page Two

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

HACKER, JOHNSON & SMITH PA

We have served as the Company’s auditor since 2023.

Tampa, Florida

June 17, 2024

F-24

JET.AI, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022

Assets
Cash and cash equivalents	$2,100,543	$1,527,391
Accounts receivable	96,539	-
Other current assets	190,071	357,861
Prepaid offering costs	800,000	-
Total current assets	3,187,153	1,885,252

Property and equipment, net	7,604	5,814
Intangible assets, net	73,831	155,009
Right-of-use lease asset	1,572,489	2,081,568
Investment in joint venture	100,000	-
Deposits and other assets	798,111	762,976
Total assets	$5,739,188	$4,890,619

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,656,965	$242,933
Accrued liabilities	2,417,115	951,689
Deferred revenue	1,779,794	933,361
Lease liability	510,034	494,979
Note payable, net	321,843	-
Notes payable - related party, net	266,146	-
Total current liabilities	6,951,897	2,622,962

Lease liability, net of current portion	1,021,330	1,531,364
Redeemable preferred stock	1,702,000	-
Total liabilities	9,675,227	4,154,326

Commitments and contingencies (Note 2 and 5)	-	-

Stockholders’ (Deficit) Equity
Preferred Stock, 4,000,000 and 0 shares authorized, par value $0.0001, 1,702 and 0 issued and outstanding, respectively	-	-
Common stock, 55,000,000 shares authorized, par value $0.0001, 9,754,364 and 4,454,665 issued and outstanding, respectively	975	445
Subscription receivable	(6,724)	(15,544)
Additional paid-in capital	35,342,098	27,407,372
Accumulated deficit	(39,272,388)	(26,655,980)
Total stockholders’ (deficit) equity	(3,936,039)	736,293
Total liabilities and stockholders’ (deficit) equity	$5,739,188	$4,890,619

See the accompanying notes to the consolidated financial statements.

F-25

JET.AI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2023	2022

Revenues	$12,214,556	$21,862,728

Cost of revenues	12,393,089	19,803,739

Gross (loss) profit	(178,533)	2,058,989

Operating Expenses:
General and administrative (including stock-based compensation of $6,645,891 and $6,492,653, respectively)	11,597,173	9,230,789
Sales and marketing	573,881	426,728
Research and development	160,858	137,278
Total operating expenses	12,331,912	9,794,795

Operating loss	(12,510,445)	(7,735,806)

Other expense (income):
Interest expense	103,615	-
Other income	(116)	(3)
Total other expense (income)	103,499	(3)

Loss before provision for income taxes	(12,613,944)	(7,735,803)

Provision for income taxes	2,464	2,400

Net Loss	$(12,616,408)	$(7,738,203)

Less cumulative preferred stock dividends	46,587	-

Net Loss to common stockholders	$(12,662,995)	$(7,738,203)

Weighted average shares outstanding - basic and diluted	6,326,806	4,409,670
Net loss per share - basic and diluted	$(2.00)	$(1.75)

See the accompanying notes to the consolidated financial statements.

F-26

JET.AI, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’ (Deficit)
	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at December 31, 2021	4,342,626	$434	$(96,600)	$19,911,412	$(18,917,777)	$897,469
Stock-based compensation	-	-	-	6,492,653	-	6,492,653
Sale of Common Stock for cash	121,323	12	(15,544)	2,919,692	-	2,904,160
Receipt of subscription receivable	-	-	96,600	-	-	96,600
Offering costs	-	-	-	(1,691,386)	-	(1,691,386)
Preferred share redemption	(9,284)	(1)	-	(224,999)	-	(225,000)
Net loss	-	-	-	-	(7,738,203)	(7,738,203)
Balance at December 31, 2022	4,454,665	$445	$(15,544)	$27,407,372	$(26,655,980)	$736,293
Stock-based compensation	148,950	15	-	6,645,876	-	6,645,891
Sale of Common Stock for cash	65,960	7	(86,370)	1,598,623	-	1,512,260
Receipt of subscription receivable	-	-	95,190	-	-	95,190
Offering costs	-	-	-	(437,665)	-	(437,665)
Recapitalization	4,494,789	449	-	(2,128,994)	-	(2,128,545)
Issuance of Common Stock upon exercise of warrants	90,000	9	-	1,034,991	-	1,035,000
Issuance of Common Stock pursuant to Forward Purchase Agreement	500,000	50	-	1,221,895	-	1,221,945
Net loss	-	-	-	-	(12,616,408)	(12,616,408)
Balance at December 31, 2023	9,754,364	$975	$(6,724)	$35,342,098	$(39,272,388)	$(3,936,039)

See the accompanying notes to the consolidated financial statements.

F-27

JET.AI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,616,408)	$(7,738,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	135,251	134,383
Amortization of debt discount	87,989	-
Stock-based compensation	6,645,891	6,492,653
Non-cash operating lease costs	509,079	494,468
Changes in operating assets and liabilities:
Accounts receivable	(96,539)	-
Other current assets	167,790	(278,313)
Accounts payable	366,594	(53,268)
Accrued liabilities	665,426	835,576
Deferred revenue	846,433	497,030
Lease liability	(494,979)	(480,368)
Net cash used in operating activities	(3,783,473)	(96,042)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,339)	-
Purchase of intangible assets	(51,524)	-
Investment in joint venture	(100,000)	-
Return of aircraft deposit	-	1,093,600
Deposits and other assets	(35,135)	(803,112)
Net cash (used in) provided by investing activities	(190,998)	290,488

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds - related party advances	-	42,000
Repayments - related party advances	-	(242,196)
Proceeds - notes payable, net of discount	275,000	-
Proceeds - related party notes payable, net of discount	225,000	-
Payments on line of credit	-	(194,727)
Offering costs	(437,665)	(1,691,386)
Exercise of warrants	1,035,000	-
Preferred share redemption	-	(225,000)
Proceeds from sale of Common Stock	2,829,395	3,000,760
Proceeds from business combination	620,893	-
Net cash provided by financing activities	4,547,623	689,451

Increase in cash and cash equivalents	573,152	883,897
Cash and cash equivalents, beginning of year	1,527,391	643,494
Cash and cash equivalents, end of year	$2,100,543	$1,527,391

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$2,464	$2,400

Non cash investing and financing activities:
Subscription receivable from sale of Common Stock	$86,370	$15,544
Operating lease, Right-of-use assets and liabilities	$-	$2,506,711
Increase in accounts payable due to Business Combination	$1,047,438	$-
Increase in redeemable preferred stock due to Business Combination	$1,702,000	$-
Prepaid offering costs	$800,000	$-
Discounts issued with notes payable	$168,750	$-

See the accompanying notes to the consolidated financial statements.

F-28

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Oxbridge Acquisition Corp. (“Oxbridge”) was incorporated as a Cayman Islands exempted company on April 12, 2021. Oxbridge was incorporated for the purpose of effecting a merger, capital stock or share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware and is headquartered in Las Vegas, Nevada.

On August 10, 2023 (the “Closing Date”), Oxbridge consummated the business combination transaction (“Business Combination”) pursuant to the Business Combination Agreement and Plan of Reorganization with OXAC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Oxbridge (“First Merger Sub”), Summerlin Aviation LLC (f/k/a OXAC Merger Sub II, LLC), a Delaware limited liability company and a direct wholly owned subsidiary of Oxbridge (“Second Merger Sub”), and Jet Token, Inc., a Delaware corporation (“Jet Token”). Pursuant to the terms of the Business Combination Agreement, a business combination between Oxbridge and Jet Token was effected through the merger of First Merger Sub and Jet Token, with Jet Token emerging as the surviving company, followed by a merger between Jet Token and Second Merger Sub, with Second Merger Sub emerging as the surviving company as a wholly owned subsidiary of Oxbridge. In connection with the finalization of the Business Combination on August 10, 2023, Oxbridge filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”) and immediately changed its name to Jet.AI, Inc. (“Jet.AI” or the “Company”). Upon consummation of the Business Combination, the Company has one class of common stock, par value $0.0001 per share, which is listed on Nasdaq under the ticker symbol “JTAI”. The Company’s warrants are listed on Nasdaq under the ticker symbols “JTAIW” and “JTAIZ”, respectively.

Following the closing of the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in the Second Merger Sub and its subsidiaries, and the stockholders of Jet Token as of immediately prior to the effective time of the First Merger (the “Jet Token Stockholders”) hold a portion of the Company’s common stock, par value $0.0001 per share (the “Jet.AI Common Stock”).

As a result of and upon the effective time of the Domestication: (a) each then issued and outstanding Class A Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (b) each then issued and outstanding Class B Ordinary Share of Oxbridge was converted automatically, on a one-for-one basis, into a share of Jet.AI Common Stock; (c) each then issued and outstanding Oxbridge Warrant was converted automatically into a warrant to purchase one share of Jet.AI Common Stock pursuant to the Warrant Agreement (“Jet.AI Warrant”); and (d) each then issued and outstanding Oxbridge Unit was converted automatically into a Jet.AI Unit, each consisting of one share of Jet.AI Common Stock and one Jet.AI Warrant.

At the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of Jet Token Common Stock, including each share of Jet Token Preferred Stock that was converted into shares of Jet Token Common Stock immediately prior to the Effective Time, was cancelled and automatically converted into the right to receive (x) the number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio of 0.03094529, and (y) the number of warrants (“Merger Consideration Warrants”) equal to the Warrant Exchange Ratio of 0.04924242; (ii) each Jet Token Option, whether or not exercisable and whether or not vested, that was outstanding immediately prior to the Effective Time was automatically converted into an option to purchase a number of Jet.AI Options based on the Option Exchange Ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement); (iii) each Jet Token Warrant issued and outstanding immediately prior to the Effective Time was automatically converted into a warrant to acquire (x) a number of shares of Jet.AI Common Stock equal to the Stock Exchange Ratio and (y) a number of Merger Consideration Warrants equal to the Warrant Exchange Ratio; and (iv) each Jet Token RSU Award that was outstanding immediately prior to the Effective Time was converted into a Jet.AI RSU Award with respect to a number of RSUs based on the applicable exchange ratio as determined in accordance with the Business Combination Agreement.

The Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of fractional and whole interests in aircraft, (ii) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, (iii) the operation of a proprietary booking platform (the “App”), which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft, (iv) direct chartering of its HondaJet aircraft by Cirrus, (v) aircraft brokerage and (vi) service revenue from the monthly management and hourly operation of customer aircraft.

F-29

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has limited operating history and has incurred losses from operations since Inception. These matters raise concern about the Company’s ability to continue as a going concern.

The Company began ramping up its revenue-generating activities during the second half of the year ended December 31, 2021 and continuing into 2022 and 2023. During the next twelve months, the Company intends to fund its operations with funds from its operations, drawdowns under its GEM share purchase agreement, as well as proceeds from other financing arrangements. The Company also has the ability to reduce cash burn to preserve capital. There are no assurances, however, that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. The consolidated balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP, whereby Oxbridge is treated as the acquired company and Jet Token is treated as the acquirer (the “Reverse Recapitalization”). Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Jet Token issuing stock for the net assets of Oxbridge, accompanied by a recapitalization. The net assets of Oxbridge were stated at historical cost, with no goodwill or other intangible assets recorded.

Jet Token has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

●	Jet Token’s existing stockholders have the greatest voting interest in the combined entity;
●	Jet Token existing stockholders have the ability to nominate a majority of the initial members of the combined entity Board;
●	Jet Token’s senior management is the senior management of the combined entity
●	Jet Token is the larger entity based on historical operating activity and has the larger employee base; and
●	The post-combination company has assumed a Jet Token branded name: “Jet.AI Inc.”

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Jet.AI Inc. and its wholly owned subsidiaries, Summerlin Aviation LLC, Jet Token Software Inc., Jet Token Management Inc., Galilee LLC, and Galilee 1 SPV LLC and Cloudrise Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated assets, liabilities, and results of operations prior to the Reverse Recapitalization are those of Jet Token. The shares and corresponding capital amounts and losses per share, prior to the Reverse Recapitalization, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Risks and Uncertainties

The Company has a limited operating history and has only recently begun generating revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, regulations on carbon emissions from aviation and market acceptance of the Company’s business model. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

For the purpose of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Included within cash and cash equivalents is restricted cash of $500,000 at December 31, 2023 and 2022.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the consolidated balance sheet. The deferred offering costs will be charged to stockholders’ (deficit) equity upon the completion of an offering or to expense if the offering is not completed.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Current Assets

Other current assets include security deposits, which relate primarily to contractual prepayments to third-parties for future services, prepaid expenses and customer receivables for additional expenses incurred in their charter trips.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. As of December 31, 2023 and 2022, property and equipment consisted entirely of equipment which is being depreciated over a three-year period.

Internal Use Software

The Company incurs software development costs to develop software programs to be used solely to meet its internal needs and cloud-based applications used to deliver its services. In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes development costs related to these software applications once a preliminary project stage is complete, funding has been committed, and it is probable that the project will be completed, and the software will be used to perform the function intended. As of December 31, 2023 and 2022, the Company has capitalized approximately $398,000 of internal software related costs, which is included in intangible assets in the accompanying consolidated balance sheets. The software officially launched on December 31, 2020. Amortization expense for the years ended December 31, 2023 and 2022 was $132,702, and is included in cost of revenues in the accompanying consolidated statements of operations. Accumulated amortization as of December 31, 2023 was $398,101.

Investments in Joint Ventures

In January 2023, the Company formed a 50/50 joint venture subsidiary with Great Western Air LLC dba Cirrus Aviation Services, 380 Software LLC, a Nevada limited liability company. Costs and profits are to be shared equally. The Company accounts for these investments using the equity method whereby the initial investment is recorded at cost and subsequently adjusted by the Company’s share of income or loss from the joint venture. The Company has made investments in the joint venture totaling $100,000 during the year ended December 31, 2023. There is currently no financial activity or material assets to report for this joint venture beyond this initial investment.

Leases

The Company determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term. Operating lease right-of-use assets are recognized at lease commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in each lease was readily determinable to discount lease payments.

The operating lease right-of-use assets include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset when they are at the Company’s discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the Company’s consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

The Company follows ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the carrying value of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell.

Revenue Recognition

In applying the guidance of ASC 606, the Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) fractional/whole aircraft sales, (ii) fractional ownership and jet card programs, (iii) ad hoc charter through the Jet Token App and (iv) aircraft management.

Under the fractional ownership program, a customer purchases an ownership share in a jet which guarantees the customer access to the jet for a preset number of hours per year. The fractional ownership program consists of a down payment, one or more progress payments, a payment on delivery, a Monthly Management Fee (MMF) and an Occupied Hourly Fee (OHF). Revenues from the sale of fractional or whole interests in an aircraft are recognized at the time title to the aircraft is transferred to the purchasers, which generally occurs upon delivery or ownership transfer.

The jet card program provides the customer with a preset number of hours of guaranteed private jet access over the agreement term (generally a year) without the larger hourly or capital commitment of purchasing an ownership share. The jet card program consists of a fixed hourly rate for flight hours typically paid 100% up front.

Revenue is recognized upon transfer of control of the Company’s promised services, which generally occurs upon the flight hours being used. Any unused hours for the fractional jet and jet card programs are forfeited at the end of the contract term and are thus immediately recognized as revenue at that time.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. As of December 31, 2023 and 2022, the Company deferred $1,510,976 and $933,361, respectively, related to prepaid flight hours under the jet card program for which the related travel had not yet occurred.

The Company also generates revenues from individual ad hoc charter bookings processed through the Company’s App, whereby the Company will source, negotiate, and arrange travel on a charter basis for a customer based on pre-selected options and pricing provided by the Company to the customer through the App. In addition, Cirrus markets charter on the Company’s aircraft for the Company’s benefit. Deferred revenue with respect to the App was $268,818 as of December 31, 2023.

The Company utilizes certificated independent third-party air carriers in the performance of a portion of flights. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to members is similar regardless of which third-party air carrier is involved. The Company directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. The Company records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If the Company has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a breakout of revenue components by subcategory for the years ended December 31, 2023 and 2022.

	For the Year Ended
	December 31,
	2023	2022

Software App and Cirrus Charter	$7,125,230	$2,004,807
Jet Card and Fractional Programs	2,847,533	2,257,736
Management and Other Services	2,241,793	400,185
Fractional/Whole Aircraft Sales	-	17,200,000
	$12,214,556	$21,862,728

Flights

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round-trip flights, revenue is recognized upon arrival at the destination for each flight segment.

Fractional and jet card members pay a fixed quoted amount for flights based on a contractual capped hourly rate. Ad hoc charter customers primarily pay a fixed rate for flights. In addition, flight costs are paid by members through the purchase of dollar-denominated prepaid blocks of flight hours (“Prepaid Blocks”), and other incidental costs such as catering and ground transportation are billed monthly as incurred. Prepaid Blocks are deferred and recognized as revenue when the member completes a flight segment.

Aircraft Management

The Company manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner-incurred expenses including maintenance coordination, cabin crew and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking and other related operating costs. The Company passes the recovery and recharge costs back to owners at either cost or a predetermined margin.

Aircraft management-related revenue contains two types of performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.

Aircraft Sales

The Company acquires aircraft from vendors and various other third-party sellers in the private aviation industry. The Company’s classifies the purchase as aircraft inventory on the consolidated balance sheets. Aircraft inventory is valued at the lower of cost or net realizable value. Sales are recorded on a gross basis within revenues and cost of revenue in the consolidated statements of operations. The Company recorded aircraft sales of $0 and $17,200,000 for the years ended December 31, 2023 and 2022, respectively.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pass-Through Costs

In applying the guidance of ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are distinct performance obligations. The Company then assesses whether it is acting as an agent or a principal for each identified performance obligation and includes revenue within the transaction price for third-party costs when the Company determines that it is acting as the principal.

Cost of Sales

The cost of sales expenses includes costs incurred in providing air transportation services, such as chartering third-party aircraft, aircraft lease expenses, pilot training and wages, aircraft fuel, aircraft maintenance, and other aircraft operating expenses.

1.	Chartering Third-Party Aircraft: The cost of chartering third-party aircraft is recorded as a part of the cost of sales expense. These expenses include the fees paid to third-party operators for providing aircraft services on behalf of the company. Expenses are recognized in the income statement in the period when the service is rendered and are reported on an accrual basis.

2.	Aircraft Lease Expenses: Aircraft lease expenses include the cost of leasing aircraft for the company’s operations. The lease expenses are recognized as an operating expense in the income statement over the lease term on a straight-line basis.

3.	Pilot Training and Wages: Pilot training costs are expensed as incurred and are included in the cost of sales expenses. This encompasses expenses related to initial pilot training, recurrent training, and any additional required training programs. Pilot wages, including salaries, bonuses, and benefits, are also recognized as a part of the cost of sales expenses and are reported on an accrual basis.

4.	Aircraft Fuel: The cost of aircraft fuel is recognized as an expense in the cost of sales category based on the actual consumption during flight operations. Fuel costs are recorded in the income statement in the period when the fuel is consumed and are reported on an accrual basis.

5.	Aircraft Maintenance: Aircraft maintenance expenses include both routine and non-routine maintenance. Routine maintenance costs are expensed as incurred and are recorded as a part of the cost of sales expense. Non-routine maintenance expenses, such as major repairs and overhauls, are capitalized and amortized over their expected useful life. The amortization expense is included in the cost of sales expense and is recognized in the income statement on a straight-line basis over the asset’s useful life.

6.	Other Aircraft Operating Expenses: Other aircraft operating expenses include costs such as insurance, landing fees, navigation charges, and catering services. These expenses are recognized in the income statement as a part of the cost of sales expenses in the period when they are incurred and are reported on an accrual basis.

Advertising Costs

The Company expenses the cost of advertising and promoting the Company’s services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $573,881 and $426,728, for the years ended December 31, 2023 and 2022, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing its technologies and future offerings. The Company’s research and development costs consist primarily of payments for third party software development that is not capitalizable. The Company expenses these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

The Company accounts for stock awards under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. At December 31, 2023, management is not aware of any uncertain tax positions that would have a material impact on the Company’s consolidated financial statements.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. For the years ended December 31, 2023 and 2022, there were 3,659,015 and 3,216,408 options, 25,975,001 and 0 warrants, respectively, excluded from the EPS calculation.

Concentration of Credit Risk

The Company maintains its cash with several major financial institutions located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Allowance for Credit Losses

The Company recognizes an expected allowance for credit losses with respect to its accounts receivable. In addition, also at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. Accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s customers have remained constant since the Company’s inception. The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized in income or an offset to credit loss expense in the year of recovery, in accordance with the entity’s accounting policy election. The total amount of write-offs was immaterial to the consolidated financial statements as a whole for the year ending December 31, 2023. No allowance for credit losses was considered necessary at December 31, 2023.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. The Company determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. All of the Company’s long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Recently Adopted Accounting Guidance

In June 2016, the FASB issued guidance (FASB ASC 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the Company that are subject to the guidance in FASB ASC 326 were accounts receivable.

The Company adopted the standard effective January 1, 2023. The impact of the adoption was not considered material to the consolidated financial statements and primarily resulted in new/enhanced disclosures only.

NOTE 3 – OTHER ASSETS

Other assets consisted of the following:

	2023	2022
Deposits	$108,361	$73,226
Lease Maintenance Reserve	689,750	689,750
Total Other Assets	$798,111	$762,976

NOTE 4 – NOTES PAYABLE

Bridge Agreement

On September 11, 2023, the Company entered into a binding term sheet (“Bridge Agreement”) with eight investors whereby the investors purchased from the Company senior secured promissory notes in the aggregate principal amount of $625,000, including $281,250 from related parties. The Bridge Agreement was entered into with, and funding was provided by, Michael Winston, the Executive Chairman of the Board and Interim Chief Executive Officer, Wrendon Timothy, a member of the Board and all three Committees of the Board, William Yankus, a member of the Board and two of its Committees, and Oxbridge RE Holdings Limited, a significant stockholder of the Company for which Mr. Timothy serves as a director and officer, as well as four other investors named in the Bridge Agreement. Given Mr. Winston’s dual role as a participant in the negotiations with third parties and his participation in the bridge financing itself, for avoidance of doubt, he has agreed to waive any right to receive accrued interest on the principal amount of his note as well as any redemption premium or any increase in the principal amount of his note in connection with an event of default, which totals in an aggregate of $20,325 as of December 31, 2023.

The Company received net proceeds of $500,000, resulting in an original issue discount of $112,500. The notes bear interest at five percent (5%) per annum and are due and payable on March 11, 2024 (the “Maturity Date”). The Company will also have the option to prepay the notes with no penalties at any time prior to the Maturity Date. The Company is required to redeem the notes with one hundred percent (100%) of the proceeds of any equity or debt financing, on a pro rata basis, at a redemption premium of one hundred and ten percent (110%) of the principal amount of the notes. The Company anticipates redeeming the notes in full with proceeds expected to be received over the next several months from existing financing arrangements. The Company recognized a debt discount of $181,250 from the notes, of which $90,625 was amortized through December 31, 2023. Interest expense was $103,615 for the year ended December 31, 2023.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An event of default under the notes includes failing to redeem the notes as provided above and other typical bankruptcy events of the Company. In an event of default, the outstanding principal of the notes shall increase by one hundred and twenty percent (120%), and investors may convert the notes into common stock of the Company at the lower of (a) the Fixed Conversion Price or (b) the lowest daily volume-weighted average price reported by Bloomberg (“VWAP”) of the Common Stock during the ten (10) business days before the conversion date. If the daily VWAP of the common stock is below $1.00 for ten (10) consecutive trading days, the Conversion Price shall be 95% of the lowest daily VWAP ten (10) days before conversion date.

These notes were fully repaid in March 2024.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Operating Lease

In November 2021, the Company entered into a leasing arrangement with a third party for an aircraft to be used in the Company’s operations. The lease term is for 60 months, expiring November 2026, and requires monthly lease payments. At any time during the lease term, the Company has the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time.

The lease agreement also requires the Company to hold a liquidity reserve of $500,000 in a separate bank account as well as a maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is held in a bank account owned by the Company. As such, this is classified as restricted cash and is included in cash and cash equivalents in the accompanying consolidated balance sheets. The maintenance reserve are funds held by the lessor to be used for reasonable maintenance expenses in excess of those covered by the airframe and engine maintenance programs maintained by the Company. These maintenance programs are designed to fully cover the Company’s aircraft’s maintenance costs, both scheduled and unscheduled, and therefore the Company does not expect these funds will be drawn upon. If funds from the maintenance reserve are expended by the lessor, the Company is required to replenish the maintenance reserve account up to the required reserve amount. Any funds remaining at the end of the Lease term will be returned to the Company. The maintenance reserve is included within deposits and other assets in the accompanying consolidated balance sheets. In connection with this leasing arrangement, the Company agreed to pay an arrangement fee of $70,500 to a separate third party.

On April 4, 2022, the Company entered into an additional leasing arrangement with a third party for an aircraft to be used in the Company’s operations, substantially identical to the terms of the November 2021 agreement. The lease term was for 60 months, expiring April 4, 2027, and required monthly lease payments. At any time during the lease term, the Company had the option to purchase the aircraft from the lessor at the aircraft’s fair market value at that time. The lease agreement also required the Company to maintain its existing liquidity reserve of $500,000 in a separate bank account as well as an additional maintenance reserve of approximately $690,000 for the duration of the lease term. The liquidity reserve is required to be held in a bank account owned by the Company. Any funds remaining at the end of the Lease term would be returned to the Company. In May 2022, the Company exercised the option to purchase the aircraft from the lessor and in June 2022 sold the aircraft.

Total lease expense for the years ended December 31, 2023 and 2022 was $1,192,184 and $863,824, respectively, which is included within cost of revenues in the accompanying statement of operations.

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JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Right-of-use lease assets and lease liabilities for our operating lease was recorded in the consolidated balance sheet as follows:

	For the Year Ended
	December 31,
	2023	2022

Operating lease right-of-use asset	$2,576,036	$2,576,036
Accumulated amortization	(1,003,547)	(494,468)
Net balance	$1,572,489	$2,081,568

Lease liability, current portion	$510,034	$494,979
Lease liability, long-term	1,021,330	1,531,364
Total operating lease liabilities	$1,531,364	$2,026,343

As of December 31, 2023, the weighted average remaining lease term was 3.0 years, and the weighted average discount rate was 3%.

As of December 31, 2023, future minimum required lease payments due under the non-cancellable operating lease are as follows:

2024	549,000
2025	549,000
2026	503,250
Total future minimum lease payments	1,601,250
Less imputed interest	(69,886)
Maturities of lease liabilities	$1,531,364

Share Purchase Agreement

Jet Token executed a Share Purchase Agreement, dated as of August 4, 2022, with GEM Yield LLC SCS and GEM Yield Bahamas Limited (together with GEM Yield LLC SCS, “GEM”), which was automatically assumed by the Company in connection with the Business Combination. In connection with the Business Combination, the Company has the right to periodically issue and sell to GEM, and GEM has agreed to purchase, up to $40,000,000 aggregate value of shares of the Company’s common stock during the 36-month period following the date of listing.

In consideration for these services, the Company has agreed to pay GEM a commitment fee equal to $800,000 payable in cash or freely tradable shares of the Company’s common stock, payable on or prior to the first anniversary of the date of listing. Pursuant to the Share Purchase Agreement, the Company issued to GEM a warrant granting it the right to purchase up to 2,179,447 shares of common stock of the Company on a fully diluted basis. The warrant has an exercise price of $8.40 and a term of three years.

The Company has also entered into a Registration Rights Agreement with GEM, obligating the Company to file a registration statement with respect to resales of the shares of common stock issuable to GEM under the Share Purchase Agreement and upon exercise of the warrant. Because such registration statement was not declared effective by October 23, 2023 (the “Effectiveness Deadline”), the Company must pay to GEM an amount equal to $10,000 for each day following the Effectiveness Deadline until the registration statement has been declared effective. The fee payable under the GEM Registration Rights Agreement will not exceed $300,000 if such delay in the declaration of effectiveness of the registration statement is caused by delays in SEC review of the registration statement or the SEC’s refusal to declare the registration statement effective. The Company has accrued $300,000 as of December 31, 2023 with respect to this agreement.

On October 23, 2023, the Company entered into a warrant amendment agreement, retroactively effective as of August 10, 2023 (the “GEM Warrant Amendment”). The GEM Warrant Amendment provides that GEM can elect to limit the exercisability of its warrant (the “GEM Warrant”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), such that it is not exercisable to the extent that, after giving effect to the exercise, GEM and its affiliates, to the Company’s actual knowledge, would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such exercise. On October 23 2023, GEM provided a notice to the Company electing to have this limit apply to the GEM Warrant effective as of August 10, 2023. GEM may revoke this election notice by providing written notice to the Company of such revocation, which revocation would not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

F-39

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Forward Purchase Agreement

On August 6, 2023, Oxbridge entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, Oxbridge is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Jet.AI is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, the Seller intended, but was not obligated, to purchase up to 1,186,952 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of Oxbridge (“Oxbridge Shares”) concurrently with the Closing pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of Oxbridge Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”). No Seller was required to purchase an amount of Oxbridge Shares such that following such purchase, that Seller’s ownership would exceed 9.9% of the total Oxbridge Shares outstanding immediately after giving effect to such purchase, unless the Seller, at its sole discretion, waived such 9.9% ownership limitation. The number of shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provided for a prepayment shortfall in an amount in U.S. dollars equal to $1,250,000 (the “Prepayment Shortfall”); provided that Seller shall pay one half (1/2) of the Prepayment Shortfall to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Initial Shortfall”) and, at the request of Counterparty, the other one half (1/2) of the Prepayment Shortfall (the “Future Shortfall”) on the date that the SEC declares the Registration Statement effective (the “Registration Statement Effective Date”), provided the VWAP Price is greater than $6.00 for any 45 trading days during the prior 90 consecutive trading day period and average daily trading value over such period equals at least four times the Future Shortfall. Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date and at any sales price, without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Initial Shortfall and 100% of the Future Shortfall actually paid to Counterparty (as set forth under Shortfall Sales in the Forward Purchase Agreement) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case the delivery of such notice in the sole discretion of the Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provided that the Seller would be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the number of shares as set forth in a Pricing Date Notice and (ii) the redemption price per share as defined in Article 49.5 of Oxbridge’s Amended and Restated Memorandum and Articles of Association, effective as of August 11, 2021, as amended from time to time (the “Initial Price”), less (y) the Prepayment Shortfall.

The Seller agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination, as well as any redemption rights under Oxbridge’s Amended and Restated Memorandum and Articles of Association that would require redemption by Oxbridge. Such waiver reduced the number of Oxbridge Shares redeemed in connection with the Business Combination, which may have altered the perception of the potential strength of the Business Combination.

F-40

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The shares initially held by Seller consisted of 663,556 shares it purchased from third parties through a broker in open market transactions or by reversing previously submitted redemption requests and waived its redemption rights with respect to these shares. Furthermore, Seller purchased 247,756 “Additional Shares” directly from the Company for a per share price of $10.00 pursuant to a subscription agreement entered into on August 6, 2023 (the “FPA Funding Amount PIPE Subscription Agreement”). Of the shares it purchased, 50,000 shares represented Share Consideration to Seller under the Forward Purchase Agreement and are not subject to the terms of the Forward Purchase Agreement, meaning that Seller is free to sell such shares and retain all proceeds therefrom. Netting out the Share Consideration, the total “Number of Shares” initially subject to the terms of the Forward Purchase Agreement was 861,312, comprising 613,556 “Recycled Shares” and 247,756 Additional Shares. Following the Closing of the Business Combination, approximately $7.4 million remained in the trust account pursuant to the Forward Purchase Agreement. The Company paid Seller $6,805,651, representing amounts payable by us to Seller under the Forward Purchase Agreement, net of the aggregate purchase price of the total number of Additional Shares issued to Seller under the FPA Funding Amount PIPE Subscription Agreement; and Seller paid the Company one-half (1/2) of the Prepayment Shortfall, or $625,000.

On August 31, 2023 and October 2, 2023, the Company entered into an amendment and a second amendment, respectively (together, the “Amendments”) to its Forward Purchase Agreement.

The combined effect of the Amendments was to:

●	increase the total number of additional shares Seller purchased from the Company under an FPA Funding Amount PIPE Subscription Agreement to 548,127 shares of the Company’s common stock,
●	provide payment to the Company of “Future Shortfall” amounts totaling $550,000 and reducing the Prepayment Shortfall to $1,175,000, all of which has been paid to the Company,
●	increase the total share consideration to Seller to 275,000 shares of the Company’s common stock,
●	reduce the remaining number of Recycled Shares to 296,518,
●	increase the number of shares subject to the Forward Purchase Agreement to 994,645, and
●	extend the “Valuation Date” to the two year anniversary of the Closing of the Business Combination, or earlier at the discretion of Seller and upon notice to the Company.

The Forward Purchase Agreement, as amended, provides for a cash settlement following the Valuation Date, at which time Seller is obligated to pay the Company an amount equal to the “Number of Shares” subject to the Forward Purchase Agreement (provided such Shares are registered for resale or freely transferrable pursuant to an exemption from registration) multiplied by a per share price reflecting the Company’s volume weighted average trading price over a number of days following the Valuation Date, subject to alternate calculations in certain circumstances and Meteora’s option to early terminate the Forward Purchase Agreement. The Forward Purchase Agreement was determined to be a freestanding equity-linked financial instrument under ASC 480. The FPA does not include an obligation to issue warrants. As such, the FPA shares were classified as equity and net payments made to the company were recorded to additional paid in capital as part of the recapitalization.

Pursuant to the terms of the Forward Purchase Agreement, in December 2023, Meteora sent Optional Early Termination Notices to the Company informing the Company that it had elected to terminate the transaction with respect to all outstanding shares and paid the Company an aggregate $921,945. As a result of the foregoing, the net proceeds received by the Company from the issuance of additional common stock pursuant to the Forward Purchase Agreement and the FPA Funding Amount PIPE Subscription Agreement are $1,221,945 and the facility was terminated.

FPA Funding Amount PIPE Subscription Agreements

On August 6, 2023, Oxbridge entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Seller.

Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and Oxbridge agreed to issue and sell to Seller, on the Closing Date, an aggregate of up to 1,186,952 Oxbridge Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

F-41

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Maxim Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Maxim Settlement Agreement”) with Maxim Group LLC, the underwriter for the Company’s initial public offering (“Maxim”). Pursuant to the Maxim Settlement Agreement, the Company issued 270,000 shares of Jet.AI Common Stock to settle the payment obligations of the Company under the underwriting agreement dated on or about August 11, 2021, by and between the Company and Maxim, which shares of Jet.AI Common Stock are subject to a Registration Rights Agreement. The Company also issued 1,127 shares of 8% Series A Cumulative Convertible Preferred Stock in an amount equal in value to $1,127,000 (the “Series A Preferred Shares”). The shares of Jet.AI Common Stock issuable upon conversion of the Series A Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares.

Sponsor Settlement Agreement

On August 10, 2023, the Company entered into a settlement agreement (“Sponsor Settlement Agreement”) with Sponsor. Pursuant to the Sponsor Settlement Agreement, the Company issued 575 shares of the Company’s 5% Series A-1 Cumulative Convertible Preferred Stock (the “Series A-1 Preferred Shares”) to settle the payment obligations of the Company under a promissory note in the principal amount of $575,000 dated November 14, 2022 in favor of Sponsor. The shares of Jet.AI Common Stock issuable upon conversion of the Series A-1 Preferred Shares are subject to mandatory redemption on August 10, 2024, which will be automatically extended by an additional three (3) month period if the Company has not as of such date closed upon one or more equity financings that, in total, result in gross proceeds to the Company of $10.0 million or greater. If the Company raises equity capital, 15% of the net proceeds must be used to redeem the Series A Preferred Shares. Cumulative preferred stock dividends on Series A-1 preferred shares were $46,587 at December 31, 2023.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

The Amended and Restated Certificate of Incorporation of the Company dated August 10, 2023 authorized the issuance of 59,000,000 shares, consisting of two classes: 55,000,000 shares of common stock, $0.0001 par value per share, and 4,000,000 shares of preferred stock, $0.0001 par value per share. As of December 31, 2023, there are 1,702 issued and outstanding shares of preferred stock.

Upon the consummation of the Business Combination, 4,523,167 shares of Jet.AI Common Stock and 7,196,375 Merger Consideration Warrants were issued to the Historical Rollover Shareholders in exchange for all outstanding shares of Jet Token Common Stock (including shares of Jet Token Preferred Stock converted in the Conversion). The Company also reserved for issuance up to 3,284,488 shares of Jet.AI Common Stock in respect of Jet.AI Options issued in exchange for outstanding pre-merger Jet Token Options, and 148,950 shares of Jet.AI Common Stock and 237,030 Merger Consideration Warrants in respect of Jet.AI RSU Awards issued in exchange for outstanding pre-merger Jet Token RSU Awards. Each Merger Consideration Warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $15.00 per share and expire ten years after issuance. The Company also had 5,760,000 warrants outstanding as of December 31, 2023 with an exercise price of $11.50.

In addition, in connection with the Business Combination, the Jet.AI Board adopted the Omnibus Incentive Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Jet.AI Inc. and its affiliates, which is essential to Jet.AI Inc.’s long term success. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination.

In February 2020, the Company undertook a Regulation A, Tier 2 offering for which it is selling up to 1,031,510 non-voting common stock at $9.69 per share for a maximum of $10,000,000. During the year ended December 31, 2023, the Company also collected on the sale of an additional 1,915 shares of non-voting common stock for gross proceeds of $18,598 under this offering.

F-42

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2021, the Company undertook another Regulation A, Tier 2 offering for which it is selling up to 902,777 non-voting common stock at $24 per share for a maximum of $21,880,000. During the year ended December 31, 2022, the Company issued an additional 119,407 shares of non-voting common stock under this offering for aggregate gross proceeds of $2,901,106, with $15,544 of these proceeds pending release from escrow at December 31, 2022. During the year ended December 31, 2023, the Company collected on the escrow funds and issued an additional 65,960 shares of non-voting common stock under the Regulation A, Tier 2 campaign for aggregate gross proceeds of $1,598,630, with $6,724 of these proceeds pending release from escrow at December 31, 2023. This offering closed on January 18, 2023.

Stock Options

In connection with the Business Combination, the Company adopted the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. The Omnibus Incentive Plan is a continuation of the 2018 Plan and 2021 Plan, which were assumed from Jet Token and amended, restated and re-named into the form of the Omnibus Incentive Plan effective as of the consummation of the Business Combination. As of December 31, 2023, the total number of shares reserved for issuance under the Omnibus Incentive Plan was 19,802. The Omnibus Incentive Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

On June 4, 2018, the Company’s Board of Directors adopted the Jet.AI, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”). The 2018 Plan provides for the grant of equity awards to employees, non-employee directors and consultants, to purchase shares of the Company’s common stock. As of December 31, 2023 and 2022, the total number of shares reserved for issuance under the 2018 Plan was 2,320,897. The 2018 Plan is administered by the Company’s Board of Directors.

In August 2021, the Company’s Board of Directors adopted the Jet Token Inc. 2021 Stock Plan (the “2021 Plan”). The 2021 plan provides for the grant of equity awards to employees, outside directors, and consultants, including the direct award or sale of shares, stock options, and restricted stock units to purchase shares. Up to 154,726 shares of common stock may be issued pursuant to awards granted under the 2021 Plan. During the year ended December 31, 2022, the 2021 Plan was amended to increase the number of shares of common stock authorized under the 2021 Plan to 464,179. In the event that shares of common stock subject to outstanding options or other securities under the Company’s 2018 Stock Option and Grant Plan expire or become exercisable in accordance with their terms, such shares shall be automatically transferred to the 2021 Plan and added to the number of shares then available for issuance under the 2021 Plan. The 2021 Plan is administered by the Company’s Board of Directors, and expires ten years after adoption, unless terminated by the Board.

During the year ended December 31, 2022, the Company granted a total of 284,016 stock options to purchase common stock to various advisors and consultants. The options have a ten-year life and are exercisable at $10.42. 42,643 of the options were immediately vested on the grant date while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $4,774,000, which will be recognized over the vesting period.

During the year ended December 31, 2023, the Company granted a total of 458,080 stock options to purchase common stock to various employees, advisors and consultants. The options have a ten-year life and have exercise prices ranging from $2.50 to $10.42. 35,000 of the options were immediately vested on the grant date, 6,189 of the options vest over a period of two months, while the remaining options vest in monthly tranches over a three-year period. The options had a grant date fair value of approximately $2,113,000, which will be recognized over the vesting period. As of December 31, 2023, the Company had 3,659,015 total options outstanding with a weighted average exercise price of $6.19. At December 31, 2023, 19,802 options were available for grant.

F-43

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of our stock option activity for the years ended December 31, 2023 and 2022, is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2021	2,932,392	$6.09	8.93
Granted	284,016	10.42	10.00
Exercised	-	-	-
Forfeitures	-	-	-
Outstanding at December 31, 2022	3,216,408	6.48	8.06
Granted	458,080	3.91	10.00
Exercised	-	-	-
Forfeitures	(15,473)	(10.42)	-
Outstanding at December 31, 2023	3,659,015	$6.19	7.40

Exercisable at December 31, 2023	2,943,807	$7.64	7.10

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The range of input assumptions used by the Company were as follows:

	2023	2022
Expected life (years)	6 to 10	6 to 10
Risk-free interest rate	3.55% - 4.55%	1.43% - 4.10%
Expected volatility	90%	80%
Annual dividend yield	0%	0%
Per share grant date fair value	$2.58	$17.47

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

During the years ended December 31, 2023 and 2022, stock-based compensation expense of $6,645,891 and $6,942,653, respectively, was recognized for the vesting of these options. As of December 31, 2023, there was approximately $4,690,000 in unrecognized stock-based compensation, which will be recognized through December 2026.

F-44

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units

In August 2021, the Company granted Restricted Stock Units (RSUs) to a contractor. The grant allows the contractor to earn up to 148,950 shares of non-voting common stock and contains both service-based vesting requirements and liquidity event requirements. Service-based requirements are such that the contractor needs to continue to provide service through August 2022. In addition to the service-based requirements, in order for the RSUs to vest, the Company will need to undertake an IPO or a sale as defined by the grant notice. The RSUs vested as a result of the Business Combination and the full amount of the expense $1,280,970 was recorded during the year ended December 31, 2023.

Warrants

Number of outstanding warrants as of December 31, 2023 is as follows:

Warrant	Expiration Date	Exercise Price	Number Outstanding
JTAIW Warrants	8/11/2028	$11.50	16,362,149
JTAIZ Warrants	8/11/2033	$15.00	7,433,405
GEM Warrants	8/11/2026	$8.40	2,179,447
Total			25,975,001

NOTE 7 – RELATED PARTY TRANSACTIONS

From time to time, related parties make payments on the Company’s behalf or advance cash to the Company for operating costs which require repayment. Such transactions are considered short-term advances and non-interest bearing. During the years ended December 31, 2023 and 2022, the Company’s Founder and Executive Chairman advanced a total of $0 and $42,000, respectively, to the Company in the form of a non-interest-bearing loan, and the company repaid $0 and $242,196 of these advances, respectively. As of December 31, 2023 and 2022 there were no such advances outstanding.

See Note 4 for discussion of Bridge Agreement entered into with related parties.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company’s financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and notes payable approximate fair value due to their short-term nature.

NOTE 9 – DEFERRED REVENUE

Changes in deferred revenue for the year ended December 31, 2023 were as follows:

Deferred revenue as of December 31, 2022	$933,361
Amounts deferred during the year	3,695,476
Revenue recognized from amounts included in the deferred revenue beginning balance	(933,361)
Revenue from current year sales	(1,915,682)
Deferred revenue as of December 31, 2023	$1,779,794

NOTE 10 – INCOME TAXES

For the years ended December 31, 2023 and 2022, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company. The Company’s losses before income taxes consist solely of losses from domestic operations.

F-45

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	2023	2022
Statutory US Federal tax rate	21%	21%
Permanent differences:
State and local income taxes, net of Federal benefit	0.0%	0.0%
Stock compensation	-11.1%	-17.6%
Other	-0.1%	0.0%
Temporary differences	-1.3%	0.4%
Valuation allowance	-8.5%	-3.8%
Total	0.0%	0.0%

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2023 and 2022 are comprised of the following:

	2023	2022
Deferred tax asset attributable to:
Net operating loss carryover	$2,529,000	$1,472,000
Valuation allowance	(2,529,000)	(1,472,000)
Net deferred tax asset	$-	$-

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards. Management has considered the Company’s history of cumulative net losses in the United States, estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2023 and 2022, respectively. The Company reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased during 2023 by approximately $1,087,000 primarily due to the generation of a net operating loss of approximately $5,100,000.

At December 31, 2023, the Company had federal net operating loss carry forwards of approximately $12,100,000. The federal operating losses since inception have no expiration.

Utilization of the U.S. federal and state net operating loss may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization.

The Company is subject to tax in the United States (“U.S.”) and files income tax returns in the U.S. Federal jurisdiction and several states and local jurisdictions where the Company has determined it has tax nexus. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception. The Company currently is not under examination by any tax authority.

F-46

JET.AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SUBSEQUENT EVENTS

On January 17, 2024, the Company entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreement”) with an unaffiliated third-party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 194,729 shares of its common stock, par value $0.0001 per share (the “Common Stock”) initially issued by the Company in its initial public offering on August 16, 2021 (the “Public Warrants”). Pursuant to the Warrant Exchange Agreement, on January 17, 2024, the Company has issued an aggregate of 194,729 shares of Common Stock to the Warrant Holder in exchange for the surrender and cancellation of the Public Warrants held by such holder.

On January 23, 2024, the Company entered into Warrant Exchange Agreements (the “Warrant Exchange Agreements”) with unaffiliated third-party investors (the “Warrant Holders”) with respect to warrants to purchase an aggregate of 483,637 shares of its common stock, par value $0.0001 per share (the “Common Stock”) initially issued by the Company in its initial public offering on August 16, 2021 (the “Public Warrants”). Pursuant to the Warrant Exchange Agreements, on January 23, 2024, the Company has issued an aggregate of 483,637 shares of Common Stock to the Warrant Holders in exchange for the surrender and cancellation of the Public Warrants held by such holders.

In January 2024, the Company issued 64,563 shares of common stock for gross proceeds of $742,475.

See Note 4 for outstanding bridge notes which were repaid in full in March 2024.

In March 2024, the Company sold 1,500,000 shares of common stock for gross proceeds of $1,110,000.

In March 2024, the Company closed a Securities Purchase Agreement for a private placement with Ionic Ventures, LLC (the “Investor”). The Company agreed to issue to the Investor 150 shares of the Company’s Series B Convertible Preferred Stock, a warrant to purchase up to 1,500 shares of Series B Preferred Stock and 250,000 shares of the Company’s common stock. The Company received gross proceeds of approximately $1.5 million.

The Company has evaluated subsequent events that occurred after December 31, 2023 through April 1, 2024, the date of these consolidated financial statements were available to be issued, and noted no additional events requiring recognition for disclosure.

F-47